UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies:

41,688,290 shares of Common Stock of The Topps Company, Inc. (includes 2,970,525 shares underlying options to purchase Common Stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$385,400,000

(5)	Total fee paid:

$11,831.78

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE TOPPS COMPANY, INC.
ONE WHITEHALL STREET
NEW YORK, NEW YORK 10004

[                    ], 2007

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of The Topps Company, Inc. (the ‘‘Company’’ or ‘‘Topps’’) to be held on [                    ], 2007, at [                    ], local time, at [                    ]. As described in the accompanying Notice of Special Meeting and Proxy Statement, at the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 5, 2007 (the ‘‘Merger Agreement’’), by and among Tornante-MDP Joe Holding LLC (‘‘Parent’’), Tornante-MDP Joe Acquisition Corp., a wholly-owned subsidiary of Parent (‘‘Merger Sub’’), and Topps and the transactions contemplated by the Merger Agreement.

The Merger Agreement contemplates a merger of Merger Sub with and into Topps, with Topps continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the merger, each issued and outstanding share of Topps common stock will be converted into the right to receive $9.75 in cash, without interest (and less applicable withholding taxes). In addition, each outstanding option to purchase Topps common stock will be canceled at the effective time of the merger and converted into the right to receive in cash, without interest (and less applicable withholding taxes), the amount (if any) by which $9.75 exceeds the per share exercise price of that option, except that certain options, although they will not be canceled, will remain outstanding and represent only the right to receive the merger consideration when they are exercised.

The Company’s board of directors (the ‘‘Board’’) has determined that the terms of the Merger Agreement and the transactions contemplated thereby (including the merger) are fair to, advisable and in the best interests of Topps and its stockholders, and recommends that you vote in favor of the Merger Agreement. The Board was advised by Willkie Farr & Gallagher LLP (‘‘Willkie Farr’’) as its legal counsel and by Lehman Brothers Inc. (‘‘Lehman Brothers’’) as its financial advisor.

Under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of Topps common stock entitled to vote at the special meeting is necessary to approve and adopt the merger contemplated by the Merger Agreement. In addition, the Merger Agreement conditions the consummation of the merger upon, among other things, such affirmative vote being obtained.

As more fully discussed in the accompanying Proxy Statement, over a more than two-year period leading up to the execution of the Merger Agreement, the Company engaged in numerous efforts beyond the general conduct of its businesses that were designed to enhance stockholder value. In 2004, Topps retained a strategic consultancy firm to assist the Company with performing a thorough strategic review of Topps. In 2005, with the assistance of Lehman Brothers, the Company conducted a solicitation and auction process for the sale of the Topps confectionery business. Due to the absence of an attractive offer, the Company announced that it had terminated its process to evaluate a possible sale of its confectionery business and immediately began to implement a restructuring that it had developed with the assistance of the strategic consultant. As part of this restructuring, among other things, the Company was reorganized into distinct divisions—entertainment and confectionery—with separate strengthened management teams who report to the Chief Executive Officer, President and other senior executives of Topps. At the conclusion of this multi-year process, during which the confectionery business sale process failed, the Board ultimately concluded that a sale of the entire Company upon the terms and subject to the conditions set forth in the Merger Agreement was in the best interests of Topps and its stockholders. With the assistance of Willkie Farr, Lehman Brothers, Topps management and other directors of the Company, the lead director appointed by the Board negotiated the terms of the Merger Agreement and recommended the adoption and approval of the Merger Agreement and the transactions contemplated thereby (including the merger) by the Board.

At the time of its approval and adoption of the Merger Agreement, the Board received an opinion from Lehman Brothers to the effect that, from a financial point of view, the $9.75 per share cash merger consideration to be offered to the Company’s stockholders pursuant to the Merger Agreement in connection with the merger is fair to these stockholders. A copy of the opinion of Lehman Brothers is included as Annex B to the enclosed Proxy Statement and should be read carefully and in its entirety. The opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger.

Based in part on consultations with Topps management, Willkie Farr and Lehman Brothers, and in consideration of other supporting factors (including, but not limited to, Lehman Brothers’ opinion), the Board, by a vote of seven to three, has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the merger.

The Board recommends that you vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the merger.

The Merger Agreement provided for a 40-day period following the effective date of the Merger Agreement (often referred to as a ‘‘go-shop’’ period) for Topps to actively solicit and entertain any proposal to acquire the Company that is superior to the proposal contemplated by the Merger Agreement. During the go-shop period, which expired on April 14, 2007, with the assistance of Lehman Brothers, 107 potential bidders were contacted, 72 of whom declined to pursue an acquisition of the Company and five of whom signed confidentiality agreements with the Company and commenced a due diligence review of Topps. In addition, subject to the terms of the Merger Agreement, after the go-shop period, Topps may entertain any unsolicited proposal to acquire the Company that may result in such a superior proposal.

On April 12, 2007, prior to the expiration of the go-shop period, one of the potential go-shop bidders that executed a confidentiality agreement with the Company, and that is the principal competitor of the Company’s entertainment business, submitted a non-binding indication of interest to acquire Topps for $10.75 per share, in cash. This indication of interest contained a number of proposed modifications to the Merger Agreement. Our Board met on April 16, 2007 to review and consider this proposal. At this meeting, our Board did not declare the interested party to be an ‘‘Excluded Party’’ under the Merger Agreement, due to issues raised by this indication of interest, including the lack of any evidence of the interested party’s financial capability to consummate a transaction, concerns regarding the likelihood that certain regulatory approvals of the proposed transaction would be obtained and the inclusion of a cap on the interested party’s liability with respect to its breaching of a definitive merger agreement. Therefore, the Company and its representatives are not permitted to continue discussions and negotiations with this interested party (or any other person) unless it submits an unsolicited proposal that, subject to certain conditions specified in the existing merger agreement, our Board determines in good faith is or may reasonably be expected to result in a superior proposal to the transaction comtemplated by the Merger Agreement.

The accompanying Notice of Special Meeting and Proxy Statement explain the proposed merger, provide the notice of appraisal rights required by Delaware law and provide specific information concerning the special meeting. Please read those materials carefully and in their entirety.

The Board has fixed the close of business on [                    ], 2007 as the record date for the purpose of determining the stockholders of Topps who are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof.

The Board knows of no matter other than those specified in the Notice of Special Meeting that will be presented for consideration at the special meeting. If any other matter properly comes before the special meeting, the persons named in the enclosed form of proxy (or their substitutes) will vote on such matter in accordance with their best judgment.

The enclosed Proxy Statement provides you with a summary of the Merger Agreement and the proposed merger, and provides additional information regarding the parties involved. In addition, a copy of the Merger Agreement is included as Annex A to the enclosed Proxy Statement and should be read carefully and in its entirety. The consummation of the merger will occur as promptly as practicable following the approval and adoption of the Merger Agreement at the special meeting by Topps stockholders, subject to the satisfaction or waiver of the other conditions to the consummation of the merger, as described in the enclosed Proxy Statement.

Your vote is very important. Whether or not you plan to attend the special meeting, we urge you to vote your shares and submit your WHITE proxy card in the enclosed postage pre-paid envelope. You may also vote your shares and submit your proxy by telephone or through the Internet by following the instructions included with your WHITE proxy card. If you attend the special meeting, you will have the right to revoke your proxy and vote your shares in person. Because under Delaware law the approval and adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Topps common stock, the failure to vote your shares will have the same effect as voting against approval and adoption of the merger proposal.

If you hold your shares in ‘‘street name’’ by a broker or through an account with a brokerage firm, bank or other nominee, your broker, bank or other nominee will NOT be able to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the procedures provided by your broker, bank or other nominee. Failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as voting against approval and adoption of the merger proposal.

Enclosed with this letter is a Notice of Special Meeting of Stockholders, a Proxy Statement and a WHITE proxy card. If you have any questions concerning these documents, please feel free to contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500
or
Toll Free: (800) 322-2885

The Proxy Statement is provided by the Board in connection with the furnishing of proxies for use at the special meeting and at any adjournment or postponement of the special meeting. The Proxy Statement provides you with information about the Merger Agreement and the transactions contemplated thereby, including the merger. You may obtain additional information about Topps from documents filed with the Securities and Exchange Commission.

Sincerely,

Arthur T. Shorin Chairman of the Board and Chief Executive Officer

This proxy statement is dated [                    ], 2007, and is first being mailed to stockholders of the Company on or about [                    ], 2007.

The transactions described herein have not been approved or disapproved by the SECURITIES AND EXCHANGE Commission nor has the SECURITIES AND EXCHANGE Commission passed upon the fairness or merits of such transactions nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

THE TOPPS COMPANY, INC.
ONE WHITEHALL STREET
NEW YORK, NEW YORK 10004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [                    ], 2007

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of The Topps Company, Inc., a Delaware corporation (the ‘‘Company’’ or ‘‘Topps’’), will be held at [                    ] on [                    ], 2007 at [                    ] (local time) for the following purposes:

1.	To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 5, 2007 (the ‘‘Merger Agreement’’), by and among Tornante-MDP Joe Holding LLC (‘‘Parent’’), Tornante-MDP Joe Acquisition Corp., a wholly-owned subsidiary of Parent (‘‘Merger Sub’’), and Topps and the transactions contemplated by the Merger Agreement. The Merger Agreement contemplates a merger of Merger Sub with and into Topps, with Topps continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the merger, each issued and outstanding share of Topps common stock will be converted into the right to receive $9.75 in cash, without interest (and less applicable withholding taxes), and each outstanding option to purchase Topps common stock will be canceled at the effective time of the merger and converted into the right to receive in cash, without interest (and less applicable withholding taxes), the amount (if any) by which $9.75 exceeds the per share exercise price of that option, except that certain options, although they will not be canceled, will remain outstanding and represent only the right to receive the merger consideration when they are exercised;

2.	To approve the adjournment of the special meeting for, among other things, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the merger; and

3.	To transact such other business that may properly come before the special meeting and any adjournment or postponement thereof.

Under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of Topps common stock entitled to vote at the special meeting is necessary to approve and adopt the merger contemplated by the Merger Agreement. In addition, the Merger Agreement conditions the consummation of the merger upon, among other things, such affirmative vote being obtained.

On March 5, 2007, the Company’s board of directors (the ‘‘Board’’), by a vote of seven to three, (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby (including the merger) are fair to, advisable and in the best interests of Topps and its stockholders, and (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the merger. Accordingly, the Board recommends that you vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the merger.

The Board has fixed the close of business on [                    ], 2007 as the record date for the purpose of determining the stockholders of Topps who are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. The consummation of the merger will occur as promptly as practicable following the approval and adoption of the Merger Agreement at the special meeting by Topps stockholders, subject to the satisfaction or waiver of the other conditions to the consummation of the merger, as described in the enclosed Proxy Statement.

Under Delaware law, stockholders of Topps who do not wish to accept the $9.75 per share cash consideration provided by the Merger Agreement can exercise appraisal rights in connection with the merger and have the Delaware Court of Chancery determine the fair value of their Topps shares as of the effective time of the merger, exclusive of any element of value arising from the expectation or accomplishment of the merger. A stockholder that wishes to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must comply with all of the other necessary procedural requirements set forth in Section 262 of the Delaware General Corporation Law. For a description of appraisal rights and the procedures to be followed to assert them, you should review the applicable portion of the accompanying proxy statement and the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is included as Annex C to the enclosed Proxy Statement.

Enclosed with this Notice of Special Meeting of Stockholders is a Proxy Statement and a WHITE proxy card. If you have any questions concerning these documents, please feel free to contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500
or
Toll Free: (800) 322-2885

Your vote is very important. Whether or not you plan to attend the special meeting, we urge you to vote your shares and submit your WHITE proxy card in the enclosed postage pre-paid envelope. You may also vote your shares and submit your proxy by telephone or through the Internet by following the instructions included with your WHITE proxy card. If you attend the special meeting, you will have the right to revoke your proxy and vote your shares in person. Because under Delaware law the approval and adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Topps common stock, the failure to vote your shares will have the same effect as voting against approval and adoption of the merger proposal.

By Order of the Board of Directors,

Andrew J. Gasper, Esq. Corporate Secretary

New York, New York
[                    ], 2007

i

ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Lehman Brothers Inc.
Annex C	Section 262 of the Delaware General Corporation Law
Annex D	Form of Voting Agreement
Annex E-1	Letter, dated March 6, 2007, from Arnaud Ajdler to the Board of Directors of The Topps Company, Inc.
Annex E-2	Letter, dated March 14, 2007, from Arnaud Ajdler to the Board of Directors of The Topps Company, Inc.

ii

QUESTIONS AND ANSWERS ABOUT
THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you. You should carefully read and review this entire proxy statement, the annexes to this proxy statement and the other documents referred to in this proxy statement for a more complete understanding of the matters being considered at the special meeting.

Except as otherwise specifically noted in this proxy statement, ‘‘we,’’ ‘‘our,’’ ‘‘us’’ and similar words in this proxy statement refer to The Topps Company, Inc. In addition, we refer to: (i) The Topps Company, Inc. as ‘‘Topps’’ and the ‘‘Company’’; (ii) Tornante-MDP Joe Holding LLC as ‘‘Parent’’; (iii) Tornante-MDP Joe Acquisition Corp. as ‘‘Merger Sub’’; (iv) the Agreement and Plan of Merger, dated March 5, 2007, by and among Parent, Merger Sub and Topps as the ‘‘merger agreement’’; and (vi) the merger of Merger Sub with and into Topps pursuant to the merger agreement, with Topps continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent, as the ‘‘merger.’’

Q1:	What is the date, time and place of the special meeting?

A1:	The special meeting of the stockholders of Topps will be held at [ ] on [ ], 2007 at [ ] (local time). See ‘‘SUMMARY—The Special Meeting—Date, Time, Place and Attendees’’ and ‘‘THE SPECIAL MEETING—General; Date, Time and Place; Attendees.’’

Q2:	Who sent me this proxy statement?

A2:	Our Board of Directors, or our Board, sent you this proxy statement and WHITE proxy card. The mailing of this proxy statement and WHITE proxy card began on or about [ ], 2007. We will pay for this solicitation. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, e-mail, Internet, facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common stock. We will reimburse those organizations and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for a fee of $[ ] plus out-of-pocket expenses. See ‘‘SUMMARY—The Special Meeting—Proxy Solicitation’’ and ‘‘THE SPECIAL MEETING—Expenses of Solicitation.’’

Q3:	Why did I receive this proxy statement and proxy card?

A3:	You received this proxy statement and WHITE proxy card from us because you owned our common stock as of [ ], 2007, the date set by the Board as the date for determining the stockholders entitled to notice of and to vote at the special meeting. We refer to this date as the record date. See ‘‘SUMMARY—The Special Meeting—Date, Time, Place and Attendees’’ and ‘‘THE SPECIAL MEETING—Record Date; Voting Power.’’ This proxy statement contains important information about the special meeting and the business to be transacted at the special meeting. You should carefully read this proxy statement, including its annexes and the other documents we refer to in this proxy statement, because they contain important information about the merger, the merger agreement and the special meeting. The enclosed voting materials allow you to vote your shares without attending the special meeting. Your vote is very important. We encourage you to vote as soon as possible. See ‘‘SUMMARY—The Special Meeting—Purpose,’’ ‘‘—Quorum at

the Special Meeting’’ and ‘‘—Required Vote for Approval’’ and ‘‘THE SPECIAL MEETING—Purpose of the Special Meeting,’’ ‘‘—Quorum at the Special Meeting,’’ ‘‘—Required Vote for Approval,’’ and ‘‘—How to Vote.’’

Q4:	What does it mean if I receive more than one proxy card?

A4:	It means that you have multiple accounts with the transfer agent of the Company and/or with stockbrokers. Please sign and return all WHITE proxy cards to ensure that all of your shares are voted. You may also submit your proxy related to each WHITE proxy card through the Internet or by telephone. Proxy submission details are outlined in the enclosed WHITE proxy card. See ‘‘SUMMARY—Voting and Revocation of Proxies’’ and ‘‘THE SPECIAL MEETING—How to Vote.’’

Q5:	What matters will be voted on at the special meeting?

A5:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement and the transactions contemplated thereby (including the merger). See ‘‘SUMMARY—The Special Meeting—Purpose,’’ ‘‘SUMMARY— The Merger’’ and ‘‘THE MERGER AGREEMENT’’;

•	to approve the adjournment of the special meeting for, among other things, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger; and

•	to transact such other business that may be properly come before the special meeting and any adjournment or postponement thereof.

Q6:	How does our Board of Directors recommend that I vote?

A6:	Our Board, by a vote of seven to three, recommends that you vote ‘‘FOR’’ the proposal to approve and adopt the merger agreement and the transactions contemplated thereby (including the merger). See ‘‘SUMMARY—The Merger—Reasons for the Merger; Recommendation of Our Board’’ and ‘‘THE MERGER—Recommendation of Our Board’’ and ‘‘—Reasons for Our Board’s Recommendation.’’

Q7:	Did any of our directors vote against the transaction?

A7:	Three of our directors, Arnaud Ajdler, Timothy Brog and John Jones (whom we refer to as the objecting directors), voted against approval and adoption of the merger agreement by our Board. Messrs. Ajdler and Brog have publicly stated their opposition to the merger agreement. Following our Board’s seven to three approval of the merger agreement, in letters to our Board, Mr. Ajdler expressed his dissatisfaction with the $9.75 per share cash merger consideration and the process leading up to the execution of the merger agreement. See ‘‘SUMMARY—The Merger—Background of the Merger,’’ ‘‘THE MERGER—Background of the Merger’’ and Annex E-1 and Annex E-2 to this Proxy Statement.

Q8:	What vote of Topps stockholders is required to approve the merger proposal?

A8:	Assuming that a quorum is present at the special meeting, the proposal to approve and adopt the merger agreement and the merger contemplated thereby must be approved by the holders of a majority of the Topps common stock outstanding as of the close of business on [ ], 2007, the record date set by the Board as the date for determining the stockholders entitled to notice of and to vote at the special meeting. See ‘‘SUMMARY—The Special Meeting—Quorum’’ and ‘‘—Required Vote for Approval’’ and ‘‘THE SPECIAL MEETING—Quorum at the Special Meeting,’’ and ‘‘—Required Vote for Approval.’’

Q9:	Who is entitled to vote at the special meeting?

A9:	All holders of Topps common stock at the close of business on the record date, [ ], 2007, will be entitled to receive notice of the special meeting and to vote the Topps common stock that they held on the record date at the special meeting and any adjournment or postponement of the special meeting. See ‘‘SUMMARY—The Special Meeting—Date, Time, Place and Attendees’’ and ‘‘THE SPECIAL MEETING—General; Date, Time and Place; Attendees,’’ and ‘‘—Record Date; Voting Power.’’

Q10:	In general, what are the transactions contemplated by the merger agreement?

A10:	The merger agreement provides for the merger of Merger Sub with and into Topps, with Topps continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the merger, each issued and outstanding share of Topps common stock will be converted into the right to receive $9.75 in cash, without interest (and less applicable withholding taxes), and each outstanding option to purchase Topps common stock will be canceled at the effective time of the merger and converted into the right to receive in cash, without interest (and less applicable withholding taxes), the amount (if any) by which $9.75 exceeds the per share exercise price of that option, except that certain options, although they will not be canceled, will remain outstanding and represent only the right to receive the merger consideration when they are exercised. See ‘‘SUMMARY—The Merger,’’ ‘‘THE MERGER,’’ ‘‘THE MERGER AGREEMENT’’ and Annex A to this proxy statement.

Q11:	If the merger is completed, what will I receive for my common shares?

A11:	You will receive $9.75 in cash, without interest (and less applicable withholding taxes), for each share of Topps common stock that you own. See ‘‘SUMMARY—The Merger—Merger Consideration,’’ ‘‘THE MERGER —Background of the Merger’’ and ‘‘THE MERGER AGREEMENT—Merger Consideration.’’

Q12:	Why did Topps enter into the merger agreement?

A12:	The merger agreement resulted from a multi-year process that started in 2004 with the retention by the Company of a strategic consultancy firm to assist the Company with conducting a thorough strategic review of Topps with a view toward helping us develop opportunities to increase stockholder value. This study highlighted the need for aggressive changes at Topps aimed at addressing the significant challenges faced by the Company’s confectionery and entertainment businesses. See ‘‘SUMMARY—The Merger—Background of the Merger.’’ As part of that study, we concluded that the Topps confectionery business was strategically positioned as a sub-scale business and was vulnerable to the pressures associated with a consolidating industry and increased competition from larger market participants. In February 2005, Topps engaged Lehman Brothers Inc., or Lehman Brothers, to evaluate sale opportunities for the Company. Based on a number of factors (see ‘‘SUMMARY—The Merger—Background of the Merger,’’ ‘‘—Reasons for the Merger; Recommendation of Our Board’’ and ‘‘—Opinion of Lehman Brothers,’’ ‘‘THE MERGER—Background of the Merger,’’ ‘‘—Recommendation of Our Board,’’ ‘‘—Reasons for Our Board’s Recommendation’’), our Board determined that a sale of the Topps confectionery business was in the best interests of the Company and its stockholders and, with the assistance of Lehman Brothers, conducted an auction process for the sale of the confectionery business. Due to the absence of an attractive offer, in September 2005, we announced that we had terminated our process to evaluate a possible sale of our confectionery business and disengaged Lehman Brothers. Beginning in May 2006, during a proxy contest waged against the Company by a small hedge fund stockholder (the second proxy contest by such stockholder in less than a year), Topps received several unsolicited preliminary indications of interest from third parties to acquire the Company at prices ranging from $9.00 to $10.00 per share. Believing this price range to be worthy of consideration in light of many factors, our Board decided to further explore such indications of interest with a view toward receiving firm offers while negotiating the right to solicit other bidders during a go-shop period following public announcement of a transaction. Our Board re-engaged Lehman Brothers and pursued these proposals. During their respective due diligence reviews, these third parties either withdrew their indications of interest or revised their proposals downward and made preliminary proposals ranging from $7.50 to $8.50 per share, which the Board rejected as unattractive. The offer memorialized in the merger agreement—$9.75 per share, with an opportunity to continue to shop the Company for 40 days in search of a superior proposal—emerged as the most attractive proposal for the Company and its stockholders. See ‘‘SUMMARY —The Merger—Background of the Merger,’’ ‘‘—Reasons for the Merger; Recommendation of Our Board’’ and ‘‘—Opinion of Lehman Brothers,’’ ‘‘THE MERGER—Background of the Merger,’’ ‘‘—Recommendation of Our Board,’’ ‘‘—Reasons for Our Board’s Recommendation’’ and ‘‘—Fairness Opinion of Lehman Brothers’’ and Annex B to this proxy statement.

Q13:	Does the merger agreement allow Topps to seek and entertain superior proposals?

A13:	Yes. The merger agreement provided for a 40-day period following the effective date of the merger agreement (often referred to as a ‘‘go-shop’’ period) for Topps to actively solicit and entertain any proposal to acquire the Company that is superior to the proposal contemplated by the merger agreement. In addition, subject to the terms of the merger agreement, after the go-shop period, Topps may entertain any unsolicited proposal to acquire the Company that may result in such a superior proposal. 107 potential bidders were identified as possible acquirors of Topps during the go-shop period. During the go-shop period, which expired on April 14, 2007, with the assistance of Lehman Brothers, 107 potential bidders (including all of the 36 potential bidders proposed by Mr. Brog, one of the objecting directors) were contacted. 72 of the contacted potential bidders declined to pursue an acquisition of Topps, five signed confidentiality agreements with the Company and commenced a due diligence review of Topps, while 34 failed to respond to Lehman Brothers’ further attempts to contact them. On April 12, 2007, prior to the expiration of the go-shop period, one of the potential go-shop bidders that executed a confidentiality agreement with the Company, and that is the principal competitor of the Company’s entertainment business, submitted a non-binding indication of interest to acquire Topps for $10.75 per share, in cash. This indication of interest contained a number of proposed modifications to the merger agreement. Our Board met on April 16, 2007 to review and consider this proposal. At this meeting, our Board did not declare the interested party to be an ‘‘Excluded Party’’ under the merger agreement, due to issues raised by this indication of interest, including the lack of any evidence of the interested party’s financial capability to consummate a transaction, concerns regarding the likelihood that certain regulatory approvals of the proposed transaction would be obtained and the inclusion of a cap on the interested party’s liability with respect to its breaching of a definitive merger agreement. Therefore, the Company and its representatives are not permitted to continue discussions and negotiations with this interested party (or any other person) unless it submits an unsolicited proposal that, subject to certain conditions specified in the existing merger agreement, our Board determines in good faith is or may reasonably be expected to result in a superior proposal to the transaction contemplated by the merger agreement. See ‘‘SUMMARY— The Merger—Background of the Merger,’’

‘‘—Go-Shop Rights,’’ ‘‘—Termination of the Merger Agreement,’’ ‘‘—Termination Fees if the Merger Agreement is Not Completed’’ and ‘‘—Expense Reimbursement if the Merger is Not Completed,’’ ‘‘THE MERGER—Background of the Merger,’’ ‘‘—Effects on Topps if the Merger is Not Completed’’ and ‘‘THE MERGER AGREEMENT—Restrictions on Solicitation of Other Offers,’’ ‘‘—Change in Company Recommendation,’’ ‘‘—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses.’’

Q14:	Did our Board retain a financial advisor in connection with its consideration of a sale of Topps?

A14:	Yes. Our Board retained Lehman Brothers, a prominent and internationally recognized investment banking firm. Lehman Brothers was initially engaged in February 2005 in connection with the attempted sale of the Topps confectionery business. This engagement was terminated in September 2005 when we announced that we had terminated our process to evaluate a possible sale of our confectionery business. Lehman Brothers was then re-engaged on May 31, 2006 in light of unsolicited third party preliminary indications of interest to acquire the Company. As a result, Lehman Brothers advised our Board, including its lead director, during the negotiation of the terms of the merger agreement. At the time of its approval and adoption of the merger agreement, our Board received an opinion from Lehman Brothers to the effect that, from a financial point of view, the $9.75 per share cash consideration to be offered to our stockholders pursuant to the merger agreement in connection with the merger is fair to such stockholders. See ‘‘SUMMARY—The Merger—Background of the Merger’’ and ‘‘—Opinion of Lehman Brothers,’’ ‘‘THE MERGER— Background of the Merger’’ and ‘‘—Fairness Opinion of Lehman Brothers’’ and Annex B to this proxy statement.

Q15:	Was our Board advised by legal counsel?

A15:	Yes. Our Board was advised by Willkie Farr & Gallagher LLP, counsel to Topps. See ‘‘SUMMARY—The Merger—Background of the Merger’’ and ‘‘THE MERGER— Background of the Merger.’’

Q16:	Why should you vote your shares in favor of approval and adoption of the merger agreement?

A16:	Our Board, by a vote of seven to three, recommends that you vote ‘‘FOR’’ the approval and the adoption of the merger agreement. Based in part on consultations with Topps management, Willkie Farr and Lehman Brothers, and in consideration of other supporting factors, our Board believes that the merger agreement is fair to, advisable and in the best interests of Topps and its stockholders. Our Board also recommends that you vote ‘‘FOR’’ the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the approval and adoption of the merger agreement at the time of the special meeting. See ‘‘SUMMARY—The Merger—Reasons for the Merger; Recommendation of Our Board’’ and ‘‘THE MERGER—Recommendation of Our Board’’ and ‘‘—Reasons for Our Board’s Recommendation.’’

Q17:	What effects will the proposed merger have on Topps?

A17:	As a result of the proposed merger, Topps will cease to be a publicly traded company and will be wholly-owned by Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (to which we refer as the Exchange Act), will be terminated upon application to the Securities and Exchange Commission (or the SEC). In addition, upon completion of the proposed merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Select Market. See ‘‘THE MERGER—Delisting and Deregistration of Our Common Stock.’’

Q18:	What happens if the merger is not consummated?

A18:	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Topps common stock in connection with the merger. Instead, Topps will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ Global Select Market. Under specified circumstances, we may be required to pay to Parent a termination fee and/or to reimburse Parent for its out-of-pocket expenses. See ‘‘SUMMARY —The Merger—Termination of the Merger,’’ ‘‘—Termination Fees if the Merger Agreement is Not Completed’’ and ‘‘—Expense Reimbursement if the Merger is Not Completed,’’ ‘‘THE MERGER— Effects on Topps if the Merger is Not Completed’’ and ‘‘THE MERGER AGREEMENT—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses.’’

Q19:	When do you expect the merger to occur?

A19:	The consummation of the merger will occur as promptly as practicable following the approval and adoption of the merger agreement at the special meeting by Topps stockholders, subject to the satisfaction or waiver of the other conditions to the consummation of the merger, as set forth in the merger agreement. See ‘‘SUMMARY—The Merger—Conditions to the Merger,’’ ‘‘THE MERGER— Governmental and Regulatory Approvals’’ and ‘‘THE MERGER AGREEMENT— Consents, Approvals and Resignations’’ and ‘‘—Conditions to the Merger.’’

Q20:	Will I have the right to have my shares appraised if I dissent from the merger?

A20:	Under Delaware law, stockholders of Topps can exercise appraisal rights in connection with the merger. A stockholder that does not vote in favor of the merger proposal and complies with all of the other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of its Topps common stock, exclusive of any element of value arising from the expectation or accomplishment of the merger. See ‘‘SUMMARY—The Merger—Rights of Stockholders to Seek Appraisal,’’ ‘‘THE MERGER—Appraisal Rights’’ and Annex C to this proxy statement.

Q21:	What do I need to do now?

A21:	After carefully reading and considering the information contained in this proxy statement, please fill out and sign the WHITE proxy card, and then mail your signed WHITE proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be represented and voted at the special meeting. Your WHITE proxy card will instruct the persons named on the card (or their substitutes) to vote your shares at the special meeting as you direct on the card. If you sign and send in your WHITE proxy card and do not indicate how you want to vote, your proxy will be voted ‘‘FOR’’ the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger. You may also grant your proxy by telephone or through the Internet. If you do not vote or if you abstain, the effect will be a vote against the merger agreement. Our Board knows of no other matter that will be presented for consideration at the special meeting. If any other matter properly comes before the special meeting, the persons named in the enclosed WHITE proxy card (or their substitutes) will vote on such matter in accordance with their best judgment. You may also grant your proxy by telephone, on the Internet or vote in person at the special meeting. See ‘‘SUMMARY—The Special Meeting—Voting and Revocation of Proxies’’ and ‘‘THE SPECIAL MEETING—How to Vote.’’

Q22:	May I change my vote after I have mailed my signed proxy card?

A22:	You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to:

Andrew J. Gasper, Esq. Corporate Secretary The Topps Company, Inc. One Whitehall Street New York, NY 10004

Third, you can submit a proxy by telephone or the Internet at a later time. Fourth, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change your vote.

See ‘‘SUMMARY—The Special Meeting—Voting and Revocation of Proxies’’ and ‘‘THE SPECIAL MEETING—Revocation of Proxies.’’

Q23:	If my shares are held in ‘‘street name’’ by my broker or through an account with a brokerage firm, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A23:	Your broker, bank or other nominee will NOT be able to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the procedures provided by your broker, bank or other nominee. Failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as voting against approval and adoption of the merger proposal. See ‘‘SUMMARY— The Special Meeting—Required Vote for Approval’’ and ‘‘—Voting and Revocation of Proxies’’ and ‘‘THE SPECIAL MEETING— Required Vote for Approval’’ and ‘‘—How to Vote.’’

Q24:	Should I send in my stock certificates now?

A24:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in exchange for the cash payment to which you are entitled pursuant to the merger agreement as a result of the merger. PLEASE DO NOT SEND IN SHARE CERTIFICATES WITH YOUR PROXY. See ‘‘THE MERGER AGREEMENT— Payment Procedures.’’

Q25:	Who can help answer my questions?

A25:	If you have any questions about this proxy statement, your proxy or the proposals contained in this proxy statement, or if you need additional copies of this proxy statement or the enclosed WHITE proxy card, you should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500
    or
Toll Free: (800) 322-2885

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement may contain statements that are not historical facts and are considered ‘‘forward-looking’’ within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of the terms: ‘‘expect(s),’’ ‘‘intend(s),’’ ‘‘may,’’ ‘‘plan(s),’’ ‘‘should,’’ ‘‘could,’’ ‘‘will,’’ ‘‘believe(s),’’ ‘‘anticipate(s),’’ ‘‘estimate(s),’’ or similar terms. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. You are cautioned that these forward-looking statements are subject to a number of risks, uncertainties, or other factors that may cause (and in some cases have caused) actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•	the inability to obtain the required vote for approval of our stockholders in order to consummate the merger;

•	the outcome of any legal proceeding instituted against Topps and/or others in connection with the proposed merger;

•	the failure of the conditions to the consummation of the merger to be satisfied;

•	the termination of the merger agreement prior to the consummation of the merger;

•	notwithstanding the fact that there is no financing condition to the merger, the inability of Parent and/or Merger Sub to obtain the financing required to pay the merger consideration and/or to otherwise consummate the merger and the other transactions contemplated by the merger agreement;

•	the businesses of Topps suffering as a result of uncertainty surrounding the merger, including, but not limited to, potential difficulties in employee retention, adverse effects on client or customer relationships and disruption of current plans or operations, or, if the merger agreement is terminated or the merger otherwise fails to occur, the uncertainties associated with any anticipated, potential or actual subsequent attempt to acquire Topps;

•	the diversion of Topps management’s attention from ongoing business operations;

•	the enactment or imposition of future regulatory or legislative actions that adversely affect Topps or any industry or jurisdiction in which it operates its businesses;

•	the adverse effects of other economic, business and/or competitive factors; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations.

These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. We operate in a continually changing business environment and new factors emerge from time to time. We cannot predict such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations or whether or when the merger will be consummated. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Many of the factors that will determine our future results or whether or when the merger will be consummated are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward−looking statements contained herein, you should not rely on forward−looking statements, which reflect management’s views only as of the date of this proxy statement.

Additional factors that may affect the future results of Topps are set forth in its filings with the Securities and Exchange Commission, which are available via the Internet at www.topps.com or www.sec.gov. Topps undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All information contained in this proxy statement specifically relating to the identity and nature of the business of Parent, Merger Sub, The Tornante Company LLC or Madison Dearborn Partners, LLC or any of their respective affiliates, agents or representatives has been supplied by The Tornante Company LLC and Madison Dearborn Partners, LLC.

SUMMARY

This summary highlights selected information from this proxy statement and is not intended to be complete. It does not contain all of the information that may be important to you and is qualified in all respects by the more detailed information appearing elsewhere in this proxy statement. You should carefully read and review this entire proxy statement, the annexes to this proxy statement and the other documents referred to in this proxy statement for a more complete understanding of the matters being considered at the special meeting.

Parties to the Merger Agreement

Topps

The Topps Company, Inc.
One Whitehall Street
New York, NY 10004
(212) 376-0300

Topps is a Delaware corporation that was founded in 1938. We are a leading creator and marketer of distinctive confectionery and entertainment products in the U.S. and abroad. We operate in two principal segments, confectionery and entertainment.

Parent

Tornante-MDP Joe Holding LLC
c/o The Tornante Company LLC
233 South Beverly Drive
2nd Floor
Beverly Hills, CA 90212
(310) 228-6800

and

Tornante-MDP Joe Holding LLC
c/o Madison Dearborn Partners, L.L.C.
Three First National Plaza
Suite 3800
70 West Madison Street
Chicago, Illinois 60602
(312) 895-1000

Parent is a Delaware limited liability company that is owned by The Tornante Company LLC, or Tornante, and investment funds affiliated with Madison Dearborn Partners, LLC, or Madison Dearborn, including Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P. and Madison Dearborn Capital Partners V Executive-A, L.P. (which we collectively refer to as the MDP Funds). Parent was recently formed by Tornante and Madison Dearborn for the purpose of entering into and consummating the transactions contemplated by the merger agreement and has no business operations.

Founded in 2005 by Michael Eisner, Tornante is a privately held company that makes investments in and incubates companies and opportunities in the media and entertainment space.

Madison Dearborn is a private equity investment firm that focuses on investments across a broad spectrum of industries, including media and communications, basic industries, consumer, financial services and health care.

Merger Sub

Tornante-MDP Joe Acquisition Corp.
c/o The Tornante Company LLC
233 South Beverly Drive
2nd Floor
Beverly Hills, CA 90212
(310) 228-6800

and

Tornante-MDP Joe Acquisition Corp.
c/o Madison Dearborn Partners, L.L.C.
Three First National Plaza
Suite 3800
70 West Madison Street
Chicago, Illinois 60602
(312) 895-1000

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was recently formed by Parent for the purpose of entering into and consummating the transactions contemplated by the merger agreement and has no business operations.

The Special Meeting

Date, Time, Place, and Attendees

The special meeting is scheduled to be held at [                    ] on [                    ], 2007, at [                    ] (local time). Only holders of shares of Topps common stock as of the close of business (5:00 p.m., Eastern time) on [                    ], 2007, the record date (which we refer to as the record date) determined by our Board as the date for determining the stockholders of the Company entitled to vote at the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof.

Purpose

The purpose of the special meeting is to: (i) consider and vote upon the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger; (ii) approve the adjournment of the special meeting for, among other things, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger; and (iii)  transact any other business that is properly brought before the special meeting.

Quorum

To constitute a quorum for the transaction of business at the special meeting, the presence, in person or by proxy, of the holders of a majority of the shares of Topps common stock outstanding as of the record date is required. Abstentions and ‘‘broker non-votes’’ (shares held by a broker, bank or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, the Company expects to adjourn or postpone the meeting to solicit additional proxies.

Required Vote for Approval

At the special meeting, each holder of Topps common stock as of the record date will be entitled to one vote in respect of each such share of Topps common stock.

The affirmative vote of the holders of a majority of the shares of Topps common stock outstanding on the record date is required to approve and adopt the merger agreement and the merger contemplated thereby. You may vote ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN.’’ If you abstain or fail to vote your shares of Topps common stock with respect to the merger proposal, it will have the same effect as voting against approval and adoption of the merger proposal. Your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee. Failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as voting against approval and adoption of the merger proposal.

The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common stock present at the special meeting in person or by proxy and entitled to vote. You may vote ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN.’’ Abstentions, but not broker non-votes, will count as shares present and entitled to vote on the proposal to adjourn or postpone the meeting. As a result, abstentions will have the same effect as a vote against the proposal to adjourn or postpone the meeting and broker non-votes will have no effect on the vote to adjourn or postpone the meeting.

Topps Stock Owned by Directors and Executive Officers

As of the record date, our directors and executive officers owned approximately [    ]% of the outstanding Topps common stock entitled to vote at the special meeting and any adjournment or postponement thereof. Our directors (other than the objecting directors) and executive officers have informed us that they currently intend to vote all of their shares of our common stock ‘‘FOR’’ the adoption of the merger agreement and the transactions contemplated thereby and ‘‘FOR’’ the adjournment proposal.

In connection with the merger agreement, and as required by Parent as a condition to its execution of the merger agreement, seven of our directors entered into separate voting agreements with Parent whereby these individuals, in their respective capacity as stockholders of Topps, have agreed to vote their shares of common stock in favor of the consummation of the merger. See ‘‘SUMMARY—The Merger—Voting Agreements,’’ ‘‘THE MERGER—Voting Agreements’’ and ‘‘THE VOTING AGREEMENTS.’’

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. If you wish to submit your proxy by mail, you should mark, date, sign and return the WHITE proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your WHITE proxy card. If you hold your shares beneficially through a broker, bank or other nominee, you may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the broker, bank or other nominee. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your WHITE proxy card without specifying your vote, your shares will be voted ‘‘FOR’’ the approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) and ‘‘FOR’’ the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our Board on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before it is voted by:

•	giving written notice of revocation;

•	executing and returning a new proxy bearing a later date;

•	submitting a proxy by telephone or the Internet at a later date; or

•	attending the special meeting and voting in person.

Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to Andrew J. Gasper, Esq., Corporate Secretary, The Topps Company, Inc., One Whitehall Street, New York, New York 10004. If you appear in person at the special meeting, you must vote in order to revoke your proxy.

Please do not send in your stock certificates with your proxy card.    When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration payable to you pursuant to the merger agreement in respect of your shares of Topps common stock. See ‘‘THE MERGER AGREEMENT—Payment Procedures.’’

Proxy Solicitation

This proxy solicitation is being made and paid for by us on behalf of our Board. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, e-mail, Internet, facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common stock. We will reimburse those organizations and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for a fee of $[                    ] plus out-of-pocket expenses. See ‘‘THE SPECIAL MEETING—Expenses of Solicitation.’’

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our Board.

Questions and Additional Information

If you have any questions about this proxy statement, your proxy or the proposals contained in this proxy statement, or if you need additional copies of this proxy statement or the enclosed WHITE proxy card, please contact: MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, toll free at (800) 322-2885 or call collect at (212) 929-5500.

The Merger

Background of the Merger

On March 5, 2007, we entered into a definitive agreement to be acquired by entities owned by Tornante and Madison Dearborn. Under the terms of the agreement, Topps stockholders will receive $9.75 per share in cash (less applicable withholding taxes).

The Tornante-Madison Dearborn transaction is the result of a multi-year process that started in 2004 with the retention of The Parthenon Group, or Parthenon, a strategic consultancy firm, to assist us with conducting a thorough strategic review of Topps and to help us develop opportunities to increase stockholder value. The study highlighted the need for aggressive changes aimed at addressing the significant challenges faced by both the confectionery and the entertainment businesses of the Company. The study also highlighted the weak strategic positioning of the Company’s confectionery business as a sub-scale player in a consolidating industry characterized by modest to flat growth, rising costs and increasing competition.

In February 2005, we retained Lehman Brothers to evaluate potential sale opportunities for the Company, and our Board decided to begin an auction process for the sale of our confectionery business. In the months that followed, based on feedback from prospective buyers, it became clear that a number of factors contributed to our confectionery business being unattractive to these potential buyers. According to the feedback, these factors included, among other things, the negative trends in the confectionery unit’s financial performance, the relatively small size of the major brands in the Company’s confectionery portfolio and the unattractive dynamics of the ‘‘novelty’’ confectionery segment, including the perceived volatility of revenues, concerns about the growth potential of the novelty category compared to other confectionery segments and the belief that the maintenance and growth of our confectionery product line would require a disproportionate amount of management time and attention. In light of the absence of an offer at an attractive price level, in September 2005, we announced that we had terminated our process to evaluate a possible sale of our confectionery business and that we had instead launched a restructuring program developed by Parthenon and Topps management.

We began to implement the restructuring by dividing our entertainment and confectionery businesses into their current division structure, by strengthening our management team with strategic new hires, by employing significant cost cutting measures and by implementing cultural changes and new incentive plans to increase accountability for performance. These and other strategic initiatives resulted in an increase in net income and earnings per share in fiscal year 2007.

In April 2005, a small hedge fund called Pembridge Value Opportunity Fund, LP, or Pembridge, which then owned less than 1% of the then outstanding shares of Topps common stock, initiated a proxy solicitation to nominate a slate of three candidates for election as directors of Topps, which slate included Mr. Brog, Pembridge’s principal. In furtherance of this effort, Pembridge filed its own proxy statement and other materials with the SEC stating that, if elected, its slate of director nominees would pursue, among other things, a sale of the Company. The Company urged stockholders to oppose Pembridge’s proposal, which was withdrawn in June 2005 after a settlement was reached with the Company. In January 2006, Pembridge initiated another proxy solicitation to, among other things, nominate a slate of three candidates (again including Mr. Brog) for election as directors of Topps. The Company settled the dispute and in July 2006 the objecting directors were elected to the Board, along with Mr. Shorin.

Following the settlement of Pembridge’s second proxy contest in July 2006, based on at least one analyst report, speculation started to emerge in the analyst community that the Company might be the subject of a transaction over the following months. The price of our common stock began to increase over time. Many of our directors believed that this increase may have reflected a transaction premium that was built into the price of our common stock.

Beginning in May 2006, we received several unsolicited preliminary indications of interest from third parties to acquire the entirety of Topps at a price per share ranging from $9.00 to $10.00. Believing this price range to be worthy of consideration in light of many factors, our Board decided to further explore such indications of interest with a view toward receiving firm offers while negotiating the right to solicit other bidders during a go-shop period following public announcement of a transaction. During the due diligence process that followed, upon further review of the Topps businesses, these third party indications of interest were either withdrawn or revised downward from their initial price range to $7.50 to $8.00 per share, which our Board rejected as unattractive.

Tornante and Madison Dearborn, on the other hand, which were provided access to substantially the same information regarding the Company as other potential third party acquirors, emerged as a very credible buyer, both because of the thorough due diligence review that they had been conducting at the time and because their offer remained at a price level higher than that of the other parties involved. Their initial written offer of $9.24 per share in cash, made in late December 2006, was rejected by our Board. After a number of offers and counter-offers, they ultimately increased their offer in January 2007 to $9.75 per share in cash, and our Board granted the Tornante-Madison Dearborn group a 30-day exclusivity period to complete their due diligence review and submit a firm and fully financed offer while negotiating the terms of the merger agreement. On March 5, 2007, our

Board, by a vote of seven to three, approved the merger agreement based on, among other things, the $9.75 per share cash offer and the 40-day go-shop period contemplated by the merger agreement (during which period we would be required to pay a reduced termination fee, if any, under certain circumstances).

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Topps, with Topps continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of Topps common stock will be converted into the right to receive $9.75 in cash, without interest (and less applicable withholding taxes), and each outstanding option to purchase Topps common stock will be canceled at the effective time of the merger and converted into the right to receive in cash, without interest (and less applicable withholding taxes), the amount (if any) by which $9.75 exceeds the per share exercise price of that option, except that certain options, although they will not be canceled, will remain outstanding and represent only the right to receive the merger consideration when they are exercised.

Go-Shop Right

The merger agreement provided for a 40-day period following the effective date of the merger agreement (often referred to as a ‘‘go-shop’’ period) for Topps to actively solicit and entertain any proposal to acquire the Company that is superior to the proposal contemplated by the merger agreement. 107 potential bidders were identified as possible acquirors of Topps during the go-shop period. During the go-shop period, which expired on April 14, 2007, with the assistance of Lehman Brothers, 107 potential bidders (including all of the 36 potential bidders proposed by Mr. Brog, one of the objecting directors) were contacted. 72 of the contacted potential bidders declined to pursue an acquisition of Topps, five signed confidentiality agreements with the Company and commenced a due diligence review of Topps, while 34 failed to respond to Lehman Brothers’ further attempts to contact them. In addition, subject to the terms of the merger agreement, after the go-shop period, Topps may entertain any unsolicited proposal to acquire the Company that may result in such a superior proposal.

On April 12, 2007, prior to the expiration of the go-shop period, one of the potential go-shop bidders that executed a confidentiality agreement with the Company, and that is the principal competitor of the Company’s entertainment business (to whom we refer as Bidder C), submitted a non-binding indication of interest to acquire Topps for $10.75 per share, in cash. This proposal consisted of a bid letter and a draft agreement and plan of merger (which we refer to as the Bidder C agreement), which was based on, and proposed modifications to, the existing merger agreement for the Tornante-Madison Dearborn transaction. The Bidder C agreement contained a number of proposed modifications to the existing merger agreement.

Our Board met on April 16, 2007 to review and consider Bidder C’s proposal. By a vote of five for and one against, with one director abstaining and three directors absent, our Board did not declare Bidder C to be an ‘‘Excluded Party’’ under the existing merger agreement, primarily for the following reasons:

•	the absence of any information as to whether Bidder C would be capable of financing its proposed acquisition, despite the Company’s repeated attempts to confirm such financing in the days leading up to the expiration of the go-shop period;

•	the risk that the transaction could be substantially delayed or prevented from being consummated due to the failure of all required regulatory approvals being obtained and Bidder C’s stated unwillingness to assume sufficient risk as to the occurrence of such a failure; and

•	Bidder C’s proposed $12 million cap on its liability in the event of its breaching of the definitive merger agreement, which our Board determined was insufficient given the fact that

Bidder C was a strategic, and not a financial, buyer. Given the other issues presented by Bidder C’s proposal, our Board viewed a $12 million cap as essentially an option in favor of Bidder C to acquire the Company.

In light of these issues, our Board determined that, notwithstanding Bidder C’s interest in acquiring Topps for $1.00 per share more than the merger consideration proposed in the Tornante-Madison Dearborn transaction, under the circumstances, it could not conclude that Bidder C’s bid was or might reasonably be expected to result in a superior proposal (within the meaning of the existing merger agreement) to the Tornante-Madison Dearborn transaction.

Therefore, the Company and its representatives are not permitted to continue discussions and negotiations with Bidder C (or any other person) unless it submits an unsolicited proposal that, subject to certain conditions specified in the existing merger agreement, our Board determines in good faith is or may reasonably be expected to result in a superior proposal to the Tornante-Madison Dearborn transaction. See ‘‘SUMMARY—The Merger—Termination of the Merger Agreement,’’ ‘‘—Termination Fees if the Merger is Not Completed’’ and ‘‘—Expense Reimbursement if the Merger is Not Completed,’’ and ‘‘THE MERGER AGREEMENT—Restrictions on the Solicitation of Other Offers,’’ ‘‘—Change in Company Recommendation,’’ ‘‘—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses’’ and Annex A to this proxy statement.

Reasons for the Merger; Recommendation of Our Board

Based in part on consultations with Topps management, Willkie Farr and Lehman Brothers, and in consideration of other supporting factors (including, but not limited to, Lehman Brothers’ opinion), our Board, by a vote of seven to three, has approved and adopted the merger agreement and the transactions contemplated thereby (including the merger) and has determined that the merger agreement and such transactions are fair to, advisable and in the best interests of Topps and its stockholders.

Our Board recommends that you vote ‘‘FOR’’ approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) at the special meeting. Our board also recommends that you vote ‘‘FOR’’ the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the approval and adoption of the merger agreement at the time of the special meeting.

The three objecting directors voted against approval and adoption of the merger agreement by our Board. Messrs. Ajdler and Brog have publicly stated their opposition to the merger agreement. Following our Board’s seven to three approval of the merger agreement, in letters to our Board, Mr. Ajdler expressed his dissatisfaction with the $9.75 per share cash merger consideration and the process leading up to the execution of the merger agreement. See ‘‘SUMMARY—The Merger— Background of the Merger,’’ ‘‘THE MERGER—Background of the Merger’’ and Annex E-1 and Annex E-2 to this proxy statement.

Financing of the Merger

The funds necessary to consummate the merger and related transactions (including payment of the aggregate merger consideration) are expected to be funded by (i) approximately $396 million of equity and debt financing, pursuant to written commitments (copies of which have been delivered to us by Parent and Merger Sub), consisting of (a) borrowings by Merger Sub under new senior secured term loan and revolving credit facilities, (b) borrowings by Merger Sub under a new senior subordinated unsecured term loan facility, and (c) investments by Tornante and the MDP Funds in the equity of Parent, and (ii) cash on hand of Topps, Parent and Merger Sub.

Based on discussions with representatives of Tornante and Madison Dearborn, the senior secured revolving credit facility obtained by Merger Sub in connection with the merger is not expected to be drawn for purposes of consummating the transaction. If this is the case, then we expect up to 50% of the merger consideration to be financed by the equity investments in Parent.

The merger is not conditioned upon Parent and/or Merger Sub obtaining sufficient financing to consummate the transactions contemplated by the merger agreement. See ‘‘THE MERGER— Financing of the Merger.’’

Conditions to the Merger

Before the merger can be completed, a number of conditions must be satisfied. These include:

•	the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, by the holders of a majority of the outstanding shares of our common stock in accordance with the Delaware General Corporation Law, or the DGCL;

•	that holders of no more than 15% of the outstanding shares of our common stock exercise their appraisal rights under Section 262 of the DGCL in connection with the merger;

•	that any applicable waiting period (or any extension) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, has been terminated or has expired (which waiting period was terminated on April 2, 2007);

•	that certain foreign regulatory approvals are obtained;

•	that third party consents to the merger and the other transactions contemplated by the merger agreement pursuant to certain of the Company’s contracts are obtained without any changes to such contracts that are material and adverse or, in some cases, adverse in any respect to Topps;

•	the absence of any legal prohibitions against the merger;

•	material compliance with our covenants and agreements under the merger agreement;

•	the accuracy of our representations and warranties contained in the merger agreement;

•	the absence of a Company material adverse effect within the meaning of the merger agreement; and

•	other customary conditions specified in the merger agreement.

On April 2, 2007, the Federal Trade Commission granted early termination of the waiting period under the HSR Act with respect to the merger. We expect to complete the merger shortly after all of the other conditions to the merger have been satisfied or waived. The merger will be completed as promptly as practicable following the approval and adoption of the merger agreement at the special meeting by Topps stockholders, subject to the satisfaction or waiver of the other conditions to the consummation of the merger, but we cannot be certain when or if the conditions will be satisfied or, to the extent permitted, waived. See ‘‘THE MERGER AGREEMENT—Conditions to the Merger.’’

Opinion of Lehman Brothers

On March 5, 2007, Lehman Brothers rendered its opinion to our Board that as of such date and, based upon and subject to the assumptions and other matters stated in its opinion, from a financial point of view, the consideration to be offered to the stockholders of the Company in connection with the merger is fair to such stockholders. Lehman Brothers’ advisory services and opinion were provided for the information and assistance of our Board in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, our underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers, including information provided by the Company, without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the management of Topps that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections and adjusted financial projections of the Company, upon advice of the Company, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Topps as to their respective future financial performance and that the Company would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct or obtain any evaluations or appraisals of the assets or liabilities of the Company, nor did it conduct a physical inspection of the properties and facilities of Topps. In addition, in 2005 we asked Lehman Brothers to conduct an auction process for our confectionery business, which process was terminated by us on September 12, 2005, but after such termination and prior to March 5, 2007, we did not authorize Lehman Brothers to solicit, and Lehman Brothers has not solicited, any indication of interest from any third party with respect to the purchase of all or a part of the Company’s business. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 5, 2007.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness, from a financial point of view, of the consideration to be offered to our stockholders in connection with the merger and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated March 5, 2007, to our Board.

Pursuant to Lehman Brothers’ engagement letter with us, upon delivery of its opinion, Lehman Brothers was entitled to receive a fee of $750,000. If the merger and the other transactions contemplated by the merger agreement are completed, Lehman Brothers will receive fees of $[        ] million, in the aggregate, including the fee relating to its opinion. Lehman Brothers’ fee arrangement with respect to the merger was structured so as to provide it with an incentive to seek out a buyer who will provide maximum value to our stockholders. A copy of Lehman Brothers’ fairness opinion dated March 5, 2007 is included as Annex B to this proxy statement. You are encouraged to read Lehman Brothers’ opinion carefully and in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. See ‘‘THE MERGER—Fairness Opinion of Lehman Brothers’’ and Annex B to this proxy statement.

While negotiating the terms of the merger agreement, Allan A. Feder, a director of the Company, polled the three other members of the Board committee then negotiating the terms of the merger agreement as to whether they believed it was necessary to obtain an additional fairness opinion from another financial advisor. With the agreement of Stephen Greenberg and Messrs. Ajdler and Brog, Mr. Feder determined that an additional fairness opinion from another financial advisor was not necessary or appropriate. In making this determination, Mr. Feder discussed with the members of the second committee Lehman Brothers’ (i) substantial familiarity with the Company and its operations, which it gained through, among other things, its work in connection with the auction process for the sale of our confectionery business in 2005, as well as in connection with its re-engagement in May 2006, (ii) knowledge of the industries within which the Company operates and (iii) fee structure that provides an incentive for Lehman Brothers to seek out attractive offers to acquire the Company. The members of the second committee also took into account the fees that would be payable to an additional financial advisor and concluded that that the engagement of another financial advisor would not add value to the sale process. See ‘‘THE MERGER—Background of the Merger’’ and ‘‘—Fairness Opinion of Lehman Brothers.’’

Termination of the Merger Agreement

We and Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have approved and adopted it. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

•	if the merger is not consummated by December 5, 2007 (the date that is nine months after the effective date of the merger agreement), which we refer to as the outside date, provided that the party attempting to terminate is not then in breach;

•	if any court or other governmental entity issues a final order preventing the merger that cannot be appealed;

•	if our stockholders fail to approve and adopt the merger agreement at the special meeting or at any adjournment or postponement of the special meeting;

•	if a party to the merger agreement has breached or failed to perform any of its representations, warranties or covenants, which breach (subject to certain cure rights) would reasonably be expected to result in the failure of the conditions to the merger to be satisfied (provided that the party seeking termination is not then in material breach of any of its representations, warranties or covenants under the merger agreement);

•	if (i) our Board (a) withdraws, modifies or amends its recommendation to our stockholders to approve and adopt the merger agreement in a manner that is adverse to Parent, (b) approves or recommends any acquisition proposal or superior proposal within the meaning of the merger agreement, or (c) consents in advance to the acquisition by any third party or ‘‘group’’ (within the meaning of Section 13(d) of the Exchange Act) of beneficial ownership of more than 25% of the outstanding shares of our common stock, (ii) the Company enters into any letter of intent or similar agreement or undertaking relating to any acquisition proposal or superior proposal within the meaning of the merger agreement, (iii) the Company approves or recommends that our stockholders tender their shares of Topps common stock in any tender or exchange offer or the Company fails to send to our stockholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer, (iv) the Company publicly announces its intention to take any of the actions described in the foregoing clauses (i)(a), (i)(b), (ii) or (iii), or (v) the Company breaches its obligation under the merger agreement to hold a meeting of Topps stockholders to vote upon the merger agreement and the transactions contemplated thereby, unless such breach results from delays caused by the SEC;

•	if, at any time prior to the requisite approval and adoption of the merger agreement by our stockholders, our Board determines to terminate the merger agreement in order to allow the Company to enter into a superior proposal within the meaning of the merger agreement;

•	if all conditions to the merger are satisfied and Parent and Merger Sub fail to effect the merger within three business days after the end of a 15-day marketing period intended to allow Parent and Merger Sub sufficient time to obtain the financing necessary to consummate the merger; or

•	if prior to the outside date Topps takes actions that make the third-party consent condition described above incapable of being satisfied.

See ‘‘SUMMARY—The Merger—Go-Shop Rights,’’ ‘‘—Termination Fees if the Merger is Not Completed’’ and ‘‘—Expense Reimbursement if the Merger is Not Completed,’’ ‘‘THE MERGER — Background of the Merger,’’ ‘‘—Effects on Topps if the Merger Is Not Completed’’ and ‘‘THE MERGER AGREEMENT — Restrictions on the Solicitation of Other Offers,’’ ‘‘—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses.’’

Termination Fees if the Merger Is Not Completed

The merger agreement provides for a bifurcated termination fee such that: (i) if we had terminated the merger agreement during the go-shop period in order to enter into a superior proposal within the meaning of the merger agreement, we would have been required to pay to Parent a termination fee of $8 million (or approximately 2.0% of the total merger consideration payable by Parent); and (ii) if the merger agreement is terminated for any other reason in respect of which Parent would be entitled to a termination fee, the amount of the termination fee payable by us to Parent will be $12 million (or approximately 3.1% of the total merger consideration payable by Parent).

The $12 million termination fee will be payable by us to Parent if the merger agreement is terminated:

•	under any of the circumstances described in the first, third and fourth bullet points above in ‘‘—Termination of the Merger Agreement’’ and, within 12 months after such termination, we enter into or consummate a definitive agreement with respect to an acquisition proposal within the meaning of the merger agreement that was publicly announced or disclosed and not withdrawn prior to the special meeting; or

•	under any of the circumstances described in the fifth and sixth bullet points above in ‘‘—Termination of the Merger Agreement,’’ subject to our right to pay the lesser termination fee of $8 million in the event that we had terminated the merger agreement during the go-shop period in order to enter into a superior proposal.

The merger agreement also provides for the payment by Parent to us of a termination fee in the amount of $12 million (which is equal to the higher termination fee that may be payable by us as described above) if the merger agreement is terminated because:

•	Parent has breached or failed to perform any of its representations, warranties or covenants, which breach (subject to certain cure rights) would reasonably be expected to result in the failure of the conditions to the merger to be satisfied; or

•	after all conditions to the merger are satisfied, Parent and Merger Sub fail to effect the merger within three business days after the end of the 15-day marketing period.

Parent’s obligation to pay a termination fee to us is guaranteed by Tornante and the MDP Funds. See ‘‘SUMMARY—The Merger—Background of the Merger,’’ ‘‘—Go-Shop Rights,’’ ‘‘—Termination of the Merger Agreement,’’ and ‘‘—Expense Reimbursement if the Merger Is Not Completed,’’ ‘‘THE MERGER — Background of the Merger,’’ ‘‘—Effects on Topps if the Merger is Not Completed’’ and ‘‘THE MERGER AGREEMENT—Restrictions on the Solicitation of Other Offers,’’ ‘‘—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses.’’

Expense Reimbursement if the Merger Is Not Completed

Under the merger agreement, subject to certain conditions, Parent is entitled to the reimbursement from us of its reasonable and documented out-of-pocket expenses (up to a cap) incurred in connection with negotiating, executing, delivering and performing the merger agreement. However, if the merger agreement is terminated because, prior to the outside date, we took actions that made the third-party consent condition described above incapable of being satisfied, we would be required to reimburse Parent for 50% of its expenses, subject to a cap, incurred in connection with the transaction.

Until May 4, 2007 (60 days following the effective date of the merger agreement), Parent’s expense reimbursement cap is $3.5 million. Thereafter, the cap increases to $4.5 million. Any expense reimbursement payable to Parent would be in addition to any termination fee which Parent is entitled to receive from us. See ‘‘SUMMARY—The Merger—Termination of the Merger Agreement’’ and ‘‘—Termination Fees if the Merger is Not Completed,’’ ‘‘THE MERGER—Background of the Merger,’’ ‘‘—Effects on Topps if the Merger is Not Completed’’ and ‘‘THE MERGER AGREEMENT— Restrictions on the Solicitation of Other Offers,’’ ‘‘—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses.’’

Interests of Certain Persons in the Merger

Under the terms of the existing employment agreement between the Company and Arthur T. Shorin, our Chief Executive Officer and Chairman of our Board, the occurrence of a change in control of the Company (such as the merger) would constitute ‘‘Good Reason’’ allowing Mr. Shorin to terminate his employment with the Company and to receive severance benefits. In such event, he would be entitled to the following severance benefits: (i) a lump sum payment equal to three times (1) his annual base salary plus (2) the highest annual bonus paid to him with respect to any of the three fiscal years ended immediately prior to the termination date; (ii) a prorated bonus for the year of termination; (iii) continued participation in all compensation plans of the Company for three years;

(iv) three additional years of service credit for pension purposes; and (v) immediate vesting of all outstanding unvested stock options held by him at the time of termination. In addition, following such termination, the Company will be obligated to offer Mr. Shorin a three-year consulting arrangement under which he would be entitled to compensation of $350,000 per year and the continuation of all related executive perquisites, including an office and secretarial support. Under Mr. Shorin’s existing employment agreement, upon his retirement, he will also be entitled to receive pension benefits which he accrued over his years of service with the Company, which benefits currently equal $8.4 million.

In connection with the merger agreement, on March 5, 2007, Parent, Topps and Arthur T. Shorin, Topps’ Chief Executive Officer and the Chairman of the Board, entered into a letter agreement (which we refer to as the Shorin employment letter). Under the Shorin employment letter, upon the consummation of the merger, Mr. Shorin’s existing employment agreement with Topps would be amended and Mr. Shorin would agree, among other things, to retire within 60 days after the date of such consummation. In lieu of the amounts he would have been entitled to receive under his employment agreement described in clauses (i) and (ii) above, after his retirement following the merger, Mr. Shorin will receive one year’s salary of $885,000 and a bonus of approximately $468,000. By consenting to such agreement, Mr. Shorin surrendered approximately $2.8 million to which he would otherwise be entitled under his existing employment agreement in the event of a change of control of Topps. Such decision was made independently by Mr. Shorin in response to a specific request by Tornante and Madison Dearborn (communicated through the Company’s counsel) and, according to Mr. Shorin, was motivated by his desire to facilitate the proposed merger transaction with them, which he believes to be in the best interests of our stockholders (of which he is one). Following his post-merger retirement, Mr. Shorin will serve as a consultant to Topps pursuant to his existing employment agreement upon the terms described above.

Pursuant to the terms of the merger agreement, all unvested options to purchase our common stock will vest at the effective time of the merger, except that certain options, although they will not be canceled, will remain outstanding and represent only the right to receive the merger consideration when they are exercised. See ‘‘THE MERGER AGREEMENT—Stock Options; Restricted Stock; Stock-based Awards.’’

Accordingly, all options held by Mr. Shorin and other members of management will be paid out in the merger. Mr. Shorin will receive approximately $3.5 million as merger consideration for his options to purchase 582,500 shares of our common stock. In addition, Mr. Shorin owns 2,317,989 shares of our common stock, in respect of which he will receive merger consideration of $22.6 million.

Under the Topps executive severance plan, upon consummation of the merger nine of our executives (other than Mr. Shorin) will be entitled to certain severance benefits if their employment is terminated by the surviving corporation within two years after the effective date of the merger or by the executive for ‘‘good reason’’ within two years of the effective date of the merger.

Governmental and Regulatory Approvals

Under the provisions of the HSR Act, and as a condition to the merger under the merger agreement, the merger may not be completed until we and a fund affiliated with Madison Dearborn, Madison Dearborn Capital Partners V-A, L.P., as the ‘‘acquiring person’’ of the Company for the purposes of the HSR Act, have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. On April, 2, 2007, the Federal Trade Commission granted early termination of the waiting period under the HSR Act with respect to the merger.

The merger is also subject to antitrust-related regulatory approvals in Austria, Germany and Ireland being obtained. Application for approval in Austria was made on April 2, 2007. The German and Irish applications were filed on April 4, 2007. As of [                    ], 2007, the approvals in [                    ] had been obtained. See ‘‘THE MERGER—Governmental and Regulatory Approvals’’ and ‘‘THE MERGER AGREEMENT—Consents, Approvals and Resignations’’ and—Conditions to the Merger.’’

Voting Agreements

In connection with the merger agreement, and as required by Parent as a condition to its execution of the merger agreement, on March 5, 2007, each of Allan A. Feder, Stephen D. Greenberg, Ann Kirschner, David M. Mauer, Jack H. Nusbaum, Arthur T. Shorin and Richard Tarlow (whom we refer to collectively as the voting agreement parties), all of whom are directors of Topps, entered into separate voting agreements (which we refer to as the voting agreements) with Parent. Under the voting agreements, each of the voting agreement parties agreed (among other things), in their respective capacity as stockholders of Topps, to vote the shares of our common stock that they beneficially own (whether or not such shares were acquired before the date of the voting agreements or are acquired thereafter) in favor of approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) and against any other proposal or offer to acquire Topps. In connection with the voting agreements, the voting agreement parties granted to Parent proxies to vote the 2,501,040 outstanding shares of Topps common stock that they held as of March 5, 2007. The voting agreements also prohibit the voting agreement parties (as applicable) from selling, transferring or otherwise disposing of, or granting any proxy or other voting rights (other than their proxies in favor of Parent) with respect to, any shares of Topps common stock that are beneficially owned by them without the prior written consent of Parent.

If the merger agreement is terminated, the voting agreements will also terminate. As of the record date, the voting agreement parties owned, in the aggregate, [2,501,040] outstanding shares of our common stock, which represented approximately [6.5]% of Topps’ outstanding common stock as of such date. See ‘‘THE MERGER—Voting Agreements’’ and ‘‘THE VOTING AGREEMENTS.’’

Certain Material U.S. Federal Income Tax Consequences

The merger will generally be a taxable transaction to U.S. holders (as defined below) of Topps common stock for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder will generally recognize gain or loss from the merger in an amount determined by the difference between the cash received by such U.S. holder pursuant to the merger and such U.S. holder’s aggregate adjusted tax basis in its shares of Topps common stock. See ‘‘THE MERGER—Certain Material U.S. Federal Income Tax Consequences.’’

Rights of Stockholders to Seek Appraisal

Stockholders of Topps are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that, if you fully comply with the procedures for perfecting appraisal rights under Delaware law, you will be entitled to have the fair value of your shares determined by the Delaware Court of Chancery (which we refer to as the Delaware Court) and to receive a cash payment based on that valuation, in lieu of the merger consideration. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Topps before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified in Section 262 of the DGCL will result in the loss of your appraisal rights. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. You should read Section 262 of the DGCL carefully and in its entirety. See ‘‘THE MERGER—Appraisal Rights’’ and Annex C to this proxy statement.

Market Price of Our Common Stock

Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol ‘‘TOPP.’’ The average closing price of our common stock for the two-week period that preceded our 2006 annual meeting of stockholders held on July 28, 2006 was $8.02 per share. After we settled the second proxy contest by Pembridge in July 2006 and the objecting directors were elected to our Board, based on at least one analyst report, speculation had emerged in the analyst community that the Company might have been the subject of a transaction over the following months. The price of our common stock began to increase over time. Many of our directors believed that this increase may have reflected a transaction premium that was built into the price of our common stock.

On December 22, 2006, the date on which Tornante and Madison Dearborn first sent us a signed letter of intent, our common stock closed at $8.74 per share. On January 29, 2007, the date on which we entered into a letter of intent in which Tornante and Madison Dearborn offered to acquire Topps for $9.75 per share, our common stock closed at $9.86 per share. On March 5, 2007, the effective date of the merger agreement, and the last trading day before we announced the signing of the merger agreement, our common stock closed at $8.91 per share (meaning that the $9.75 per share offered by Tornante and Madison Dearborn represents a premium of approximately 9.4% over such closing price). On [                    ], 2007, which was the last trading day before the printing of this proxy statement, our common stock closed at $[        ] per share. You are encouraged to obtain market quotations for our common stock in connection with voting your shares.

THE SPECIAL MEETING

General; Date, Time and Place; Attendees

This proxy statement is being provided by, and the enclosed proxy is solicited by and on behalf of, our Board for use at a special meeting of Topps stockholders (including any adjournment or postponement that may take place).

The special meeting is scheduled to be held at [                    ] on [                    ], 2007, at [                    ] (local time).

Purpose of the Special Meeting

The purpose of the special meeting is to: (i) consider and vote upon the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger; (ii) approve the adjournment of the special meeting for, among other things, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger; and (iii)  transact any other business that is properly brought before the special meeting. See ‘‘SUMMARY— The Merger,’’ ‘‘THE MERGER,’’ ‘‘THE MERGER AGREEMENT’’ and Annex A to this proxy statement.

Quorum at the Special Meeting

To constitute a quorum for the transaction of business at the special meeting, the presence, in person or by proxy, of the holders of a majority of the shares of Topps common stock outstanding as of the record date is required. On the record date, [38,717,765] shares of Topps common stock were outstanding. Accordingly, holders of [19,358,884] shares of Topps common stock that were outstanding as of the record date, if present at the special meeting in person or by proxy, will constitute a quorum for the purposes of transacting business at the special meeting. Abstentions and ‘‘broker non-votes’’ (shares held by a broker, bank or other nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, the Company expects to adjourn or postpone the meeting to solicit additional proxies.

Record Date; Voting Power

Only holders of shares of our common stock as of the close of business (5:00 p.m., Eastern time) on [                    ], 2007, the record date determined by our Board as the date for determining the stockholders of the Company entitled to vote at the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof. At the special meeting, each holder of Topps common stock as of the record date will be entitled to one vote in respect of each such share of Topps common stock.

Required Vote for Approval

The affirmative vote of the holders of a majority of the shares of Topps common stock outstanding on the record date is required to approve and adopt the merger agreement and the merger contemplated thereby. On the record date, [38,717,765] shares of our common stock were outstanding. Accordingly, the affirmative vote of the holders of at least [19,358,884] shares of our common stock that were outstanding as of the record date is required to approve and adopt the merger proposal. You may vote ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN.’’ If you abstain or fail to vote your shares of Topps common stock with respect to the merger proposal, it will have the same effect as voting against approval and adoption of the merger proposal. Your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee. Failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as voting against approval and adoption of the merger proposal.

The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common stock present at the special meeting in person or by proxy and entitled to vote. You may vote ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN.’’ Abstentions, but not broker non-votes, will count as shares present and entitled to vote on the proposal to adjourn or postpone the meeting. As a result, abstentions will have the same effect as a vote against the proposal to adjourn or postpone the meeting and broker non-votes will have no effect on the vote to adjourn or postpone the meeting.

If our stockholders fail to approve and adopt the merger agreement at the special meeting, each of Topps and Parent will have the right to terminate the merger agreement. In addition, under certain circumstances, we may be required to pay a termination fee to Parent and/or to reimburse Parent for certain of its expenses relating to the merger agreement and the transactions contemplated thereby. See ‘‘SUMMARY—The Merger—Termination of the Merger Agreement,’’ ‘‘—Termination Fees if the Merger is Not Completed’’ and ‘‘—Expense Reimbursement if the Merger Is Not Completed,’’ ‘‘THE MERGER—Effects on Topps if the Merger is Not Completed’’ and ‘‘THE MERGER AGREEMENT—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses.’’

Voting by Our Directors and Executive Officers

As of the record date, our directors and executive officers were entitled to vote, in the aggregate, approximately [                    ] shares of our common stock (or approximately [        ]% of the aggregate number of shares of our common stock outstanding as of the record date). Our directors (other than the objecting directors) and executive officers have informed us that they currently intend to vote all of their shares of our common stock ‘‘FOR’’ the adoption of the merger agreement and the transactions contemplated thereby (including the merger) and ‘‘FOR’’ the adjournment proposal.

In connection with the merger agreement, and as required by Parent as a condition to its execution of the merger agreement, seven of our directors entered into separate voting agreements with Parent whereby these individuals, in their respective capacity as stockholders of Topps, have agreed to vote their shares of common stock in favor of the consummation of the merger. See ‘‘THE MERGER—Voting Agreements’’ and ‘‘THE VOTING AGREEMENTS.’’

How to Vote

A stockholder may vote in person at the special meeting or by proxy without attending the special meeting. To vote by proxy, a stockholder must either:

•	complete the enclosed WHITE proxy card, sign and date it and return it in the enclosed postage prepaid envelope;

•	submit a proxy by telephone; or

•	submit a proxy on the Internet.

The enclosed WHITE proxy card sets forth instructions for submitting a proxy by the telephone and the Internet.

A WHITE proxy card is enclosed for use by our stockholders. Our Board requests that you sign and return the WHITE proxy card in the accompanying envelope. No postage is required if mailed within the United States.

If you hold your shares of Topps common stock beneficially through a broker, bank or other nominee, you may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the broker, bank or other nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your WHITE proxy card without indicating your vote, your shares will be voted ‘‘FOR’’ the approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) and ‘‘FOR’’ the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our Board on any other matters properly brought before the special meeting for a vote.

Please do not send in your stock certificates with your proxy card.    When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration payable to you pursuant to the merger agreement in respect of your shares of Topps common stock. See ‘‘THE MERGER AGREEMENT—Payment Procedures.’’

If you have questions or requests for assistance in completing and submitting WHITE proxy cards, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500
    or
Toll Free: (800) 322-2885

Revocation of Proxies

If you execute and return a proxy, you may revoke it at any time before it is voted. You may revoke your proxy by:

•	giving written notice of revocation;

•	executing and returning a new proxy bearing a later date;

•	submitting a proxy by telephone or the Internet at a later date; or

•	attending the special meeting and voting in person.

Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to Andrew J. Gasper, Esq., Corporate Secretary, The Topps Company, Inc., One Whitehall Street, New York, New York 10004. If you appear in person at the special meeting, you must vote in order to revoke your proxy.

Adjournment or Postponement

Although it is not expected, the special meeting may be adjourned or postponed, if necessary or appropriate, to solicit additional proxies ‘‘FOR’’ the proposal to approve and adopt the merger agreement and transactions contemplated thereby (including the merger) in the event that there are not sufficient votes in favor of such proposal at the time of the special meeting. Any adjournment or postponement of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of our common stock present in person or by proxy at the special meeting, whether or not a quorum exists. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to being voted.

Expenses of Solicitation

We will bear the costs of this proxy solicitation and the costs of filing, printing and mailing this proxy statement and the accompanying Notice of Special Meeting, proxy and return envelope, as well as the cost of handling and tabulating the number of proxies received. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, e-mail, Internet, facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common stock. We will reimburse those organizations and our transfer agent for their reasonable out-of-pocket expenses in

forwarding such material. We have also retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for a fee of $[                    ] plus out-of-pocket expenses.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our Board.

Miscellaneous

The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the special meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted ‘‘AGAINST’’ the proposal to approve and adopt the merger agreement and the transactions contemplated thereby will not be used to vote ‘‘FOR’’ postponement or adjournment of the special meeting to allow additional time to solicit additional votes ‘‘FOR’’ the approval and adoption of such proposal.

Questions and Additional Information

If you have any questions about this proxy statement, your proxy or the proposals contained in this proxy statement, or if you need additional copies of this proxy statement or the enclosed WHITE proxy card, please contact: MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, toll free at (800) 322-2885 or call collect at (212) 929-5500.

THE MERGER

Introduction

On March 5, 2007, Topps entered into the merger agreement with Parent and Merger Sub, which are entities owned by Tornante and Madison Dearborn. Under the merger agreement, at the effective time defined in the merger agreement, Topps will merge with and into Merger Sub and, as a result of the merger, will become a wholly-owned subsidiary of Parent. In connection with the merger, each outstanding share of Topps common stock will be converted into the right to receive $9.75 in cash, without interest (and less applicable withholding taxes). In addition, each outstanding option to purchase our common stock will be canceled at the effective time of the merger and converted into the right to receive in cash, without interest (and less applicable withholding taxes), the amount (if any) by which $9.75 exceeds the per share exercise price of that option, except that certain options, although they will not be canceled, will remain outstanding and represent only the right to receive the merger consideration when they are exercised.

Topps is seeking approval and adoption by its stockholders of the merger agreement and the transactions contemplated thereby, including the merger.

Parties to the Merger Agreement

Topps
The Topps Company, Inc. One Whitehall Street New York, NY 10004 (212) 376-0300

Topps is a Delaware corporation. Founded in 1938, we are a leading creator and marketer of distinctive confectionery and entertainment products in the U.S. and abroad. We operate in two principal segments, confectionery and entertainment.

Our confectionery business is a leading marketer of premium-branded, non-chocolate confectionery products, principally comprising lollipops and bubble gum. Branded lollipops include ‘‘Ring Pop,’’ ‘‘Push Pop,’’ ‘‘Baby Bottle Pop,’’ ‘‘Juicy Drop Pop’’ and the recently launched ‘‘Vertigo.’’ The Company also distributes and markets ‘‘Bazooka’’ bubble gum, originally introduced in 1947, and Bazooka Bubble Juice, introduced in 2006. Our entertainment products include Major League Baseball, National Football League, National Basketball Association and other trading cards, sticker album collections for the U.K. Premier League, the Italian football league and World Wrestling Entertainment, among others, and collectible games.

Headquartered in New York City, Topps also has offices in Pennsylvania, the State of Washington, the United Kingdom, Ireland, Italy and Argentina, and distributes its products in many countries around the world.

Parent
Tornante-MDP Joe Holding LLC c/o The Tornante Company LLC 233 South Beverly Drive 2nd Floor Beverly Hills, CA 90212 (310) 228-6800

and
Tornante-MDP Joe Holding LLC c/o Madison Dearborn Partners, L.L.C. Three First National Plaza Suite 3800 70 West Madison Street Chicago, Illinois 60602 (312) 895-1000

Parent is a Delaware limited liability company that is owned by Tornante and the MDP Funds. Parent was recently formed by Tornante and Madison Dearborn for the purpose of entering into and consummating the transactions contemplated by the merger agreement and has no business operations.

Founded in 2005 by Michael Eisner, Tornante is a privately held company that makes investments in and incubates companies and opportunities in the media and entertainment space.

Madison Dearborn is a private equity investment firm that focuses on investments across a broad spectrum of industries, including media and communications, basic industries, consumer, financial services, and health care.

Merger Sub
Tornante-MDP Joe Acquisition Corp. c/o The Tornante Company LLC 233 South Beverly Drive 2nd Floor Beverly Hills, CA 90212 (310) 228-6800
and
Tornante-MDP Joe Acquisition Corp. c/o Madison Dearborn Partners, L.L.C. Three First National Plaza Suite 3800 70 West Madison Street Chicago, Illinois 60602 (312) 895-1000

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was recently formed by Parent for the purpose of entering into and consummating the transactions contemplated by the merger agreement and has no business operations.

Background of the Merger

    The Strategic Review

In 2004, our Board authorized Topps management to retain Parthenon, a nationally recognized strategic consulting firm, to assist us with conducting a thorough strategic review of the Company’s domestic operations and to help us develop opportunities to increase stockholder value. Parthenon reported to our Board and management that the Company faced significant challenges in both its confectionery and its entertainment businesses that required aggressive steps (including in the areas of new product development and internal cultural adjustments, among others) to be taken in order to grow these businesses. Parthenon also concluded that Topps’ confectionery business, which had been experiencing diminished revenue and increased overhead and marketing spending, was confronted with an extremely challenging environment, as the overall non-chocolate candy market was expected to remain flat for the next several years. As part of this Parthenon study, Topps management concluded that our confectionery business was strategically positioned as a sub-scale business and was vulnerable to the pressures associated with the then prevailing trend toward retail consolidation and increased competition from larger market participants. Our Board authorized Parthenon to conduct a second phase of its strategic review that was focused on improving operational processes, methods and procedures of Topps’ domestic operations and an initial assessment of its international operations.

The Confectionery Business Sale Process

As an outgrowth of Parthenon’s strategic review, in November 2004 our Board authorized management to interview various investment banks and, on February 7, 2005, our Board retained Lehman Brothers, an internationally recognized investment banking firm, to study various strategic alternatives, including, without limitation, the evaluation of a sale of all or part of Topps.

In light of the diverse nature of the Company’s confectionery and entertainment businesses and the absence of an identifiable buyer for the Company in its entirety, the decision was made to commence a sale process for the confectionery business in the form of an auction. Among other factors, the decision was motivated by the substantial level of consolidation activity in the confectionery industry over recent years. The expectation was that the business could attract significant interest from industry participants. A list of potential domestic and international buyers was prepared by Lehman Brothers and reviewed with the Company, and the selected parties were contacted and given documentation describing the acquisition opportunity. Nine of the parties approached, including six strategic buyers and three financial buyers, executed confidentiality agreements and conducted varying degrees of due diligence reviews of our confectionery business.

In the months that followed, based on feedback from prospective buyers, it became clear that a number of factors contributed to our confectionery business being unattractive to these potential buyers. According to the feedback, these factors included, among other things, the negative trends in the confectionery unit’s financial performance, the relatively small size of the major brands in the Company’s confectionery portfolio, the unattractive dynamics of the ‘‘novelty’’ confectionery segment, including the perceived volatility of revenues, concerns about the growth potential of the novelty category compared to other confectionery segments and the belief that the maintenance and growth of our confectionery product line would require a disproportionate amount of management time and attention. Only two strategic bidders made preliminary non-binding offers of $120-$160 million and $275 million, respectively. Lehman Brothers indicated to the first bidder that it needed to significantly increase its offer in order to be considered but the bidder decided instead to not pursue the opportunity further. The second bidder was given access to a data room containing nonpublic information about Topps and attended a comprehensive presentation by Topps management on May 26, 2005. On July 3, 2005, the second bidder also declined to proceed further and indicated to Lehman Brothers that upon further review of our confectionery business, its offer, if any, would be significantly lower than its initial $275 million indication of interest.

On August 17, 2005, Lehman Brothers presented to the Board a detailed analysis of the sale process for our confectionery business, along with alternative stockholder value building alternatives, including share repurchase and dividend strategies. On September 12, 2005, we announced that we had terminated our process to evaluate a possible sale of our confectionery business and that we had instead launched the restructuring program developed by Parthenon and Topps management. On September 12, 2005, we also terminated our engagement of Lehman Brothers.

The Company’s Restructuring

During the auction process for the confectionery business, Parthenon reported the conclusions of its analyses and recommended a restructuring whereby Topps, were it to remain a publicly traded entertainment and confectionery company, would divide its entertainment and confectionery operations into distinct divisions with separate management that reported to the Chief Executive Officer, President and certain other senior executives of the Company.

Following the decision to terminate our process to evaluate a possible sale of our confectionery business in September 2005, we began to implement restructuring developed by Parthenon and Topps management by splitting the entertainment and confectionery businesses into their current divisional structure. In addition, we strengthened our management team with strategic new hires and implemented cultural changes and new incentive plans intended to make managers more accountable for the performance of their respective business units.

In connection with the restructuring, we reduced annual compensation costs by 20%, cut other costs and implemented certain additional strategic initiatives that, in fiscal year 2007, resulted in an increase in net income and earnings per share.

The Proxy Contest – Part I

On April 29, 2005, during the then undisclosed confectionery sale process, Pembridge, a small hedge fund which at that time owned less than 1% of the then outstanding shares of our common stock, notified the Company of its intention to nominate its own slate of three candidates, which included Pembridge’s principal, Mr. Brog, for election as directors of the Company at its 2005 annual meeting of stockholders. In furtherance of this effort, Pembridge filed its own proxy statement and other materials with the SEC stating that, if elected, its slate of director nominees would pursue, among other things, a sale of the Company. In our proxy materials filed with the SEC, we urged our stockholders not to vote for Pembridge’s director nominees and instead to vote in favor of the Company’s nominees.

On May 17, 2005, in response to rumors that the Company may have been up for sale, Topps issued a press release announcing its prior engagement of Lehman Brothers in February 2005, long before Pembridge initiated its proxy solicitation, and stating that a potential sale of our confectionery business and other strategic alternatives were being explored by the Company. On June 9, 2005, the Company and Pembridge entered into a letter agreement, pursuant to which Pembridge agreed to terminate its proxy solicitation and to withdraw its nominees for election as directors of Topps. Pembridge also agreed not to engage in certain activities involving the Company, including any proxy solicitation, other stockholder proposal or board representation, until December 31, 2005. As part of the agreement, we agreed to refrain from adopting any stockholder rights plan, rights agreement or other device commonly known as a ‘‘poison pill,’’ without the prior approval of our stockholders, until June 30, 2006, and agreed to pay Pembridge $50,000 for its expenses in connection with the proxy solicitation.

In a joint press release issued by Topps and Pembridge on June 9, 2005, Mr. Brog expressed his approval of our actions by declaring, ‘‘I am glad that Topps retained Lehman Brothers in February 2005 to explore means of maximizing shareholder value and look forward to the outcome of their efforts.’’

The Proxy Contest – Part II

In January 2006, Topps received another letter from Pembridge requesting that its stockholder proposals be included in the Company’s proxy statement for the 2006 annual meeting of stockholders. Pembridge proposed to amend the organizational documents of the Company so as to eliminate the classified structure of our Board and to allow stockholders owning 15% of the outstanding shares of our common stock to call special meetings of stockholders. These proposals, if passed, would have resulted in a conflict between our bylaws and certificate of incorporation in violation of Delaware law. Therefore, we concluded that the proposals should not be included in our proxy materials for the 2006 annual meeting.

On April 26, 2006, Pembridge then announced its nomination of Mr. Brog, Mr. Jones and Eric Newman to stand for election as directors of the Company. Mr. Newman was replaced less than a week later by Mr. Ajdler. In its proxy materials, Pembridge stated that if its nominees were elected they would propose to form a special committee of independent directors to pursue strategic alternatives and that it was Pembridge’s belief that the Company would benefit from being taken private. Over the course of the entire proxy contest, Pembridge made clear that, if elected, its nominees would pursue a sale of all or part of the Company.

Topps opposed Pembridge’s nominations, nominated Arthur Shorin, Edward Miller and Leonard Stern to stand for election as directors of the Company and continued to implement its restructuring. On July 28, 2006, we reached an agreement with Pembridge to settle this second proxy contest. Under the terms of the settlement, the objecting directors and Mr. Shorin comprised a revised slate of nominees for election as directors of Topps.

To accommodate this settlement, we agreed to expand our Board from nine to ten seats and to solicit proxies for all three director nominees of Pembridge and for Mr. Shorin, the Company’s director nominee. We also agreed to pay $350,000 to the objecting directors as reimbursement for their expenses incurred in connection with Pembridge’s second proxy contest. On August 25, 2006, we announced that the objecting directors and Mr. Shorin were elected to our Board.

The Sale Process

On May 15, 2006, a potential financial acquiror (to whom we refer as Bidder A) submitted to our Board an unsolicited preliminary indication of interest to purchase the entire Company for a per share price ranging from $9.50 to $10.00. In response to this indication of interest, at a meeting held on May 22, 2006, our Board established an ad hoc committee of its members (which we refer to as the first committee), consisting of Mr. Greenberg, a veteran investment banker and experienced executive, Mr. Miller, former senior vice chairman of The Chase Manhattan Corporation and former chief executive officer and president of AXA Financial, Inc., and Mr. Shorin. The purpose of the first committee was to evaluate the offer of Bidder A and any other similar proposals and to make recommendations and provide updates to our Board as necessary, while facilitating an appropriate process for responding to Bidder A’s proposal.

At the request of the first committee, representatives of Lehman Brothers attended a meeting of our Board on May 23, 2006 to present their views as to a response to the unsolicited indication of interest of Bidder A. They explained that our Board could, among other things, decide to either (i) let Bidder A conduct its due diligence review of Topps with a view toward receiving a firm offer and negotiating a go-shop right to solicit other buyers following the announcement of a transaction, or (ii) commence a sale process by approaching potential bidders on a confidential basis or (iii) make a public announcement that we had received an unsolicited indication of interest in purchasing the Company and were prepared to consider offers to acquire all or part of the Company. Lehman Brothers indicated that, in light of the limited interest of potential bidders during the recently attempted sale of our confectionery business in 2005, among other things, it was unlikely that option (ii) would have resulted in an attractive proposal. Lehman Brothers also indicated that a public announcement as per option (iii) described above would have been a possible way to attract all parties with an interest in potentially acquiring all or part of the Company. Our Board and Lehman Brothers, however, shared skepticism that a public announcement would produce an acceptable result for our stockholders due, in part, to (i) the recent failed process to sell our confectionery business, (ii) the fact that the financial performance of the confectionery business had declined since this previous sales process, (iii) the absence of a logical strategic buyer for the entirety of Topps, (iv) the low level of operating profit that could be used to support debt financing in a potential transaction with a financial sponsor and (v) the potential taxes associated with selling our confectionery and entertainment businesses in separate transactions.

Based on, among other things, this assessment and the belief that a public announcement could have jeopardized our then ongoing restructuring process and the ability for us to capitalize on the benefits that this process had begun to yield, our Board decided to pursue a transaction with Bidder A providing for a go-shop right that would allow us to solicit other buyers following the announcement of the transaction. We re-engaged Lehman Brothers on May 31, 2006 to assist us with this effort and with assessing any other sale opportunities or strategic alternatives that may arise.

On June 1, 2006, the Company received another unsolicited indication of interest to purchase Topps from a private equity firm (whom we refer to as Bidder B) for $9.00 to $9.75 per share. Bidder A and Bidder B were given access to nonpublic information regarding the Company, and meetings between representatives of Topps management and Bidder A and Bidder B, respectively, were arranged during the month of June 2006. Bidder A met with Topps management on June 19, 2006 and, soon afterward Bidder A indicated to Lehman Brothers that it was no longer interested in pursuing an acquisition of the Company. Discussions and meetings with Bidder B, as well as Bidder B’s due diligence review of the Company, continued.

In early June 2006, Mr. Eisner contacted Mr. Shorin and mentioned that he had read about Pembridge’s second proxy contest. Mr. Shorin declined Mr. Eisner’s assistance. However, during the conversation, Mr. Eisner noted that he would be in New York City in the coming weeks and suggested to Mr. Shorin that they have lunch. Mr. Shorin accepted Mr. Eisner’s invitation and, on June 12, 2006, Mr. Shorin and Scott Silverstein, the Company’s President, had a lunch meeting with Mr. Eisner and one of his colleagues at the Company’s offices in New York City. During the June 12, 2006 meeting, Messrs. Shorin and Silverstein had a general discussion with Mr. Eisner and his colleague regarding the nature and status of Topps’ business. At the end of the meeting, Mr. Eisner inquired whether he could be helpful to Topps. Mr. Shorin declined but he and Mr. Eisner agreed to stay in touch in the future.

Soon after the June 12, 2006 meeting, Mr. Eisner contacted Mr. Shorin and indicated that he could be interested in a possible transaction with the Company. Mr. Shorin directed Mr. Eisner to Mr. Greenberg, as the chairman of the first committee, to discuss any such transaction. Subsequently, Madison Dearborn and Tornante expressed to the Company their unsolicited interest in acquiring Topps. After the execution of confidentiality agreements with the Company dated July 17, 2006 and July 24, 2006, respectively, Madison Dearborn and Tornante were granted access to the nonpublic information that had been provided to Bidder A and Bidder B.

On July 20, 2006, Bidder B indicated to Lehman Brothers that it was considering a cash offer of $7.50 to $8.00 per share for the entire Company. In alternative, Bidder B proposed to Lehman Brothers a transaction in which Bidder B would make a minority equity investment in the Company and have the right to designate representatives on our Board. At the end of July 2006, discussions with Bidder B were put on hold by our Board in order to allow the newly elected objecting directors an opportunity to become involved in the sale process. Discussions with Bidder B recommenced in mid-September 2006.

In connection with the settlement of Pembridge’s second proxy contest, at a July 31, 2006 meeting, our Board determined to reconstitute the first committee into what is now the second committee. The members of this reconstituted second committee were (and still are) Messrs. Feder and Greenberg and, upon their election to our Board, Messrs. Brog and Ajdler, all of whom are independent directors of the Company. The second committee was established for the purpose of exploring and evaluating strategic alternatives for the Company.

At a meeting of the Board held on October 5, 2006, the second committee briefed our Board on the status of Bidder B’s then pending indication of interest to acquire the Company. Given Bidder B’s per share price indication, our Board determined to reject Bidder B’s proposal to acquire the Company. In addition, our Board determined to reject Bidder B’s alternative offer, and discussions with Bidder B were subsequently terminated. Mr. Greenberg also reviewed potential uses of our cash on hand, including, without limitation, a possible ‘‘Dutch auction’’ tender offer, a special dividend to stockholders and a stock repurchase program.

At the October 5, 2006 meeting, which was one of the first meetings attended by the objecting directors, the objecting directors argued in favor of an immediate special cash dividend to stockholders. Several of the other directors of the Company questioned whether the second committee had performed a sufficient review of the matter and possessed adequate information about the Company, its cash flows and projections in order to make a reasonable business judgment about the issue. Our Board deferred further discussion regarding a special dividend until such time as the issue had been more carefully analyzed.

From late October 2006 through late January 2007, the second committee met more than 12 times, in most cases with Schulte Roth & Zabel LLP, counsel to the second committee, and/or Willkie Farr, the Company’s counsel, and/or Lehman Brothers present either in person or by telephone. At most of these meetings, the second committee discussed the financial condition of the Company and the then pending third party proposals to acquire Topps. In addition, members of the second committee (including Messrs. Brog and Ajdler) interviewed a number of investment banks, including Goldman Sachs, Morgan Stanley, Houlihan Lokey and Greenhill, for possible retention by the second committee as its financial advisor. However, the second committee did not engage a financial advisor of its own.

At a meeting of the second committee held on October 24, 2006, representatives from Lehman Brothers were asked to advise the second committee as to the merits of a potential sale of the Company in the near future versus waiting several years to sell the Company. Lehman Brothers indicated that, while it was able to identify potential strategic buyers for the confectionery business and for the entertainment business, it had not been able to identify a logical strategic buyer for the entire Company due to the different nature of the two businesses. Lehman Brothers further noted that, in light of (i) the limited interest of potential buyers during the attempted sale of our confectionery business in 2005, (ii) the low EBITDA (or earnings before interest, taxes, depreciation and amortization) margin of our confectionery business as compared to the industry average, (iii) the deterioration of the financial performance of our confectionery business since the attempted sale in 2005 and (iv) other factors, including the challenged competitive positioning of our confectionery business and the unattractive industry dynamics, as indicated by Parthenon and several potential buyers involved in the attempted sale in 2005, it was unlikely that our confectionery business could be sold at an attractive price level. In addition, Lehman Brothers and certain members of the second committee noted that the recent consolidation in the confectionery industry and the increasing competition resulting from the declining market made the outcome of a turnaround effort highly uncertain, while the small scale of the business and its brands made it a less attractive target to other industry participants. Regarding the entertainment business, Lehman Brothers and certain members of the second committee concurred that the initiatives of the restructuring effort, and in particular the reduced number of licensees of major United States sports leagues (such as Major League Baseball and the National Football League, which constitute the core of our entertainment business), had started to yield benefits to our entertainment business. However, growth at that time was largely attributable to the redistribution of the market share of those competitors whose licenses had not been renewed and it was still unproven as to whether the changes in the licensing structure would reverse the steady decline that the trading card industry had experienced over the prior decade.

On November 8, 2006, representatives of Tornante and Madison Dearborn met with Topps management as part of their due diligence review of the Company. At around this time, discussions with Bidder B regarding a possible acquisition of Topps recommenced and an additional meeting between Bidder B and the Company’s management team was held on November 13, 2006. By mid-November 2006, the field of potential bidders was comprised of Bidder B and the Tornante-Madison Dearborn group. The second committee, along with representatives of Lehman Brothers, discussed the merits of pursuing an acquisition transaction with the two potential purchasers in which we would have a go-shop right to actively solicit competing bids after the execution of a definitive agreement versus conducting an auction without a deal being in place.

On November 24, 2006, Bidder B informed the second committee that its bid for the Company would not include a premium over the trading price of our common stock at that time (which closed at $8.73 per share on such date). This offer was not acceptable to the second committee. On November 28, 2006, members of the second committee and representatives of Lehman Brothers had a conference call with representatives of Bidder B to discuss Bidder B’s offer. During this conference call, Bidder B indicated that it would no longer continue to pursue an acquisition of the Company, leaving the Tornante-Madison Dearborn group as the sole remaining bidder.

The Tornante-Madison Dearborn Transaction

In July 2006, Mr. Eisner attended an annual conference held in Sun Valley, Idaho that is sponsored by the investment bank Allen & Co., Mr. Greenberg’s current employer. At the conference, Mr. Eisner approached Mr. Greenberg and mentioned that, after reading about Pembridge’s second proxy contest, he had contacted Mr. Shorin to inquire about possible opportunities with Topps and had considered a potential acquisition of Topps. Mr. Greenberg (who was then the chairman of the first committee) acknowledged to Mr. Eisner that he was aware of this inquiry but that our Board was not in a position at that time to entertain any discussions regarding a sale of the Company until after the proxy contest had concluded and our Board could determine an appropriate direction for the Company. This was the first conversation between Mr. Eisner and Mr. Greenberg with respect to a potential transaction with the Company.

On August 3, 2006, after the proxy contest had been settled, Mr. Eisner telephoned Mr. Greenberg to once again inquire as to a possible acquisition of Topps. Mr. Greenberg explained to Mr. Eisner that, given that the proxy contest had recently settled, any discussions regarding a sale of the Company at that time would have been premature. Mr. Greenberg then told Mr. Eisner that they might be able to revisit the matter after the upcoming Labor Day weekend. Mr. Eisner called Mr. Greenberg again on September 7, 2006. During this conversation, Mr. Greenberg asked Mr. Eisner for his sense of the price range that Tornante and Madison Dearborn would be willing to pay to acquire Topps. Mr. Eisner explained to Mr. Greenberg that the Tornante-Madison Dearborn group was still in the process of developing their valuation of the Company and that he would have to call Mr. Greenberg back with his response.

On September 29, 2006 (the day after we announced our earnings for the preceding fiscal quarter), Mr. Eisner telephoned Mr. Greenberg and explained that Tornante and Madison Dearborn were having difficulty justifying the payment of a premium over the trading price of our common stock at that time, which closed at $8.96 per share on that day. Mr. Greenberg then indicated that this would not be an acceptable offer. Mr. Eisner then inquired as to what would be an acceptable price. Based on conversations among our directors during the months leading up to this discussion with Mr. Eisner, Mr. Greenberg responded that, in his personal view, he believed that an offer of $10.00 per share would likely garner broad support among our directors, other than the objecting directors (as to whom Mr. Greenberg indicated to Mr. Eisner he did not know what price would be acceptable). Mr. Eisner reiterated the Tornante-Madison Dearborn group’s difficulty with justifying the payment of a premium over the then current trading price of our common stock and explained that, in order for Tornante and Madison Dearborn to gain comfort with respect to a higher acquisition price, they would need to have access to Topps management and to conduct a more extensive due diligence review of the Company.

Accordingly, Mr. Eisner called Mr. Greenberg on October 4, 2006 and October 25, 2006 in order to schedule meetings with Topps management and to coordinate other due diligence matters. The second committee then made arrangements for the Tornante-Madison Dearborn group to continue to expand its due diligence review of Topps so as to include meetings with members of management. Mr. Eisner contacted Mr. Greenberg on December 1, 2006 to inform him that Tornante and Madison Dearborn were in the process of preparing an offer to acquire Topps. On December 22, 2006, Tornante and Madison Dearborn submitted their indication of interest to acquire Topps for $9.24 per share, representing a 5.7% premium over the closing price ($8.74) of our common stock on such date.

Our Board met on January 9, 2007 to discuss this indication of interest and other strategic alternatives available to the Company. At that meeting, Mr. Brog made a presentation to our Board in which he shared the results of the second committee’s analysis, and the position of the second committee, as to whether the Company should (i) declare and pay a special dividend, (ii) effect a self tender for Company common stock, (iii) establish a stock buyback plan pursuant to Rule 10b5-1 under the Exchange Act, (iv) sell the Company at that time or (v) pursue a sale of the Company in two or more years.

In his presentation, among other things, Mr. Brog acknowledged that the second committee (including Messrs. Ajdler and Brog) unanimously recommended the payment of a special dividend because, among other things, in the second committee’s view, ‘‘Topps’ stock price is not materially undervalued to its intrinsic value,’’ and ‘‘the stock is not particularly cheap.’’ On repeated occasions leading up to this Board meeting, the objecting directors advocated the payment of a special dividend rather than a stock buyback because, in the view of the objecting directors, the prevailing trading price of our common stock (which closed at prices ranging from $8.91 to $9.08 per share from October 5, 2006 to January 9, 2007) made it difficult to justify a buyback.

During his presentation, Mr. Brog also noted that the second committee was split as to whether the Company should engage in a public sale process at that time. Messrs. Brog and Ajdler wanted to initiate a public sale process for the Company. Messrs. Greenberg and Feder, on the other hand, were of the opinion that discussions with the Tornante-Madison Dearborn group would have terminated if the Company were to pursue a public auction, as Mr. Eisner had previously indicated in no uncertain terms that Tornante and Madison Dearborn would withdraw their proposal if any such auction were commenced. In addition, Messrs. Feder and Greenberg noted that they were highly skeptical that such an auction would yield a more attractive offer than what had been proposed by the Tornante-Madison Dearborn group, and that they believed that other potential bidders could emerge and/or be sought after during the go-shop period contemplated by the proposed Tornante-Madison Dearborn transaction. Messrs. Greenberg and Feder also expressed their concern as to the potential impact of a failed auction on our then ongoing restructuring process. Mr. Greenberg then briefed our Board on the status of the $9.24 per share offer by Tornante and Madison Dearborn, and of the second committee’s recommendation to reject this offer. Our Board authorized the second committee to continue to negotiate with the Tornante-Madison Dearborn group for a better price and deferred any decision on a dividend or stock repurchase plan until after these discussions took place.

Mr. Eisner called Mr. Greenberg (as the chairman of the second committee) on January 12, 2007 to discuss the status of the Tornante-Madison Dearborn indication of interest and Mr. Greenberg explained our Board’s issues with respect to the proposal. During the next two weeks, members of the second committee, with the assistance of Lehman Brothers, negotiated with Tornante and Madison Dearborn. This consisted of a number of offers from Tornante and Madison Dearborn and counter-offers on behalf of the Company. At a meeting of our Board held on January 16, 2007, Mr. Greenberg reported to our Board that Mr. Eisner had indicated that Tornante and Madison Dearborn were prepared to increase their price to $9.75 per share, but not more, and insisted on entering into an exclusivity period of 30 days during which the parties would attempt to negotiate a definitive agreement with respect to the transaction. Our Board authorized the second committee to continue to negotiate the general terms of such an agreement and an appropriate exclusivity period.

As a result of these negotiations, the Tornante-Madison Dearborn group increased its initially offered price to $9.75 per share and we prepared a draft letter of intent providing for (i) a price per share of $9.75, (ii) confirmation that there would be no financing condition to the transaction, (iii) a go-shop period, (iv) a right to match third party offers, (v) a 30-day exclusivity period and (vi) the reimbursement of a portion of Tornante’s and Madison Dearborn’s expenses in the event that our Board failed to approve a definitive agreement submitted by the Tornante-Madison Dearborn group with terms customary for a transaction of this type and consistent with the terms of the letter of intent. After continued negotiations, certain members of the second committee recommended proposing a 40-day go-shop period and an expense reimbursement cap of $1.5 million to Tornante and Madison Dearborn. The second committee met on January 19, 2007 to discuss the letter of intent and to vote on this proposal. The second committee was deadlocked, with Messrs. Brog and Ajdler objecting to the Company entering into any exclusivity letter with Tornante and Madison Dearborn, and Messrs. Greenberg and Feder voting in favor of granting such exclusivity. As a result of the deadlock, the matter was presented to our full Board for its consideration at a meeting called for the following day, January 20, 2007. At the January 20, 2007 meeting, our Board listened to the views of each member of the second committee. Following a discussion regarding the go-shop period, expense reimbursement, the exclusivity period and the matching right, our Board approved the proposal, with all of the directors other than the three objecting directors voting in favor.

Our Board met again on January 25, 2007 and reviewed with Lehman Brothers the offer by the Tornante-Madison Dearborn group. Based in part on this review, our Board, with the objecting directors voting against, authorized continued negotiations with Tornante and Madison Dearborn, with the goal of increasing the price beyond $9.75 per share if possible. Because two of the four members of the second committee voted against the possible transaction with Tornante and Madison Dearborn, our Board expressed serious concerns about whether the second committee could effectively negotiate the terms of a definitive agreement. Therefore, our Board asked Mr. Greenberg to serve as its lead director for the purpose of negotiating the terms of any such definitive agreement on behalf of Topps, in consultation with such of the Company’s officers, advisors or other directors as he deemed appropriate.

Over the next few days, Mr. Greenberg considered this request. Despite the limited business dealings between Mr. Greenberg and his current employer and Mr. Eisner, the objecting directors persistently suggested to our Board that Mr. Greenberg could have a conflict of interest as a result of these limited business dealings. Although Mr. Greenberg, as well as our other directors (except for the objecting directors), disagreed with this view, in order to avoid the appearance of a conflict of interest or other impropriety if he led the negotiations with Tornante and Madison Dearborn, Mr. Greenberg declined our Board’s request that he serve as its lead director for the purpose of negotiating the terms of any definitive agreement with Tornante and Madison Dearborn.

At a meeting on January 31, 2007, our Board then asked its serving lead outside director, Mr. Feder, to serve as its lead director for the purpose of negotiating the terms of any definitive agreement with Tornante and Madison Dearborn because of his skill and experience, as well as his independence and lack of any potential appearance of a conflict of interest. Our Board also authorized Mr. Feder to draw upon the resources of management, other members of our Board and our advisors as he deemed appropriate. Mr. Feder accepted, and was appointed to, this expanded lead director role at the meeting and led the negotiations with Tornante and Madison Dearborn going forward. In connection with Mr. Feder’s appointment, our Board withdrew the second committee’s authority to explore and negotiate the terms of any strategic alternative to the extent that such authority conflicted with that of the lead director.

On January 29, 2007, Tornante and Madison Dearborn delivered to us an executed copy of the letter of intent. After his appointment as lead director with respect to the potential transaction, and upon approval by our Board, Mr. Feder executed and returned the letter of intent to Tornante and Madison Dearborn on January 31, 2007. The letter of intent provided for exclusivity through March 2, 2007. Tornante, Madison Dearborn and their respective counsel, on the one hand, and Topps management, Mr. Feder, Willkie Farr and Lehman Brothers, on the other hand, proceeded to negotiate the terms of merger agreement over the ensuing 30-day exclusivity period.

Our Board instructed the Company’s management to not have any discussions with the Tornante-Madison Dearborn group prior to the execution of a definitive agreement regarding any employment arrangements following the consummation of a transaction. Tornante and Madison Dearborn were similarly instructed not to have any such discussions with management prior to the execution of the merger agreement. Accordingly, no discussions regarding post-merger employment arrangements took place among Topps management and the Tornante-Madison Dearborn group prior to the execution of the merger agreement.

On various occasions during the process, management, Willkie Farr, Lehman Brothers and Mr. Feder informally briefed our Board (orally and in writing) as to the status of the negotiations, including the material open issues and how they were resolved. During these briefings, the members of our Board had the opportunity to, and did, question management, Willkie Farr, Lehman Brothers and Mr. Feder. In addition, representatives of Willkie Farr and Lehman Brothers made themselves available to directors who wished to contact them individually to ask questions.

Numerous issues were heavily negotiated during the exclusivity period, including, without limitation, the following:

•	Price – On at least two occasions, the Company negotiated with the Tornante-Madison Dearborn group to increase its price above the $9.75 offer price, which they refused to do.

•	Dividends – Tornante and Madison Dearborn insisted on numerous occasions on prohibiting the payment of any dividends, including the previously declared and announced dividend for our third fiscal quarter, after the merger agreement was signed. However, they ultimately agreed to permit the Company to pay such third quarter dividend as well as the next quarterly dividend in an amount not to exceed $0.04 per share.

•	Termination Fee – Tornante and Madison Dearborn had requested a $15 million termination fee, plus reimbursement of up to $5 million of their expenses. The Company agreed to pay a bifurcated termination fee of $8 million or $12 million (during and after the go-shop period, respectively), depending on the circumstances of the termination, plus reasonable and documented expenses of up to $3.5 million (increasing to up to $4.5 million 60 days after the effective date of the merger agreement).

•	Superior Proposal – The definition of a superior proposal under the merger agreement was discussed at length, particularly whether the percentage contained therein should be 25% or 60%. At a higher percentage, which was ultimately agreed by the parties to be 60%, the Company is effectively precluded from terminating the merger agreement to enter into a transaction to sell a division of Topps.

•	Post-Termination Right to Match – The Tornante-Madison Dearborn group requested a right to match any offers to acquire Topps for a period of one year following any termination of the merger agreement. Such request was resisted by the Company and later withdrawn by Tornante and Madison Dearborn.

•	Closing Conditions – Tornante and Madison Dearborn requested several closing conditions that were resisted by Topps and negotiated throughout the exclusivity period.

In late February, during this negotiation process, Mr. Eisner contacted Mr. Feder to express his concern that the Tornante-Madison Dearborn group may need an extension of the exclusivity period in order to complete their due diligence review of the Company and to finalize the merger agreement. Mr. Feder conferred with Mr. Greenberg and other members of our Board, as well as Willkie Farr and Lehman Brothers, and then called Mr. Eisner and explained that an extension of exclusivity was not warranted at that time but that the issue may be revisited as the March 2, 2007 deadline approached. After this conversation, Mr. Eisner telephoned Mr. Greenberg on February 21, 2007 to again express his concern as to the timing and to report what Mr. Feder had explained to him. On the night of March 2, 2007, Mr. Feder ultimately granted the Tornante-Madison Dearborn group a four-hour extension (until 4:00 a.m. on March 3, 2007).

On March 3, 2007, the Tornante-Madison Dearborn group delivered to our Board a definitive proposal to acquire Topps comprising of, among other things, (i) a copy of the merger agreement signed by Parent and Merger Sub, with a copy of the related disclosure schedules, (ii) voting agreements with a majority of the members of our Board, signed by Parent, (iii) a limited guaranty from each of Tornante and Madison Dearborn of Parent’s obligation to pay a termination fee to Topps, (iv) a commitment letter from each of Tornante and the MDP Funds with respect to their respective investments in the equity of Parent, and (v) a commitment letter with respect to Merger Sub’s debt financing of the transaction.

The proposal also included the Shorin employment letter, pursuant to which Mr. Shorin agreed to retire within 60 days after the consummation of the merger. By consenting to such agreement, Mr. Shorin surrendered approximately $2.8 million to which he would otherwise be entitled under his existing employment agreement in the event of a change of control of Topps. Such decision was made independently by Mr. Shorin in response to a specific request by Tornante and Madison Dearborn (communicated through the Company’s counsel) and, according to Mr. Shorin, was motivated by his desire to facilitate the proposed merger transaction with them, which he believes to be in the best interests of our stockholders (of which he is one). Following his post-merger retirement, Mr. Shorin will serve as an external consultant to Topps pursuant to his existing employment agreement. See ‘‘SUMMARY—The Merger—Interests of Certain Persons in the Merger,’’ ‘‘THE MERGER— Interests of Certain Persons in the Merger’’ and ‘‘THE MERGER AGREEMENT—Stock Options; Restricted Stock; Stock-based Awards.’’

In the evening of March 5, 2007, our Board met to consider the final merger agreement and related transaction documents. Mr. Feder and representatives of management, Willkie Farr and Lehman Brothers explained the sale process and the terms of each transaction document to our Board. In addition, Lehman Brothers delivered its written opinion to our Board that the consideration payable to the holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. By a vote of seven to three (with the objecting directors voting against), our Board approved the terms of the merger agreement and the transactions contemplated thereby (including the merger) and recommended that our stockholders approve the merger agreement and such transactions.

Messrs. Brog and Ajdler indicated, among other things, that they opposed the transaction because there was not, in their view, a full auction of the Company. Seven of the other directors disagreed with this position, noting the prior two-plus years of efforts and the fact that they did not believe that the Tornante-Madison Dearborn group would remain interested in acquiring Topps if our Board were to pursue a public auction prior to signing a definitive merger agreement, or that such an auction would have been likely to result in a more attractive proposal than what had been offered by Tornante and Madison Dearborn, as well as their belief that a failed auction could negatively impact the momentum generated by our turnaround efforts. The directors also noted that the terms of the merger agreement provided for a 40-day go-shop period, as well as the right of our Board to terminate the agreement prior to the stockholder vote if, during or after the go-shop period, a superior proposal emerges.

Several non-objecting directors also noted their belief that, given the prior efforts to sell the confectionery business and the two proxy contests, any bidder interested in acquiring Topps would likely have emerged prior to this time, and although several financial and strategic bidders had expressed interest in acquiring all or part of the Company over the prior two years, none had made an offer that was as attractive as the offer made by Tornante and Madison Dearborn.

The merger agreement was thereupon finalized, followed by its execution and delivery on March 5, 2007, as disclosed in the Company’s Current Report on Form 8-K/A, filed with the SEC on March 6, 2007, which contained a copy of the executed merger agreement, a form of the related voting agreements executed by a majority of our directors and the Shorin employment letter as exhibits thereto.

The Proxy Contest – Part III

During the Board meeting of the evening of March 5, 2007, Mr. Ajdler indicated his dissatisfaction with the Tornante-Madison Dearborn transaction. The following morning, Mr. Ajdler filed with the SEC an amendment to his Schedule 13D, to which he attached a letter addressed to our Board, a copy of which letter is included as Annex E-1 to this proxy statement. In the letter, Mr. Ajdler, citing his fiduciary duties, expressed his dissatisfaction with the $9.75 per share cash merger consideration payable to our stockholders pursuant to the merger agreement, as well as his belief that the process leading up to the execution of the merger agreement was flawed.

Mr. Ajdler was widely quoted to this effect in various news publications, including The Wall Street Journal and The Daily Deal. Mr. Brog also made public statements to the effect that he opposed the merger. In an article that appeared in The Daily Deal on March 9, 2007 (which was subsequently filed by Mr. Ajdler with the SEC), Mr. Ajdler stated: ‘‘At this point, we want to kill the deal, take the company over, improve the margins and create value, and then possibly sell the company.’’ Mr. Ajdler also indicated that if our stockholders reject the merger, he intends to nominate additional candidates to our Board in an effort to gain a majority and, consequently, control of Topps.

Given the publicly stated opposition to the merger agreement of Messrs. Ajdler and Brog, including Mr. Ajdler’s stated intention to acquire control of our Board without buying the Company, our Board met on March 13, 2007 to reconsider whether Messrs. Ajdler and Brog, as members of the second committee, could adequately represent the best interests of our stockholders during the go-shop period. At the meeting, our Board appointed Messrs. Feder and Greenberg to monitor day-to-day developments during the go-shop period and made clear that the second committee no longer had such authority. In addition, our Board created an Executive Committee consisting of Messrs. Feder, Greenberg, Mauer, Nusbaum and Shorin. The Executive Committee has been vested with the full power of our Board to the extent permitted by the DGCL, except that any decision as to whether a bona fide proposal constitutes a superior proposal within the meaning of the merger agreement will be made by our Board.

The following day, Mr. Ajdler filed with the SEC another amendment to his Schedule 13D, to which he attached a letter addressed to our Board, a copy of which letter is included as Annex E-2 to this proxy statement. In the letter, Mr. Ajdler complained about our Board’s decision to remove the second committee from the go-shop process and to vest substantially all of our Board’s authority in the Executive Committee.

The merger agreement and the transactions contemplated thereby were properly approved by our Board. Notwithstanding the efforts of Messrs. Ajdler and Brog (or the other objecting director), subject to its fiduciary duties (including such duties in light of a superior proposal, if any), our Board is committed to consummating the merger and the other transactions contemplated by the merger agreement. Accordingly, our Board encourages our stockholders to vote in favor of approval of the merger agreement and the transactions contemplated thereby (including the merger).

The Go-Shop Process

107 potential strategic and financial bidders were identified as possible acquirors of Topps during the go-shop period under the merger agreement, which expired on April 14, 2007. The list of potential bidders was prepared by Lehman Brothers and reviewed with our Board, including the objecting directors, and included 36 potential bidders proposed by Mr. Brog, one of the objecting directors. Beginning on March 6, 2007, Lehman Brothers contacted 107 potential bidders (including all of the 36 potential bidders proposed by Mr. Brog). 72 of the contacted potential bidders declined to pursue an acquisition of Topps, five signed confidentiality agreements with the Company (which, consistent with the terms of the merger agreement, contain confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreements signed by Tornante and Madison Dearborn) and commenced a due diligence review of Topps, while 34 failed to respond to Lehman Brothers’ further attempts to contact them. Except as described below, no potential bidder submitted a proposal during the go shop period and no superior proposal has materialized to date.

On April 12, 2007, prior to the expiration of the go-shop period, Bidder C the principal competitor of the Company’s entertainment business, submitted a non-binding indication of interest to acquire Topps for $10.75 per share, in cash. This proposal consisted of a bid letter and the Bidder C agreement, which was based on, and proposed modifications to, the existing merger agreement for the Tornante-Madison Dearborn transaction. The Bidder C agreement contained a number of proposed modifications to the existing merger agreement. The most significant of these changes were: (i) the deletion of all representations and warranties relating to Bidder C’s ability to finance its proposed acquisition of the Company; (ii) the deletion of the covenant that would require Bidder C to sell or dispose of assets, or to hold them separately, in order to obtain any regulatory approvals required to be obtained to consummate an acquisition of the Company; (iii) the insertion of the affirmative right of Bidder C to not be required to sell or dispose of any assets, or to hold them separately, to obtain such required regulatory approvals; and (iv) the addition of a condition to the consummation of the proposed transaction (often referred to as a due diligence out) providing that Bidder C must have been provided with such additional due diligence information as it may request, had a reasonable opportunity to review such information and be satisfied, in Bidder C’s sole discretion, with the substance and results of such information. In addition, the Bidder C agreement indicated that the condition in the existing merger agreement that certain third party consents must be obtained prior to the consummation of the transaction would be subject to further discussion and retained the provision limiting its liability under the proposed agreement to $12 million. Bidder C noted in the Bidder C agreement that it would consider deleting the due diligence out and the consent condition upon completion of its due diligence. Bidder C later notified Willkie Farr that the consent condition would not apply to any non-governmental consents.

Lehman Brothers contacted Bidder C on March 6, 2007, in order to solicit its potential interest for the Topps opportunity and sent it a copy of a confidentiality agreement on March 8, 2007, which Bidder C executed on March 20, 2007. Because Bidder C is a competitor of the Topps entertainment business, during its due diligence review of the Company, it was granted full access to all due diligence materials relating to the Topps confectionery business and modified access to due diligence materials relating to the entertainment business. The Company explained to Bidder C that it had restricted access to certain highly competitively sensitive materials, as it had done for all bidders (including Tornante and Madison Dearborn), and that, similar to the procedure implemented for Tornante and Madison Dearborn and subject to applicable contractual confidentiality restrictions on Topps, certain materials would be made available for review at such time as Bidder C had submitted a fully financed and definitive proposal to acquire the Company that was acceptable to our Board. Notwithstanding this proposal, Bidder C repeatedly demanded current access to all due diligence materials, including highly competitively sensitive information, relating to the Topps entertainment business, and prior to submitting any proposal or indication of interest for acquiring the Company.

Prior to and after the submission of its bid, representatives of Lehman Brothers and Willkie Farr had discussions with representatives of Bidder C and its counsel in an effort to provide Bidder C with sufficient guidance as to how it could enhance the likelihood that its bid would be considered a superior proposal under the terms of the existing merger agreement. In connection with this effort and at the request of Bidder C, additional diligence materials were added to the data room to which Bidder C was provided with access and a redacted copy of the Company’s disclosure schedules to the existing merger agreement was provided to Bidder C.

After Bidder C submitted its bid, representatives of Willkie Farr contacted Bidder C’s counsel to discuss the proposed changes to the existing merger agreement contemplated by the Bidder C agreement and the status of Bidder C’s financing of the transaction. Bidder C explained that it was not concerned about the ability to receive all required regulatory approvals. However, Bidder C was not willing to take any risk under the Bidder C agreement that such approvals might not be obtained. Most significantly, as noted above, it deleted any obligation to sell or dispose of any assets, or to hold them separately, in order to obtain such approvals (a covenant to which Tornante and Madison Dearborn agreed) and added an unequivocal right to not have to do so. In light of Bidder C’s repeated refusal to accept the existing covenant, Willkie Farr proposed to Bidder C that it assume the risk as to the failure of any required regulatory approval to be obtained by Bidder C agreeing to pay to the Company a termination fee in the event that the Bidder C agreement, if executed, were terminated due to such failure. Bidder C rejected this proposal. The Company attempted to negotiate with Bidder C to have Bidder C assume the regulatory risk but Bidder C did not evidence any willingness to negotiate until it submitted by email a letter dated April 14, 2007, received by the Company at approximately 10:20 p.m. (New York time), which was less than two hours before the go-shop period expired, in which Bidder C proposed to assume a portion of the regulatory risk.

With respect to Bidder C’s financing of its proposed acquisition, as is typically done in acquisition transactions, representatives of Willkie Farr and Lehman Brothers requested customary evidence of Bidder C’s wherewithal to consummate the transaction in the form of written financing commitments and (to the extent that any such commitment would not be used) recent financial statements of Bidder C, along with a summary of the terms of any existing credit facility upon which Bidder C anticipated drawing in connection with the proposed transaction. This was particularly relevant in this case as no information regarding Bidder C’s financial position was publicly available. Bidder C refused to provide this information and suggested that it would be made available to the Company at such time as the competitively sensitive information that was withheld from Bidder C was made available to it in a manner consistent with the treatment of all other bidders. The Company’s representatives pointed out that these matters were not related and that evidence of Bidder C’s financial capability to consummate the transaction was critical and repeatedly requested the information so that our Board could have sufficient information to adequately assess Bidder C’s bid in light of the pending Tornante-Madison Dearborn transaction.

Further to prior requests, on the evening of April 13, 2007, we sent Bidder C a letter suggesting that it provide the requested financial information only to Lehman Brothers so that Lehman Brothers could appropriately advise our Board and reminded Bidder C that the go-shop period would expire after April 14, 2007. Bidder C provided no such response or indication on April 13 or during the day of April 14 leading up to the expiration of the go-shop period nor did it attempt to schedule a time to discuss the issue. However, Bidder C notified Lehman Brothers by email at approximately 9:15 p.m. (New York time) on April 14, 2007 (approximately two hours and 45 minutes before the go-shop period expired), that it would provide unspecified financing information to Lehman Brothers if it executed a confidentiality agreement with Bidder C. Bidder C indicated that it would have its counsel promptly send to Lehman Brothers a confidentiality agreement for review. Having not received any such agreement, Lehman Brothers sent to Bidder C by email its standard form of confidentiality agreement at approximately 10:05 p.m. (New York time). Bidder C’s counsel sent back to Lehman Brothers a revised version of the confidentiality agreement at approximately 11:20 p.m. (New York time), or approximately 40 minutes prior to the expiration of the go-shop period. Due to the very limited time left prior to the expiration of the go-shop period, at which time discussions with Bidder C were required to terminate pending our Board’s determination that its bid was or might reasonably be expected to result in a proposal that is superior to the Tornante-Madison Dearborn transaction, the confidentiality agreement was not finalized. Bidder C failed to submit any information regarding its ability to finance the transaction prior to the expiration of the go-shop period.

Our Board met on April 16, 2007 to review and consider Bidder C’s proposal. By a vote of five for and one against, with one director abstaining and three directors absent, our Board did not declare Bidder C to be an ‘‘Excluded Party’’ under the existing merger agreement, primarily for the following reasons:

•	the absence of any information as to whether Bidder C would be capable of financing its proposed acquisition, despite the Company’s repeated attempts to confirm such financing in the days leading up to the expiration of the go-shop period;

•	the risk that the transaction could be substantially delayed or prevented from being consummated due to the failure of all required regulatory approvals being obtained and Bidder C’s stated unwillingness to assume sufficient risk as to the occurrence of such a failure; and

•	Bidder C’s proposed $12 million cap on its liability in the event of its breaching of the definitive merger agreement, which our Board determined was insufficient given the fact that Bidder C was a strategic, and not a financial, buyer. Given the other issues presented by Bidder C’s proposal, our Board viewed a $12 million cap as essentially an option in favor of Bidder C to acquire the Company.

In light of these issues, our Board determined that, notwithstanding Bidder C’s interest in acquiring Topps for $1.00 per share more than the merger consideration proposed in the Tornante-Madison Dearborn transaction, under the circumstances, it could not conclude that Bidder C’s bid was or might reasonably be expected to result in a superior proposal (within the meaning of the existing merger agreement) to the Tornante-Madison Dearborn transaction.

Therefore, the Company and its representatives are not permitted to continue discussions and negotiations with Bidder C (or any other person) unless it submits an unsolicited proposal that, subject to certain conditions specified in the existing merger agreement, our Board determines in good faith is or may reasonably be expected to result in a superior proposal to the Tornante-Madison Dearborn transaction. See ‘‘SUMMARY—The Merger—Termination of the Merger Agreement,’’ ‘‘—Termination Fees if the Merger is Not Completed’’ and ‘‘—Expense Reimbursement if the Merger is Not Completed,’’ and ‘‘THE MERGER AGREEMENT—Restrictions on the Solicitation of Other Offers,’’ ‘‘—Change in Company Recommendation,’’ ‘‘—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses’’ and Annex A to this proxy statement.

Litigation Relating to the Merger

Subsequent to the announcement of our execution of the merger agreement, nine purported class action lawsuits were filed – four in the Supreme Court of the State of New York and five in the Delaware Court. Topps, as well as our directors Arthur T. Shorin, Allan A. Feder, Stephen D. Greenberg, Ann Kirschner, David M. Mauer, Jack H. Nusbaum and Richard Tarlow, are named as defendants in all nine of these lawsuits. In seven of the actions, Tornante and Madison Dearborn are also named as defendants. In addition Parent and Merger Sub are named as defendants in three of the cases and Madison Dearborn Capital Partners V-A L.P., Madison Dearborn Capital Partners V-C L.P.

and Madison Dearborn Capital Partners V Executive-A, L.P., which are funds affiliated with Madison Dearborn and are joint and several guarantors of 50% of Parent’s obligation to pay a termination fee to us, are named as defendants in one of the lawsuits.

The actions, which were purportedly brought on behalf of our public stockholders (other than the defendants), in substance allege that the terms of the merger agreement are unfair to such stockholders because, in the view of the plaintiffs, the value of our outstanding common stock is greater than the $9.75 per share payable under the merger agreement. All of the complaints assert alleged claims for breach of fiduciary duty against the director defendants, and seven of the complaints allege abetting the breaches of fiduciary duty against (as applicable) Topps, Tornante, Madison Dearborn and the Madison Dearborn funds. All of the complaints, in their prayers for relief, seek, among other things, to enjoin the merger.

The time period for defendants’ to answer, move to dismiss or otherwise respond to the complaints has not yet expired. Therefore, it is too soon for us to express any view as to the likely outcome of these matters. Discovery requests have been served in the Delaware and the New York actions, and discovery is currently proceeding in both Delaware and New York. We intend to vigorously defend against these lawsuits.

The four New York actions are captioned as follows: William Lipscomb v. The Topps Company, Inc., No. 600715/07 (Sup. Ct. March 7, 2007); New Jersey Carpenters Pension Fund v. Topps Co., Inc., No. 600768/07 (Sup. Ct. March 9, 2007); New Jersey Building Laborers Statewide Benefit Funds and New Jersey Carpenters Pension Fund v. Topps Company, Inc., No. 600822/07 (Sup. Ct. March 14, 2007); Fishbury Ltd. v. Topps Company, Inc., No. 600837/07 (Sup. Ct. March 15, 2007). The five Delaware actions are captioned as follows: Phyllis Freiman v. The Topps Company, Inc., C.A. No. 2777-VCS (Del. Ch. March 8, 2007); Gerald Tannenbaum v. Arthur T. Shorin, C.A. No. 2788-VCS (Del. Ch. March 9, 2007); Plymouth Country Retirement Systems v. The Topps Company, Inc., C.A. No. 2786-VCS (Del. Ch. March 9, 2007); Barry Lustig v. The Topps Company, Inc., C.A. No. 2790-VCS (Del. Ch. March 12, 2007); and City of Worcester Retirement System v. Arthur T. Shorin, C.A. No. 2802-VCS (Del. Ch. March 16, 2007).

On March 26, 2007, the Delaware Court of Chancery entered an order consolidating the five Delaware actions under the caption In re Topps Company Shareholder Litigation, Consolidated C.A. No. 2777 (VCS).

Recommendation of Our Board

At its meeting on March 5, 2007, our Board, by a vote of seven to three, determined that the merger agreement is fair to, advisable and in the best interests of Topps and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, our Board recommends that our stockholders vote ‘‘FOR’’ approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) at the special meeting. Our Board also recommends that you vote ‘‘FOR’’ the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) at the time of the special meeting.

Reasons for Our Board’s Recommendation

In reaching its determination to recommend that our stockholders approve and adopt the merger agreement and the transactions contemplated thereby (including the merger), our Board consulted with management, as well as Lehman Brothers and Willkie Farr, and considered a number of factors that it believed supported its recommendation, including, without, limitation the factors described below.

Factors supporting our Board’s recommendation and determination as to the fairness of the merger to our stockholders upon the terms and subject to the conditions set forth in the merger agreement include, among others, the following:

•	the offered merger consideration of $9.75 per share, all in cash, represents a premium of approximately 8.3% over the closing price ($9.00) of our common stock on March 2, 2007, the trading day immediately preceding the date on which Tornante and Madison Dearborn submitted their binding proposal to acquire Topps, and a premium of approximately 9.4% over the closing price ($8.91) of our common stock on March 5, 2007, the effective date of the merger agreement;

•	our historical and current financial performance and results of operations, our prospects and long-term strategy, our competitive position in our industries, the outlook for the confectionery and trading card and sticker album collection and strategy game industries and general economic and stock market conditions, including (i) our limited growth over the past few years, (ii) the general decline of the trading card industry over the last decade and (iii) our relatively flat revenues and earnings over the past several years;

•	the belief that our stock price is not likely to consistently trade at or above $9.75 per share in the near future, which belief is based on a number of factors, including (i) our Board members’ knowledge and understanding of the Company and its industries, (ii) management’s projections and business plan and (iii) the various valuation methodologies and analyses prepared by our Board’s financial advisors;

•	the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the ability of our stockholders to recognize significant cash value through the proceeds of the merger versus the continued risk of holding our common stock while the Company operates as a stand-alone company, taking into account the uncertainty of achieving management’s projections and the unpredictability of the Company’s operating results going forward;

•	seven out of our ten directors support the merger and have executed voting agreements whereby these individuals, in their respective capacity as stockholders of Topps, have agreed to vote their shares of common stock in favor of the consummation of the merger;

•	our Board’s belief that the merger consideration would result in greater value to our stockholders than either pursuing management’s current business plan or undertaking any alternative course of action;

•	through its lead director and with the participation of other directors, management and the Company’s representatives, there were extensive arm’s-length negotiations with Tornante and Madison Dearborn over several months, which, among other things, resulted in an increase in the offered merger consideration from $9.24 to $9.75 per share;

•	the terms of the merger agreement, including the merger consideration, and our go-shop right to actively solicit superior proposals for 40 days following the effective date of the merger agreement (subject to certain conditions);

•	the fact that we are permitted to pay a dividend of up to $0.04 per share for our fourth fiscal quarter ended March 3, 2007;

•	the absence of a financing condition to consummation of the merger;

•	the amount of the termination fee payable by Topps to Parent and the circumstances under which it is payable (including the fact that the termination fee payable during the go-shop period if the Company enters into a superior proposal is substantially lower than the fee otherwise payable), which our Board believes should not unduly discourage a third party from offering a proposal that is more favorable than the proposed Tornante-Madison Dearborn transaction;

•	the amount of the termination fee payable by Parent to Topps, including the guaranty thereof, and the circumstances under which it is payable;

•	the fact that the merger agreement permits us to provide information and participate in negotiations with respect to third parties who have submitted written indications of interest or unsolicited acquisition proposals that meet the requirements set forth in the Merger Agreement after the conclusion of the go-shop period, and to terminate the merger agreement to accept a superior proposal from any such third party;

•	the fact that, as a public company, the market price of our common stock would be susceptible to adverse effects of earnings fluctuations that may result from changes in our operations specifically, and changes in the confectionery, trading card and other industries in which we operate generally;

•	the likelihood that the proposed merger would be completed, in light of the financial capabilities and reputation of Tornante and Madison Dearborn, the absence of a financing condition to the consummation of the merger and the other terms and conditions of the merger agreement;

•	the fact that we have engaged in discussions with various parties over the last two years with respect to possible sale transactions, including an auction process for our confectionery business, and such transactions have not resulted in a definitive agreement or any proposals that our Board considered attractive;

•	the fact that a sale of either our entertainment business or our confectionery business as a stand-alone business would create a tax liability for Topps and might leave the Company with an unreasonably small business to justify being a public company;

•	the timing of the merger and the risk that if the Company did not accept the Tornante-Madison Dearborn group’s offer at the time that it did, our Board might not have had another opportunity to do so, particularly if the financial markets fluctuate in a manner that makes it more difficult to finance an acquisition of the Company;

•	the fact that, due to the different nature of our confectionery and entertainment businesses, there was no logical strategic buyer of the entire Company and no other buyer has emerged;

•	the fact that the operating profits of the Company made it difficult for Topps to be acquired in a leveraged transaction without a substantial equity investment by the acquiror; and

•	the opinion of Lehman Brothers that, from a financial point of view, the $9.75 per share cash merger consideration to be offered to our stockholders pursuant to the merger is fair to such stockholders.

Factors supporting our Board’s recommendation and determination as to the procedural fairness of the merger upon the terms and subject to the conditions set forth in the merger agreement include, among others, the following:

•	our Board appointed an independent lead director to (with the assistance of the Company’s management, advisors and other directors) consider and negotiate the terms of the merger agreement on behalf of Topps, and our Board retained the services of independent counsel and an independent financial advisor;

•	the lead director is not an officer or employee or representative and/or affiliate or principal stockholder of the Company, is independent from the Company as such term is defined and interpreted under applicable Delaware law, and has no economic interest or expectancy of an economic interest in Tornante, Madison Dearborn or any of their respective affiliates or the surviving corporation of the merger, and the lead director was given authority to, among other things, review, evaluate, negotiate, recommend and reject the terms of any proposed transaction on behalf of Topps;

•	on various occasions during the negotiation process with Tornante and Madison Dearborn, Topps management, Willkie Farr, Lehman Brothers and Mr. Feder informally briefed our Board (orally and in writing) as to the status of the negotiations, including the material open issues and how they were resolved, during which briefings the members of our Board had the opportunity to, and did, question Topps management, Willkie Farr, Lehman Brothers and Mr. Feder;

•	representatives of Willkie Farr and Lehman Brothers made themselves available to directors who wished to contact them individually to ask questions;

•	the merger requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting;

•	after the conclusion of the go-shop period and subject to certain conditions, including the payment of a termination fee of $12 million (or $8 million if the Company had entered into a definitive agreement with respect to a superior proposal within the meaning of the merger agreement during the go-shop period) under certain circumstances, the terms of the merger agreement allow our Board to exercise its fiduciary duties to consider potential alternative transactions, including if it believes that an unsolicited acquisition proposal it receives after the conclusion of the go-shop period is reasonably expected to result in a superior proposal;

•	based on advice of the Company’s financial and legal advisors, that the termination fee and expense reimbursement amounts under the merger agreement are reasonable compared to other similar public company merger transactions, and would not unreasonably deter another potential purchaser from considering a transaction with the Company at a price higher than the $9.75 per share merger consideration;

•	subject to certain conditions, the Company would be entitled to receive a termination fee of $12 million if the merger agreement is terminated by the Company due to the failure of Parent to consummate the transaction after the marketing period contemplated by the merger agreement if the conditions to merger contained in the merger agreement are satisfied; and

•	stockholders who do not vote in favor of the merger proposal and follow the other procedures of Section 262 of the DGCL will have the right to require an appraisal of their shares of Topps common stock, in which case they would have the fair value of their shares determined by the Delaware Court and to receive payment based on that valuation.

Our Board also considered a number of risks and other potentially negative factors concerning the merger, including, among others, the following:

•	our stockholders will have no ongoing equity participation in the surviving corporation following the merger, meaning that such stockholders will cease to participate in the Company’s future earnings or growth, or to benefit from any increases in the value of the Company’s common stock;

•	our stockholders, upon completion of the merger, will receive in exchange for their shares (upon surrendering them) a cash price determined by our Board (subject to our stockholders’ right to pursue appraisal rights), and our stockholders will not have the right thereafter to liquidate their shares at a time and for a price of their choosing;

•	if the merger is not consummated for certain reasons, including the failure of our stockholders to vote in favor of the merger, we may be required to reimburse Parent for its out-of-pocket fees and expenses incurred in connection with the transaction (up to a cap);

•	if the merger is not consummated for certain reasons, we may be required to pay a termination fee to Parent (in addition to expense reimbursement);

•	the merger is conditioned upon the receipt of certain regulatory and third party consents, which are beyond our control;

•	between the signing of the merger agreement and the consummation of the merger, we will not be permitted to pay dividends (other than the $0.04 per share dividend referred to above for our fourth fiscal quarter ended March 3, 2007);

•	between the signing of the merger agreement and the consummation of the merger, we will not be able to take certain actions without the consent of Parent;

•	the merger agreement provides for a 15-day marketing period after all conditions to the merger are satisfied to enable Parent and Merger Sub to complete their financing, during which period we bear certain risks;

•	Parent and Merger Sub are newly formed entities with no substantial assets, and our recourse in the event of a breach by them of the merger agreement will be contractually limited to the amount of the termination fee payable by Parent;

•	we did not undertake a full public auction of the entire Company prior to entering into the merger agreement; although our Board was satisfied that, in light of the more than two-year process leading up to the execution of the merger agreement, the merger agreement, and particularly the 40-day go-shop period, provided our Board with an adequate opportunity to conduct an affirmative post-signing market test to ensure that the $9.75 per share merger consideration is the best available to our stockholders;

•	for U.S. income tax purposes, the merger will be a taxable transaction for our stockholders whose shares will be converted into the right to receive cash in the merger;

•	a proposal to acquire either our confectionery or entertainment business individually would not be considered a superior proposal within the meaning of the merger agreement; and

•	three of our directors voted against approval and adoption of the merger agreement by our Board.

In view of the wide variety of factors considered, our Board did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, while individual members of our Board may have assigned different weights to various factors, the determination of our Board, as a whole, was made after considering all of the factors together.

After considering these and other factors, our Board concluded that the positive factors relating to the merger agreement and the transactions contemplated thereby (including the merger) outweigh the potential negative factors.

The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by our Board.

Fairness Opinion of Lehman Brothers

In February 2005, we retained Lehman Brothers to evaluate potential sale opportunities for the Company and our Board decided to begin an auction process for the sale of our confectionery business. In light of the absence of an offer at an attractive price level, in September 2005 we announced that we had terminated our process to evaluate a possible sale of our confectionery business, at which time we also terminated our engagement of Lehman Brothers, and that we had instead launched a restructuring program. Beginning in May 2006, after we received several unsolicited preliminary indications of interest from third parties to acquire the entirety of Topps, we re-engaged Lehman Brothers as our financial advisor. After a due diligence review of the businesses of the Company by the interested parties, the merger agreement with Tornante and Madison Dearborn was executed. In February 2007, Lehman Brothers was asked by our Board to render an opinion with respect to the fairness, from a financial point of view, to our stockholders of the consideration to be offered to such stockholders in connection with the merger pursuant to the merger agreement.

On March 5, 2007, Lehman Brothers rendered its opinion to our Board that as of such date and, based upon and subject to the matters stated in its opinion, the $9.75 per share cash merger consideration payable to our stockholders in connection with the merger pursuant to the merger agreement was fair to our stockholders from a financial point of view.

Pursuant to Lehman Brothers’ engagement letter with us, upon delivery of its opinion, Lehman Brothers was entitled to receive a fee of $750,000. If the merger and the other transactions contemplated by the merger agreement are completed, Lehman Brothers will receive fees of $[        ] million, in the aggregate, including the fee relating to its opinion. Lehman Brothers’ fee arrangement with respect to the merger was structured so as to provide it with an incentive to seek out a buyer who will provide maximum value to our stockholders.

While negotiating the terms of the merger agreement, Mr. Feder polled the three other members of the second committee as to whether they believed it was necessary to obtain an additional fairness opinion from another financial advisor. With the agreement of Messrs. Greenberg, Ajdler and Brog,

Mr. Feder determined that an additional fairness opinion from another financial advisor was not necessary or appropriate. In making this determination, Mr. Feder discussed with the members of the second committee Lehman Brothers’ (i) substantial familiarity with the Company and its operations, which it gained through, among other things, its work in connection with the auction process for the sale of our confectionery business in 2005, as well as in connection with its re-engagement in May 2006, (ii) knowledge of the industries within which the Company operates and (iii) fee structure that provides an incentive for Lehman Brothers to seek out attractive offers to acquire the Company. The members of the second committee also took into account the fees that would be payable to an additional financial advisor and concluded that that the engagement of another financial advisor would not add value to the sale process.

The full text of Lehman Brothers’ written opinion, dated March 5, 2007, is included as Annex B to this proxy statement. Our stockholders are encouraged to read Lehman Brothers’ opinion carefully and in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of our Board in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, Topps’ underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•	such publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis, including the Company’s Annual Reports on Form 10-K for the fiscal years ended on the Saturday closest to the end of February 1998 to 2006 and Quarterly Reports on Form 10-Q for the quarters ended May, August and November 2005 and February, May, August and November 2006;

•	financial and operating information with respect to the business, operations and prospects of the Company furnished by us to Lehman Brothers, including financial projections of the Company and adjusted financial projections prepared by our management;

•	the trading history of our common stock over recent months;

•	a comparison of the current market valuation of the Company against selected operating metrics with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed merger against the financial terms of certain other recent transactions that Lehman Brothers deemed relevant; and

•	a comparison of the historical financial results and present financial condition of the Company with the financial projections prepared by our management.

In addition, Lehman Brothers had discussions with Topps management concerning our businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers, including information provided by us, without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of Topps management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections and adjusted financial projections of the Company, upon advice of the

Company, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Topps management as to the Company’s future financial performance and that Topps would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct or obtain any evaluations or appraisals of the assets or liabilities of the Company, nor did it conduct a physical inspection of the properties and facilities of Topps. In addition, in 2005 we asked Lehman Brothers to conduct an auction process for our confectionery business, which process was terminated by us on September 12, 2005, but after such termination and prior to March 5, 2007, we did not authorize Lehman Brothers to solicit, and Lehman Brothers has not solicited, any indication of interest from any third party with respect to the purchase of all or a part of the Company’s business. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 5, 2007.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to our Board. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Historical Share Price Analysis

Lehman Brothers considered historical data with regard to the trading prices of our common stock for the period from March 1, 2002 to March 2, 2007. During this period the closing price of our common stock ranged from a high of $11.00 on May 23, 2002 to a low of $6.99 on December 19, 2005. Lehman Brothers noted the volatility of our common stock price in the last two years, from the $10.94 peak reached at the close of trading on June 21, 2005, after Topps, in response to market rumors, announced on May 17, 2005 that it had retained Lehman Brothers to explore various strategic alternatives, including a potential sale of our confectionery business, to the subsequent drop in share price to $8.92 when on September 12, 2005 we announced that we had terminated the sale process of our confectionery business. Also, Lehman Brothers noted that the price of our common stock had steadily risen following our 2006 annual meeting of stockholders held on July 28, 2006, when we announced that we had reached an agreement with Pembridge regarding its then pending proxy contest, and that, based on at least one analyst report, speculation had emerged in the analyst community that the Company might have been the subject of a transaction over the following months. As of the close of trading markets on March 2, 2007, the price of our common stock had appreciated by approximately 12.2% to $9.00 from its average closing price of $8.02 for the two-week period that preceded our 2006 annual meeting of stockholders. The foregoing historical share price analysis was presented to our Board to provide it with background information and perspective with respect to the historical share price of our common stock.

Analysis of Historical and Projected Financials

Lehman Brothers analyzed the historical consolidated financial performance of the Company over the last five fiscal years (or FY) and observed that from FY2002 to FY2006 consolidated net sales declined from $300.2 million in FY2002 to $294.8 million in FY2006, which corresponds to a total decline of approximately 1.8% and a compounded annual decline in consolidated net sales during the period considered of approximately 0.4%. It should be noted that FY2006 financials correspond to the internal reporting of the Company, and are marginally different from the reported FY2006 financials (reported FY2006 net sales were $293.8 million). Differences are related to the different treatment of thePit.com (a business disposed in FY2006). While in the reported FY2006 financials the results of thePit.com are included as a post-tax adjustment to net income from continuing operations, in the internal reporting for FY2006 the financial contribution of thePit.com is embedded within consolidated figures.

Lehman Brothers also observed that the profitability of the Company decreased over the period considered, with a decline in consolidated contribution margin from $102.3 million (approximately a

34.1% margin) in FY2002 to $78.9 million (approximately a 26.8% margin) in FY2006, which corresponds to a total decline of approximately 22.9% and to a compounded annual decline in the consolidated contribution margin for the period considered of approximately 6.3%. EBITDA declined from $39.7 million (approximately a 13.2% margin) in FY2002 to $5.6 million (approximately a 1.9% margin) in FY2006, which corresponds to a total decline of approximately 85.9% and to a compounded annual decline in the consolidated EBITDA for the period considered of approximately 38.7%. Diluted earnings per share (or EPS) from continuing operations declined from $0.60 per share in FY2002 to $0.10 per share in FY2006, which corresponds to a total decline of approximately 83.3% and to a compounded annual decline in the diluted EPS for the period considered of approximately 36.2%.

Lehman Brothers performed certain analyses based on the projected financial information prepared by Topps management for presentations made to Tornante and Madison Dearborn on December 12, 2006, which financial information was subsequently revised by management on February 26, 2007 as part of the diligence review of Topps by Tornante and Madison Dearborn. Such projections (which we refer to as the management case) were prepared in connection with the sale process that followed the unsolicited indications of interest by Tornante and Madison Dearborn and other third parties in May and June 2006. In the view of Topps management, the management case represented the projected financial performance of the Company assuming a very favorable predicted outcome for the growth and margin expansion initiatives planned for the period from FY2007 to FY2010. Lehman Brothers also considered projected financial information based on the management case, as adjusted by Topps management to reflect the projected financial performance of the Company assuming a predicted outcome for the growth and margin expansion initiatives planned for the period from FY2007 to FY2010 that, although favorable, was less favorable than in the management case (we refer to this adjusted financial information as the adjusted case).

In the management case, consolidated net sales are projected to grow from $294.8 million in FY2006 to $422.7 million in FY2010. Such growth corresponds to an approximately 9.4% compounded annual growth rate (or CAGR) for the period FY2006 to FY2010, which compares to an approximately 2.5% CAGR for the period from FY1998 to FY2006. In addition, under the management case, EBITDA is projected to grow from $5.6 million in FY2006 (approximately a 1.9% margin) to $51.2 million in FY2010 (approximately a 12.1% margin). In the adjusted case, consolidated net sales are projected to grow from $294.8 million in FY2006 to $383.1 million in FY2010, which corresponds to an approximately 6.3% CAGR for the period from FY2006 to FY2010. Moreover, under the adjusted case, EBITDA is projected to grow from $5.6 million in FY2006 (approximately a 1.9% margin) to $38.4 million in FY2010 (approximately a 10.0% margin).

Lehman Brothers also reviewed the financial projections of the management case and of the adjusted case by analyzing the assumptions for our confectionery and entertainment businesses underlying each of the two scenarios and comparing them with the historical financial performance of each of the two businesses. The management case predicts significant ‘‘top-line’’ growth and margin expansion across business units and is largely predicated on the success of new product launches in our confectionery business and, for the entertainment business, continued strong growth of U.S. sports in a reversal of the decline of the category over the last ten years and the successful turnaround of our WizKids unit. The adjusted case also assumes strong top-line growth and margin expansion for both the confectionery and the entertainment businesses although to a lesser extent than in the management case. Assumptions of the adjusted case are similar to the management case and based on new product launches for our confectionery business and growth in U.S. sports and a turnaround of WizKids for our entertainment business.

Lehman Brothers also noted in its analysis that most of the projected growth for the confectionery business in the management case and in the adjusted case was predicated on sales of ‘‘Vertigo,’’ a confectionery product that we launched only recently, and on other products that are in various stages of development and have not yet been launched.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its consideration of the companies in the confectionery and in the entertainment industry, reviewed and compared specific financial and operating data relating to the Company with selected companies that Lehman Brothers deemed comparable to Topps. In light of the different nature of the confectionery and entertainment businesses of the Company, Lehman Brothers selected a set of comparable companies for the confectionery business and a set of comparable companies for the entertainment business of Topps. Such companies included:

Confectionery business:

•	Lindt & Sprüngli AG

•	Tootsie Roll Industries Inc.

•	WM. Wrigley Jr. Co.

•	Campbell Soup Co.

•	H.J. Heinz Co.

•	Cadbury Schweppes Plc

•	General Mills Inc.

•	Kellogg Co.

•	Nestlé S.A.

•	Kraft Foods Inc.

•	J.M. Smucker Co.

•	ConAgra Foods Inc.

•	Del Monte Foods Co.

Entertainment business:

•	Konami Corporation

•	Marvel Entertainment Inc.

•	Mattel Inc.

•	Hasbro, Inc.

•	RC2 Corporation

•	Namco Bandai Holdings Inc.

•	Jakks Pacific Inc.

As part of the comparable company analysis, Lehman Brothers calculated and analyzed Topps, and each comparable company’s ratio of current stock price to its historical and projected earnings per share (commonly referred to as a price-earnings ratio, or P/E) by calculating: (i) the weighted average of the mean P/E for the set of comparable companies for our confectionery business and for our entertainment business; and (ii) the weighted average of the median P/E for the set of comparable companies for our confectionery business and for our entertainment business. Lehman Brothers also calculated and analyzed Topps’ and each comparable company’s ratio of the enterprise value (or EV) to EBITDA (which ratio we refer to as EV/EBITDA) by calculating (i) the weighted average of the mean EV/EBITDA for the set of comparable companies for our confectionery business and for our entertainment business, and (ii) the weighted average of the median EV/EBITDA for the set of comparable companies for our confectionery business and for our entertainment business. Earnings after allocation of direct overhead for our confectionery business and for our entertainment business were used as weights in the calculation of the weighted averages described above. The calculation of the mean and median values was performed by considering only the U.S.-listed comparable companies, for comparability with Topps. The EV of each company was obtained by adding its short-term and long-term debt to the sum of the market value of its common equity, the value of in-the-money dilutive securities (like stock options and convertible debt) and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including First Call/I/B/E/S International, Inc. estimates for EPS) and closing prices, as of March 2, 2007, the last trading day prior to the date on which Lehman Brothers delivered its opinion to our Board.

The analysis of current stock price to earnings indicated that, for the selected comparable companies, the ratio of current stock price to last twelve months EPS ranged from 19.9x to 20.1x for the confectionery business and from 17.2x to 21.2x for the entertainment business. The resulting weighted average ratio of current stock price to last twelve months EPS ranged from 18.6x to 20.6x. The analysis of the EV as a multiple of the last twelve months EBITDA ranged from 11.0x to 11.5x for the confectionery business and from 9.7x to 10.6x for the entertainment business. The resulting weighted average multiple of EV as a multiple of the last twelve months EBITDA ranged from 10.3x to 11.1x.

Lehman Brothers indicated that it selected the comparable companies above because their businesses and operating profiles are reasonably similar to that of the Company. However, because of the inherent differences between the business, operations and prospects of the Company and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as Topps. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Topps and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, strength of the brand portfolio and degree of operational risk between Topps and the companies included in the comparable company analysis.

In order to calculate the range of stock prices of our common stock implied by the comparable company analysis, a 20% premium was applied to the low end of the range and a 30% premium was applied to the high end of the range. After giving effect to these premiums, and based on the projections and assumptions set forth above, the comparable company analysis yielded a valuation range for our common stock of $6.86 to $10.25 per share.

Comparable Transaction Analysis

Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in a number of selected acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to our confectionery and entertainment businesses (as applicable) in the size, mix, margins, portfolio of brands and other characteristics of their businesses. Lehman Brothers reviewed the transactions presented in the table below:

Confectionery Business

Date Announced	Acquiror	Target
July 2006	Perfetti SpA	Chupa Chups
December 2004	CVC	CSM Sugar Confectionery
November 2004	WM. Wrigley Jr. Co.	Kraft Inc.’s Sugar Confectionery Business
August 2004	Tootsie Roll Industries Inc.	Concord Confections Inc.
January 2004	WM. Wrigley Jr. Co.	Joyco (Agrolimen)
December 2002	Cadbury Schweppes Plc	Adams Gum (business of Pfizer Inc.)
September 2002	Cadbury Schweppes Plc	Dandy’s Chewing Gum Unit
April 2001	CSM NV	Socalbe Candy (CIR)
January 2001	Perfetti SpA	Van Melle NV

Entertainment Business

Date Announced	Acquiror	Target
September 2006	MGA Entertainment Inc.	Little Tikes (business of Newell Rubbermaid Inc.)
July 2006	Mattel Inc.	Radica
May 2006	Royal Philips	Avent Holdings
January 2006	Jakks Pacific Inc.	Creative Designs International
September 2005	The Carlyle Group	Britax Childcare
August 2005	Vista Capital de Expansion	Famosa
June 2005	Mega Bloks	Rose Art
May 2005	The Mustang Group	Vermont Teddy Bear
May 2005	Tomy	Takara
May 2005	Bandai	Namco
June 2004	RC2 Corporation	Playing Mantis
June 2004	RC2 Corporation	First Years
April 2004	Jakks Pacific Inc.	Play Along
February 2003	RC2 Corporation	The Learning Curve
February 2002	Jakks Pacific Inc.	Toymax International
April 2000	Dorel Industries	Safety 1st

As part of its comparable transaction analysis, Lehman Brothers calculated and analyzed Topps’ and each comparable transaction’s ratio of EV to trailing net sales (which ratio we refer to as EV/Net Sales) by calculating: (i) the weighted average of the mean EV/Net Sales for the set of comparable transactions for our confectionery business and for our entertainment business; and (ii) the weighted average of the median EV/Net Sales for the set of comparable transactions for our confectionery business and for our entertainment business. Net sales for our confectionery business and for our entertainment business were used as weights in the calculation of the weighted averages described above. Lehman Brothers also calculated and analyzed Topps’ and each comparable transaction’s ratio of EV to trailing EBITDA (which ratio we refer to as EV/EBITDA) by calculating: (i) the weighted average of the mean EV/EBITDA for the set of comparable transactions for our confectionery business and for our entertainment business, and (ii) the weighted average of the median EV/EBITDA for the set of comparable transactions for our confectionery business and for our entertainment business. Earnings after allocation of direct overhead for our confectionery business and for our entertainment business were used as weights in the calculation of the weighted averages described above. The calculation of the mean and median values for comparable transactions for our confectionery business was performed excluding the Wrigley/Kraft’s Sugar Confectionery and the Cadbury/Adams Gum transactions, as the targets in those deals were significantly larger, had more profitable businesses and were characterized by a portfolio of stronger brands than our confectionery business. The calculation of the mean and median values for comparable transactions for our entertainment business was performed excluding the highest and the lowest values, to remove the influence of outlier values on the calculation.

The analysis of EV/Net Sales indicated that, for the selected comparable transactions, the ratio of EV to trailing net sales ranged from 1.50x to 1.64x for the confectionery business and from 0.92x to 0.98x for the entertainment business. The resulting weighted average ratio of EV to trailing net sales ranged from 1.18x to 1.28x. The analysis of the multiple of EV as a multiple of trailing EBITDA ranged from 12.8x to 14.3x for the confectionery business and from 7.1x to 7.5x for the entertainment business. The resulting weighted average multiple of EV as a multiple of the last twelve months EBITDA ranged from 10.2x-10.7x.

Lehman Brothers also noted that, although multiples for comparable transactions are generally higher than multiples for comparable companies, as they reflect an acquisition premium, in the case of our entertainment business, the EV/EBITDA range for the selected comparable companies was higher than the EV/EBITDA range for the selected comparable transactions. Lehman Brothers is of the opinion that such difference is due to the fact that the set of companies comparable to our entertainment business are significantly larger, more global and diversified businesses characterized by portfolios of stronger brands than our entertainment business. On the other hand, comparable transactions reflect target companies which are similar in size and strategic positioning to our entertainment business. Therefore, Lehman Brothers is of the opinion that the range of EV/EBITDA resulting from the analysis of comparable transactions provides a better sense of the value of our entertainment business.

Based on the projections and assumptions set forth above, the comparable transaction analysis yielded a valuation range for our common stock of $7.41 to $12.66 per share.

Status-Quo Valuation

Lehman Brothers performed a hypothetical analysis of the potential stock price of Topps today corresponding to ‘‘normalized’’ trading conditions in fiscal year 2010, assuming that the Company does not undertake a transaction or modify its capital structure but rather focuses on executing its business plan underlying the projected financials in the management case and in the adjusted case.

The analysis was performed by applying an EV/EBITDA multiple in the 8.5x to 10.0x range to the projected 2010 EBITDA under the two cases and discounting the resulting range of EV to a present value at a range of discount rates from 12.0% to 16.0% in the management case and from 11.5% to 13.5% in the adjusted case. The range of EV/EBITDA multiples was selected on the basis of the comparable company analysis and of the comparable transaction analysis discussed above. Lehman Brothers assumed the average of the weighted average of the median EV/EBITDA from the comparable company analysis as the high end of the range, to account for the fact that the set of comparable companies for our confectionery business and for our entertainment business includes companies which are larger, more profitable and characterized by stronger brands than our confectionery and entertainment businesses, respectively. The mid-point of the selected EV/EBITDA range reflects the weighted average of the median of the comparable company analysis for our confectionery business and of the median for the comparable transaction analysis for our entertainment business. This reflects the observation made in the comparable transaction analysis that the range of EV/EBITDA multiples from the comparable transaction analysis provides a better sense of the value of our entertainment business than the range of EV/EBITDA multiples from the comparable company analysis. The higher discount rate for the management case is intended to account for the higher risk inherent in the ability to achieve the financial projections contemplated by the management case. Lehman Brothers then calculated the corresponding per share equity values by subtracting from the EV the net debt (which is total debt minus cash) of the Company, and dividing those amounts by the number of fully diluted shares of the Company. Lehman Brothers also assumed an annual dividend of $6 million and calculated the value per share corresponding to the present value of such dividends for the fiscal years 2008 through 2010 assuming a range of discount rates from 12.0% to 16.0% in the management case and from 11.5% to 13.5% in the adjusted case.

Based on the projections and assumptions set forth above, the status-quo valuation analysis yielded a valuation range for our common stock of $9.57 to $11.75 per share in the management case and of $8.21 to $9.59 in the adjusted case.

Leveraged Acquisition Analysis

Additionally, Lehman Brothers performed a leveraged acquisition analysis in order to ascertain the price which would be attractive to a potential financial buyer based upon current market conditions. Lehman Brothers assumed the following in its analysis: (i) a capital structure corresponding to the one indicated by Tornante and Madison Dearborn and comprised of a $95 million seven-year term loan facility and a $45 million senior subordinated credit facility (based on discussions with representatives of Tornante and Madison Dearborn, Lehman Brothers also assumed that the $25 million revolving credit facility obtained by Merger Sub in connection with the merger would not be drawn for purposes of consummating the transaction); (ii) an equity investment that would achieve a rate of return in excess of 20%; (iii) a transaction closing on March 1, 2007 and an exit in year three, or at the end of fiscal year 2010; and (iv) a projected 2010 EBITDA exit multiple in the 8.5x to 10.0x range. Based on these assumptions, the range of implied leveraged acquisition prices per share of our common stock of was $9.50 to $10.50 in the management case and $8.25 to $9.25 in the adjusted case. Lehman Brothers also noted that as both the management case and the adjusted case reflect rather aggressive assumptions on the projected financial performance of our businesses, a potential financial buyer would likely target to achieve an expected rate of return in excess of the assumed 20%, and therefore the ranges above are likely at the higher end of what financial buyers would be prepared to pay for all issued and outstanding share capital of the Company.

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of our common stock, Lehman Brothers prepared a three-year discounted cash flow analysis for Topps, calculated as of March 1, 2007, of after-tax unlevered free cash flows for fiscal years 2008 through 2010 on the basis of the three-year projections of the management case and of the adjusted case.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the ‘‘present value’’ of estimated future cash flows of the asset. ‘‘Present value’’ refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for Topps by adding (i) the present value of our projected after-tax unlevered free cash flows for fiscal years 2008 through 2010 to (ii) the present value of the ‘‘terminal value’’ of Topps as of 2010. ‘‘Terminal value’’ refers to the value of all future cash flows from an asset at a particular point in time.

Lehman Brothers estimated, after taking into account selected comparable confectionery and entertainment enterprise values to last twelve months EBITDA multiples, a range of terminal values in 2010 calculated based on last twelve months EBITDA multiples of 8.5x to 10.0x. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 12.0% to 16.0% in the management case and from 11.5% to 13.5% in the adjusted case. The higher discount rate for the management case is intended to account for the higher risk inherent in the ability of achieving the financial projections contemplated by the management case. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the confectionery and entertainment industries and also on an analysis of the weighted average cost of capital of comparable companies and of the Company. The current cost of capital of Topps was estimated to be in the 11.5% to 12.0% range. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of Topps by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of Topps, and dividing those amounts by the number of fully diluted shares of Topps.

Based on the projections and assumptions set forth above, the discounted cash flow analysis of Topps yielded an implied valuation range of our common stock of $10.31 to $12.57 per share in the management case and $8.76 to $10.16 in the adjusted case. Lehman Brothers noted that the price of our common stock as of March 2, 2007 was $9.00 per share, which was below the per share equity valuation range implied by the foregoing analysis in the management case and within the range of per share equity values in the adjusted case.

Breakup Analysis

Lehman Brothers performed a ‘‘breakup’’ analysis of the Company by valuing our confectionery business and our entertainment business individually and deriving therefrom a range of values for the Company as a whole. The value of our confectionery business was calculated by assuming a multiple of EV/Net Sales in the 1.25x to 1.50x range applied to the projected FY2007 net sales for the confectionery business. The selected range of EV/Net Sales multiple was chosen by comparison to selected comparable transactions for our confectionery business. The value of our entertainment business was calculated by assuming a multiple of EV/EBITDA in the 7.0x to 8.5x range applied to the projected FY2008 EBITDA for the entertainment business after allocation of indirect overhead on the basis of indications from Topps management, and discounting the result obtained for one year at a cost of capital in the 11.5% to 12.0% range, which corresponds to the estimated cost of capital for the Company. The selected range of EV/EBITDA multiple was chosen by comparison to selected comparable transactions for our confectionery business.

Breakage costs of $20 million to $30 million were also considered to account for severance costs, taxes, fees and other expenses associated with the separation of the entertainment and of the confectionery businesses of the Company.

Using the methodology described above under the financial projections in the management case, the analysis indicated a range of equity values per share of our common stock ranging from $8.89 to $10.14, as compared to a transaction price of $9.75 per share. Performing the same analysis described above by using the financial projections in the adjusted case resulted in a range of equity values per share of our common stock ranging from $8.70 to $9.90.

General

In connection with the review of the merger by our Board, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of the Company.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness, from a financial point of view, of the $9.75 per share cash merger consideration payable to our stockholders in connection with the merger pursuant to the merger agreement, and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated March 5, 2007, to our Board.

The terms of the merger were determined through arm’s length negotiations between the Company, on the one hand, and Tornante and Madison Dearborn, on the other hand, and were approved by our Board. Lehman Brothers did not recommend any specific form of consideration to our Board or that any specific form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to our Board to assist it in its evaluation of the consideration to be offered to our stockholders in the merger. Lehman Brothers’ advisory services and opinion were provided for the information and assistance of our Board in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote in connection with the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by our Board in making its determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of our Board with respect to the value of Topps.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Our Board selected Lehman Brothers because of its expertise, reputation and familiarity with Topps and because its investment banking professionals have substantial experience in transactions comparable to the merger.

In the ordinary course of its business, Lehman Brothers may actively trade in the equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Financial Projections

As part of the sale process, in connection with their due diligence review of Topps and, in the case of Tornante and Madison Dearborn, their negotiation of the terms of the merger agreement, Tornante, Madison Dearborn and other potential acquirors of the Company were provided with the management case projections, which contain non-public financial projections for our 2007, 2008, 2009 and 2010 fiscal years, that were prepared by the Company. The projections do not give effect to the merger.

Set forth below is a subset of these management case projections as well as a subset of the projections as per the adjusted case to give our stockholders access to certain nonpublic information that may be material to them for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that we, our Board, Lehman Brothers or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The projections also reflect numerous estimates and assumptions related to our businesses that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Topps, including the factors described under ‘‘SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS,’’ which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such.    Except as required by applicable securities laws, we do not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Four Year Projected Consolidated Operating Profit Summary – Management Case
(amounts in thousands, except earnings per share)

	Fiscal Year 2006 — Actual					Fiscal Year 2007				Fiscal Year 2008
	Total		Confectionery	Entertainment	WizKids	Total	Confectionery	Entertainment	WizKids	Total	Confectionery	Entertainment	WizKids
Gross Sales	$348,320		$168,171	$153,193	$26,956	$378,380	$171,395	$191,168	$15,817	$393,445	$186,913	$181,150	$25,382
Net Sales	294,825		144,261	127,362	23,202	323,774	146,546	163,106	14,122	343,051	159,200	160,626	23,225
Contribution Margin	78,922		43,842	30,104	4,976	92,641	46,677	42,570	3,394	102,614	50,284	45,368	6,962
EBITDA, Segment	35,659		20,805	13,406	1,448	44,615	22,444	23,670	(1,499)	53,354	25,400	26,327	1,627
EBITDA, Total	5,617					20,389				29,420
Income Before Taxes	(2,071)					14,538				27,339
Net Income	1,239	(1)				9,805 (2)				19,028
Earnings Per Share	$0.03					$0.24				$0.48

	Fiscal Year 2009				Fiscal Year 2010
	Total	Confectionery	Entertainment	WizKids	Total	Confectionery	Entertainment	WizKids
Gross Sales	$447,261	$222,100	$199,066	$26,095	$484,436	$255,292	$200,440	$28,704
Net Sales	387,929	188,717	174,872	24,340	422,661	217,007	178,817	26,837
Contributed Margin	117,972	61,259	49,483	7,230	132,309	71,411	52,880	8,018
EBITDA, Segment	65,675	34,072	29,681	1,922	76,801	42,025	32,332	2,444
EBITDA, Total	41,028				51,169
Income Before Taxes	38,847				48,988
Net Income	27,038				34,096
Earnings Per Share	$0.68				$0.86

Notes:

1.	Includes the following exceptional items:

•	$2,719 pre-tax charges for severance and related costs and costs associated with pension freeze

•	$2,707 after-tax write-off of the thePit.com discontinued operation

•	$1,600 reversal of income tax reserves
2.	Includes $3,919 pre-tax charges for severance and related costs and costs associated with the proxy contest (all of which are exceptional items).

Four Year Projected Consolidated Operating Profit Summary – Adjusted Case
(amounts in thousands, except earnings per share)

	Fiscal Year 2006 — Actual					Fiscal Year 2007					Fiscal Year 2008
	Total		Confectionery	Entertainment	WizKids	Total		Confectionery	Entertainment	WizKids	Total	Confectionery	Entertainment	WizKids
Gross Sales	$348,320		$168,171	$153,193	$26,956	$378,380		$171,395	$191,168	$15,817	$382,058	$182,076	$178,927	$21,055
Net Sales	294,825		144,261	127,362	23,202	323,774		146,546	163,106	14,122	332,211	154,396	158,411	19,404
Contribution Margin	78,922		43,842	30,104	4,976	92,641		46,677	42,570	3,394	96,531	46,775	43,733	6,023
EBITDA, Segment	35,659		20,805	13,406	1,448	44,615		22,444	23,670	(1,499)	48,637	22,355	25,299	983
EBITDA, Total	5,617					20,389					25,651
Income Before Taxes	(2,071)					14,538					23,722
Net Income	1,239	(1)				9,805	(2)				16,510
Earnings Per Share	$0.03					$0.24					$0.42

	Fiscal Year 2009				Fiscal Year 2010
	Total	Confectionery	Entertainment	WizKids	Total	Confectionery	Entertainment	WizKids
Gross Sales	$416,756	$203,008	$190,630	$23,118	$439,910	$225,398	$189,082	$25,430
Net Sales	360,892	172,112	167,470	21,310	383,143	191,209	168,500	23,434
Contributed Margin	108,900	54,827	46,027	8,046	118,377	61,670	47,909	8,798
EBITDA, Segment	56,771	28,339	26,849	1,582	63,140	33,208	28,005	1,927
EBITDA, Total	32,798				38,423
Income Before Taxes	30,960				36,702
Net Income	21,548				25,545
Earnings Per Share	$0.54				$0.64

Notes:

(1)	Includes the following exceptional items:

•	$2,719 pre-tax charges for severance and related costs and costs associated with pension freeze

•	$2,707 after-tax write-off of the thePit.com discontinued operation

•	$1,600 reversal of income tax reserves
(2)	Includes $3,919 pre-tax charges for severance and related costs and costs associated with the proxy contest (all of which are exceptional items).

Interests of Certain Persons in the Merger

Under the terms of the existing employment agreement between the Company and Arthur T. Shorin, our Chief Executive Officer and Chairman of our Board, the occurrence of a change in control of the Company (such as the merger) would constitute ‘‘Good Reason’’ allowing Mr. Shorin to terminate his employment with the Company and to receive severance benefits. In such event, he would be entitled to the following severance benefits: (i) a lump sum payment equal to three times (1) his annual base salary plus (2) the highest annual bonus paid to him with respect to any of the three fiscal years ended immediately prior to the termination date; (ii) a prorated bonus for the year of termination; (iii) continued participation in all compensation plans of the Company for three years; (iv) three additional years of service credit for pension purposes; and (v) immediate vesting of all outstanding unvested stock options held by him at the time of termination. In addition, following such termination, the Company will be obligated to offer Mr. Shorin a three-year consulting arrangement under which he would be entitled to compensation of $350,000 per year and the continuation of all related executive perquisites, including an office and secretarial support. Under Mr. Shorin’s existing employment agreement, upon his retirement, he will also be entitled to receive pension benefits which he accrued over his years of service with the Company, which benefits currently equal $8.4 million.

In connection with the merger agreement, on March 5, 2007, Parent, Topps and Mr. Shorin, Topps’ Chief Executive Officer and the Chairman of the Board, entered into the Shorin employment letter. Under the Shorin employment letter, upon the consummation of the merger, Mr. Shorin’s existing employment agreement with Topps would be amended and Mr. Shorin would agree, among other things, to retire within 60 days after the date of such consummation. In lieu of the amounts he would have been entitled to receive under his employment agreement described in clauses (i) and (ii) above, after his retirement following the merger, Mr. Shorin will receive one year’s salary of $885,000 and a bonus of approximately $468,000. By consenting to such agreement, Mr. Shorin surrendered approximately $2.8 million to which he would otherwise be entitled under his existing employment agreement in the event of a change of control of Topps. Such decision was made independently by Mr. Shorin in response to a specific request by Tornante and Madison Dearborn (made through their counsel and certain members of the second committee) and, according to Mr. Shorin, was motivated by his desire to facilitate the proposed merger transaction with them, which he believes to be in the best interests of our stockholders (of which he is one). Following his post-merger retirement, Mr. Shorin will serve as a consultant to Topps pursuant to his existing employment agreement upon the terms described above.

Pursuant to the terms of the merger agreement, all unvested options to purchase our common stock will vest at the effective time of the merger, except that certain options, although they will not be canceled, will remain outstanding and represent only the right to receive the merger consideration when they are exercised. See ‘‘THE MERGER AGREEMENT—Stock Options; Restricted Stock; Stock-Based Awards.’’

Accordingly, all options held by Mr. Shorin and other members of management will be paid out in the merger. Mr. Shorin will receive approximately $3.5 million as merger consideration for his options to purchase 582,500 shares of our common stock. In addition, Mr. Shorin owns 2,317,989 shares of our common stock, in respect of which he will receive merger consideration of $22.6 million.

Under the Topps executive severance plan, the merger will constitute a ‘‘change in control.’’ As a result, upon consummation of the merger, nine of our executives (other than Mr. Shorin) will be entitled to certain severance benefits if their employment is terminated by the surviving corporation within two years after the effective date of the merger or by the executive for ‘‘good reason’’ within two years after the effective date of the merger. In the event of any such termination, the executive will be entitled to receive a lump sum payment equal to two times the sum of (i) his or her base salary of as of the termination date and (ii) his/her highest annual bonus paid or payable with respect to any of the Company’s last three fiscal years ended prior to the termination date. These payments are in lieu of any other benefits provided under any severance policy maintained by us.

Voting Agreements

In connection with the merger agreement, and as required by Parent as a condition to its execution of the merger agreement, on March 5, 2007, each of our directors (other than the objecting directors), in their respective capacity as stockholders of Topps, entered into a separate voting agreement with Parent. Under the voting agreements, each of the voting agreement parties agreed, among other things, to vote the shares of Topps common stock that they beneficially own (whether or not such shares were acquired before the date of the voting agreements or are acquired thereafter) in favor of approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) and against any other proposal or offer to acquire Topps. In connection with the voting agreements, each of these directors granted to Parent proxies to vote the 2,501,040 outstanding shares of our common stock that they held as of March 5, 2007. The voting agreements also prohibit the voting agreement parties (as applicable) from selling, transferring or otherwise disposing of, or granting any proxy or other voting rights (other than their proxies in favor of Parent) with respect to, any shares of our common stock that are beneficially owned by them without the prior written consent of Parent. See ‘‘THE VOTING AGREEMENTS.’’

If the merger agreement is terminated, the voting agreements will also terminate. As of the record date, the voting agreement parties owned, in the aggregate, [2,501,040] outstanding shares of our common stock, which represented approximately [6.5]% of Topps’ outstanding common stock as of such date.

Limited Guarantees

In connection with the merger agreement, Tornante, individually, and Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P. and Madison Dearborn Capital Partners V Executive-A, L.P., collectively, which are funds affiliated with Madison Dearborn, executed and delivered to us two separate limited guarantees. Under the guarantees, among other things, Tornante agreed to guaranty 50% of Parent’s obligation to pay the $12 million termination fee to us pursuant to the merger agreement and the Madison Dearborn funds agreed to jointly and severally guaranty the remaining 50% of Parent’s obligation to pay the termination fee.

In the event of any termination of the merger agreement pursuant to which we are entitled to receive the $12 million termination from Parent, except in limited cases, the sole remedy available us will be satisfaction of, and collection under, the guarantees. The guarantees terminate upon the earlier of (i) the effective time of the merger and (ii) 60 days after the date of any termination of the merger agreement pursuant to which we are entitled to receive the Parent termination fee (subject to any claim for payment that we make prior to the expiration of such 60-day period). See ‘‘SUMMARY— The Merger—Termination of the Merger Agreement’’ and ‘‘—Termination Fees if the Merger is Not Completed’’ and ‘‘THE MERGER AGREEMENT—Termination’’ and ‘‘—Termination Fees.’’

Financing of the Merger

The funds necessary to consummate the merger and related transactions (including payment of the aggregate merger consideration) are expected to be funded by (i) approximately $396 million of equity and debt financing, pursuant to written commitments (copies of which have been delivered to us by Parent and Merger Sub), consisting of (a) borrowings by Merger Sub under new senior secured first lien term loan and revolving credit facilities, (b) borrowings by Merger Sub under a new senior subordinated unsecured term loan, and (c) investments by Tornante and the MDP Funds in the equity of Parent, and (ii) cash on hand of Topps, Parent and Merger Sub.

Based upon discussions with representatives of Tornante and Madison Dearborn, the senior secured revolving credit facility obtained by Merger Sub in connection with the merger is not expected to be drawn for purposes of consummating the transaction. If this is the case, then we expect up to 50% of the merger consideration to be financed by the equity investments in Parent.

The merger is not conditioned upon Parent and/or Merger Sub obtaining sufficient financing to consummate the transactions contemplated by the merger agreement. If all conditions to the merger are satisfied and Parent and Merger Sub fail to effect the merger within three business days after the end of a 15-day marketing period intended to allow Parent and Merger Sub sufficient time to obtain the financing necessary to consummate the merger, Parent will be required to pay us a termination fee of $12 million. Parent’s obligation to pay the termination fee is guaranteed by Tornante and the MDP Funds.

Debt Financing

In connection with the merger agreement, on March 2, 2007, Merger Sub entered into a letter agreement with Deutsche Bank Trust Company and Deutsche Bank Securities Inc. (which we refer to as Deutsche Bank Securities) which provides for, among other things, up to $165 million of debt financing to Merger Sub by a syndicate of lenders including Deutsche Bank Securities by the establishment of: (a) a $95 million senior secured seven-year term loan facility; (b) a $25 million senior secured six-year revolving credit facility; and (c) a $45 million senior subordinated unsecured eight-year term loan. Upon the successful syndication of the senior secured first lien term loan and revolving credit facilities, subject to certain conditions, Merger Sub will have the right to add one or more incremental term facilities and/or to increase the revolving credit facility by up to $20 million in the aggregate.

The debt financing also provides for the issuance of letters of credit by Deutsche Bank Securities and other lenders satisfactory to Merger Sub for the account of Merger Sub and its subsidiaries under the revolving facility in an aggregate amount to be agreed by the parties.

All obligations of Merger Sub under the debt financing will be guaranteed jointly and severally by Parent and each of Merger Sub’s wholly-owned restricted subsidiaries, other than immaterial subsidiaries to be agreed upon and special purpose entities, to the extent resulting in adverse tax consequences as reasonably determined by Merger Sub and to the extent that the burden or the cost of obtaining a guaranty outweighs the benefit afforded thereby as determined by the administrative agent under the debt financing and Merger Sub.

The commitment to provide the debt financing to Merger Sub expires upon the earlier of December 5, 2007 (the outside date under the merger agreement) and any termination of the merger agreement. The commitment is subject to the satisfaction or waiver of certain conditions including, without limitation, the following:

•	the execution and delivery of definitive documentation with respect to the debt financing by all of the parties thereto, which documentation must be in form and substance that is reasonably satisfactory to the lead arrangers of the debt financing;

•	the absence of any events, changes, effects, developments, conditions or occurrences since February 25, 2006 that constitute a Company material adverse effect within the meaning of the merger agreement;

•	the absence of any competing offering, placement or arrangement for any debt security or bank financing by or on behalf of any of the credit parties other than the debt financing described in the commitment and the equity financing by Tornante and the MDP Funds;

•	the consummation of the transactions contemplated by the merger agreement substantially in accordance with the provisions of the merger agreement substantially simultaneously with the initial funding of the debt financing, without giving effect to any amendments, modifications or waivers by Parent under the merger agreement that are materially adverse to the interests of the lenders and not approved by the lead arrangers (which approval may not be unreasonably withheld or delayed);

•	the funding of the equity commitments to Parent by Tornante and the MDP Funds substantially simultaneously with the initial funding of the debt financings;

•	the payment in full by Merger Sub of all fees and expenses payable to the lead arrangers and the lenders on or prior to the consummation of the debt financing;

•	the delivery to the lead arrangers of certain audited, unaudited and pro forma financial statements, including certain projections;

•	that all actions necessary for the liens in favor of the lenders that are contemplated by the debt commitment to secure the indebtedness under such commitment are taken; and

•	the delivery to the lead arrangers of all documentation and other information required by regulatory authorities under applicable ‘‘know your customer’’ and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

The documentation governing the debt financing has not been finalized, and accordingly, the actual terms (including the amounts of debt financing) may differ from those described in this proxy statement.

Equity Financing

Pursuant to a letter agreement, dated March 2, 2007, between Tornante and Parent, Tornante committed to purchase up to $48 million of Parent’s equity securities. In addition, on March 2, 2007, the MDP Funds entered into a letter agreement with Parent under which they collectively committed to purchase up to $143 million of Parent’s equity securities. Both equity commitments are conditioned upon the consummation of the merger and will terminate simultaneously with any termination of the merger agreement. See ‘‘THE MERGER AGREEMENT—Financing.’’

Effects on Topps if the Merger is Not Completed

If the merger agreement is not approved and adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of common stock in connection with the merger. In addition, under certain circumstances, we may be required to pay a termination fee to Parent and/or to reimburse Parent for certain of its expenses relating to the merger agreement and the transactions contemplated thereby. See ‘‘SUMMARY—The Merger—Termination of the Merger Agreement,’’ ‘‘—Termination Fees if the Merger is Not Completed’’ and ‘‘—Expense Reimbursement if the Merger is Not Completed’’ and ‘‘THE MERGER AGREEMENT—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses.’’

If the merger is not completed, Topps will remain a public reporting company, and we expect that our common stock will continue to be quoted on the Nasdaq Global Select Market. In addition, if the merger is not completed, we expect that management will operate our businesses in a manner similar to that in which they are being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, as well as any additional risks and opportunities that may arise from time to time (including, but not limited to, any risks resulting from any uncertainty associated with any anticipated, potential or actual subsequent attempt by a third party to acquire Topps). If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Topps common stock or on the operations of the Company and/or our relationships with our employees, customers and suppliers.

From time to time, our Board will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of Topps and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not approved and adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Topps or our Board will be forthcoming, or that our businesses, prospects or results of operations will not be adversely impacted.

See ‘‘SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS.’’

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be quoted on the Nasdaq Global Select Market or any other stock exchange or securities market and will be deregistered under the Exchange Act.

Governmental and Regulatory Approvals

United States Antitrust Approval

Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Topps and Madison Dearborn Capital Partners V-A, L.P., a fund affiliated with Madison Dearborn that is deemed the ‘‘acquiring person’’ of the Company for the purposes of the HSR Act, unless a request for additional information or documentary material is received from the Federal Trade Commission or the Department of Justice or unless early termination of the waiting period is granted. The notification reports under the HSR Act were filed with the Department of Justice and Federal Trade Commission on March 19, 2007. On April 2, 2007, the Federal Trade Commission granted early termination of the waiting period under the HSR Act with respect to the merger.

Foreign Antitrust Approvals

The merger is also subject to antitrust approvals in Austria, Germany and Ireland being obtained. Application for approval in Austria was made on April 2, 2007. The German and Irish applications were filed on April 4, 2007. As of [                    ], 2007, the approvals in [                    ] had been obtained.

See ‘‘THE MERGER AGREEMENT—Consents, Approvals and Resignations’’ and ‘‘—Conditions to the Merger.’’

Certain Material U.S. Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock whose shares of our common stock are converted into the right to receive cash pursuant to the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, Internal Revenue Service (or IRS) rulings and judicial, administrative and other authorities in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. The following discussion applies only to beneficial owners who hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions (such as banks or thrifts), dealers in securities or currencies, traders in securities electing to mark to market, tax-exempt organizations, mutual funds, real estate investment trusts, regulated investment companies, investors in pass-through entities or S corporations, nor does it address alternative minimum taxes, estate taxes, or state, local or foreign taxes. In addition, the following discussion does not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction, ‘‘synthetic security’’ or other integrated transaction. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. The following discussion does not address partnerships that are holders of our common stock, nor does it address partners in such partnerships. Such partnerships and partners are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion is provided for general informational purposes only, is not intended as a substitute for individual tax advice. All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state, local and other tax consequences, of the disposition of their shares pursuant to the merger.

For purposes of this discussion, we use the term ‘‘U.S. holder’’ to mean a beneficial owner of shares of our common stock who or that is, for U.S. federal income tax purposes:

•	a natural person who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A ‘‘non-U.S. holder’’ is a beneficial owner of shares of our common stock (other than a partnership or partner in a partnership) that is not a U.S. holder.

U.S. Holders

For U.S. federal income tax purposes, the merger generally will be treated as a sale of our common stock for cash by each holder of our common stock. Accordingly, except as otherwise described below, the U.S. federal income tax consequences to a U.S. holder receiving cash pursuant to the merger will generally be as follows:

•	the U.S. holder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the U.S. holder’s shares of our common stock pursuant to the merger;

•	the amount of capital gain or loss recognized by each U.S. holder will be measured by the difference, if any, between the amount of cash received by the U.S. holder in the merger and the U.S. holder’s adjusted tax basis in the shares of our common stock surrendered in the merger, with gain or loss determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger; and

•	the capital gain or loss, if any, recognized by a U.S. holder will be long-term capital gain or loss (and thus eligible for reduced rates of taxation for noncorporate U.S. holders) with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time of the merger.

Stockholders should note that the tax deductibility of capital losses is subject to limitations.

Cash payments made pursuant to the merger will not be subject to withholding of U.S. federal income tax. However, backup withholding at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement unless such U.S. holder (i) supplies the paying agent with the stockholder’s taxpayer identification number (generally, a Social Security number, in the case of a natural person, or an employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding rules or (ii) otherwise demonstrates an exemption from backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign an IRS Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability provided the required information is timely furnished to the IRS.

Cash received in the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

For U.S. federal income tax purposes, the merger generally will be treated as a sale of our common stock for cash by each of our common stockholders. Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Topps is or has been a ‘‘United States real property holding corporation’’ for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger.

A non-U.S. holder described in the first bullet point above who is a natural person generally will be subject to U.S. federal income tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. A non-U.S. holder described in the first bullet point above that is a foreign corporation generally will be subject to tax on its net gain in the same manner as if it were a U.S. corporation and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point above who is a natural person will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. Topps believes that it is not and has not been a ‘‘United States real property holding corporation’’ for U.S. federal income tax purposes at any time during the five years preceding the merger.

In order to avoid backup-withholding and demonstrate non-U.S. holder status, non-U.S. holders should complete and sign an IRS Form W-8BEN and return it to the paying agent. Certain of our stockholders may be asked to provide additional tax information in the appropriate letter of transmittal for the shares of our common stock. Cash received pursuant to the merger will also be subject to information reporting, unless an exemption applies.

The foregoing discussion of certain material U.S. federal income tax consequences is intended for general informational purposes only and is not intended to constitute a complete description of all tax consequences relating to the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Appraisal Rights

Under the DGCL, you have the right to seek to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is included as Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL will result in a termination or waiver of your appraisal rights, and you will be entitled only to receive the cash payment for your shares as provided in the merger agreement.

Section 262 of the DGCL requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Topps’ notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Topps common stock, you must satisfy each of the following conditions:

•	You must be a holder of record of shares on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the effective date of the merger.

•	You must deliver to Topps a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands by you for appraisal.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares.

All demands for appraisal should be addressed to The Topps Company, Inc., One Whitehall Street, New York, New York 10004, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken, and should be executed by, or on behalf of, the record holder of the shares. The demand must reasonably inform Topps of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares in ‘‘street name’’ by a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice of the date the merger became effective to each Topps stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation, and we do not intend, to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares of the time and place of the hearing of the petition, the Delaware Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that ‘‘proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court’’ should be considered, and that ‘‘fair price obviously requires consideration of all relevant factors involving the value of a company.’’ You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court as the Delaware Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

This summary of the material terms of the merger agreement and such summaries elsewhere in this proxy statement are qualified in their entirety by reference to the merger agreement, a copy of which is included as Annex A to this proxy statement and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

The merger agreement contains representations and warranties that Topps, on the one hand, and Parent and Merger Sub, on the other hand, made to each other as of the date of the merger agreement or other specific dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Topps, Parent and Merger Sub and are subject to important qualifications and limitations agreed to by Topps and Parent in connection with negotiating the merger agreement. Accordingly, you should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among Topps, Parent and Merger Sub rather than establishing matters as facts.

The merger agreement is described in this proxy statement, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Topps or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding Topps and its businesses.

Structure of the Merger; Closing and Effective Time of the Merger

In accordance with the merger agreement and the DGCL at the effective time of the merger, Merger Sub will be merged with and into Topps. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Topps will continue as the surviving corporation and as a wholly owned subsidiary of Parent. The closing of the merger will occur on the second business day after all of the conditions to the merger (described under ‘‘—Conditions to the Merger’’ below) have been satisfied or waived, or at such other time and on a date as agreed by Parent and Topps, except that if the ‘‘marketing period’’ described in the following paragraph has not ended at the time of the satisfaction or waiver of such conditions, the closing of the merger will occur on the date that is the earlier to occur of (i) a date during the marketing period specified by Parent on at least three business days’ notice to the Company and (ii) the final day of the marketing period. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as Topps and Parent may agree upon and designated in the certificate of merger.

For purposes of the merger agreement and as referred to herein, ‘‘marketing period’’ means the first period of fifteen consecutive business days throughout which:

•	Parent has certain financial information required to be provided by Topps under the merger agreement in connection with Parent’s financing of the merger; and

•	both the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub to complete the merger are satisfied.

In certain instances where the financial statements included in the required financial information have become outdated, we will be required to submit updated financial statements to Parent and a new fifteen business day period will commence once we have provided the updated financial statements.

The purpose of the marketing period is to provide the lenders under debt commitment letters delivered by Parent in connection with the signing of the merger agreement a period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. See ‘‘THE MERGER—Financing of the Merger.’’

Charter and Bylaws of the Surviving Corporation

The certificate of incorporation and bylaws of Topps as in effect immediately prior to the consummation of the merger will be the certificate of incorporation and bylaws of the surviving corporation until thereafter changed or amended.

Board of Directors and Officers of the Surviving Corporation

Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Topps will be the initial officers of the surviving corporation. All surviving corporation officers will hold their positions until their successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Merger Consideration

At the effective time of the merger, pursuant to the merger agreement and the DGCL, each issued and outstanding share of our common stock (other than any shares held in treasury and not outstanding or owned by Parent or Merger Sub or their subsidiaries, all of which will be canceled without consideration, or by a dissenting shareholder properly exercising appraisal rights) will be converted into the right to receive $9.75 in cash, without interest (and less applicable withholding taxes).

Payment Procedures

Prior to the effective time of the merger, Parent will select a paying agent, with our prior written approval. At the effective time of the merger, Parent will deposit, or cause to be deposited, with the paying agent, cash in an amount sufficient to pay the aggregate merger consideration required to be paid to our stockholders pursuant to the terms and conditions of the merger agreement. Promptly after the effective time of the merger, Parent will cause the paying agent to mail to you a letter of transmittal and instructions explaining how to surrender your stock certificates to the paying agent in exchange for the cash payment to which you are entitled as a result of the merger. You should not send in your Topps common stock certificates until you receive a transmittal form, and you should not return your Topps stock certificates with the enclosed proxy. You should send them only pursuant to instructions set forth in the letter of transmittal. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in the merger agreement.

We strongly recommend that certificates representing our common stock and the letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured. Holders of our common stock whose certificates are lost may be required by Parent to make an affidavit identifying such certificate or certificates as lost, stolen or destroyed and may be required to post a bond, as reasonably required by Parent, as indemnity against any claim that may be made against it or Topps (as the surviving corporation) with respect to such certificate.

The paying agent, Parent and Topps (as the surviving corporation) will not be liable to any person for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for 180 days after the effective time of the merger will be delivered to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock so transferred may be paid to a person other than the person in whose name the surrendered certificate is registered if the certificate is presented to the paying agent, along with all documents reasonably required as proof of the transfer and that any applicable transfer or other taxes required by reason of the transfer have been paid. No interest will be paid or will accrue on any cash payable in connection with the merger.

Stock Options; Restricted Stock; Stock-Based Awards

At the effective time of the merger, each outstanding option to purchase shares of our common stock under any of our option or compensation plans (other than our 1994 Non-Employee Director Stock Option Plan, which we refer to as the director stock plan) will become fully vested and be canceled. In exchange for such cancellation, each holder of options will receive in respect of such options a cash payment, without interest (and less applicable withholding taxes), equal to the excess, if any, of $9.75 over the per share exercise price of such options, multiplied by the number of shares of our common stock subject to such options (less any applicable tax withholding). At the effective time of the merger, each outstanding option to purchase shares of our common stock under the director stock plan will become fully vested and be automatically converted into the right to receive upon exercise thereof a cash payment, without interest (and less applicable withholding taxes), equal to the excess, if any, of $9.75 over the per share exercise price of the option, multiplied by the number of shares subject to the option (less any applicable tax withholding).

Representations and Warranties

We have made various representations and warranties in the merger agreement that are subject, in most cases, to specified exceptions and qualifications. These representations and warranties are not intended to convey any factual information to you about the Company. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	the ownership of our subsidiaries;

•	our capitalization, including in particular the number of shares of our common stock and stock options issued and outstanding;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	our Board’s determination that the merger and the voting agreements are fair to and in the best interests of Topps and its stockholders, our Board approval and adoption and declaration as to the advisability of the merger agreement, the voting agreements and the merger;

•	receipt by our Board of a fairness opinion from Lehman Brothers;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	our SEC filings since January 1, 2004, including the financial statements contained therein;

•	our compliance with the internal controls and financial reporting and disclosure controls and procedures, as required by the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of Nasdaq;

•	the absence of a ‘‘Company material adverse effect’’ and certain other changes or events related to us since February 25, 2006;

•	the absence of certain litigation and liabilities;

•	certain employment matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	our compliance with laws and our possession of requisite governmental authorizations;

•	the inapplicability to the merger of takeover statutes and of the absence of a rights agreement (commonly known as a ‘‘poison pill’’);

•	our and our subsidiaries’ environmental matters;

•	our and our subsidiaries’ taxes;

•	labor matters relating to the Company and our subsidiaries;

•	our and our subsidiaries’ intellectual property;

•	our and our subsidiaries’ insurance;

•	the payment of fees to finders or brokers in connection with the merger agreement;

•	our and our subsidiaries’ material contracts;

•	our and our subsidiaries’ real and personal property;

•	transactions with or involving our affiliates;

•	our and our subsidiaries’ suppliers and distributors; and

•	the requisite vote of our stockholders for approval of the merger.

Parent and Merger Sub made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	their due organization, good standing and qualification to do business;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with Parent’s or Merger Sub’s governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger, and required approvals;

•	the absence of certain litigation;

•	their debt and equity financing commitments being in full force and effect and the sufficiency of funds necessary for them to consummate the merger;

•	the payment of fees to finders or brokers in connection with the merger agreement;

•	the limited guarantees of Tornante and the MDP Funds being in full force and effect and the valid and binding obligations of Tornante and such funds (as applicable);

•	their ownership of our capital stock;

•	the solvency of the surviving corporation as a result of the transactions contemplated by the merger, including the debt financing in connection with such transactions;

•	the absence of any business which competes in any material way with Topps; and

•	Parent’s ownership of Merger Sub.

Material Adverse Effect

Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the failure of such representation or warranty to be true has had or would reasonably be likely to have a material adverse effect on us. For the purposes of the merger agreement, ‘‘Company material adverse effect’’ means an event, change, effect, development, condition or occurrence that, individually or in the aggregate, is or is reasonably expected to be materially adverse to (i) our ability to perform our obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement or (ii) our financial condition, business, assets, liabilities or results of operations of us and our subsidiaries taken as a whole. However, a ‘‘Company material adverse effect’’ will not be deemed to have occurred if any event, change, effect, development, condition or occurrence results from:

•	changes in the economy or financial markets generally in the United States or other countries in which we or any of our subsidiaries conduct operations including changes resulting from non-domestic acts of war or terrorism (but not changes resulting from domestic acts of war or terrorism);

•	general changes or developments in any industry in which we and our subsidiaries operate;

•	changes caused by or resulting from the announcement of the merger agreement (with certain specified exceptions);

•	changes in law or generally accepted accounting principles or interpretations thereof;

•	our failure to meet our estimates of revenues or earnings (provided that it is possible for any event, change, effect, development, condition or occurrence that contributes to any such failure to meet our estimates of revenues or earnings to be considered a Company material adverse effect); or

•	a decline in the price or trading volume of our common stock (provided that it is possible for any event, change, effect, development, condition or occurrence that contributes to any such decline in the price or trading failure of our common stock to be considered a Company material adverse effect).

The exceptions described in the first, second and fourth bullet points above do not apply to any event, change, effect, development, condition or occurrence described in such bullet points which has a disproportionately adverse effect on us or our subsidiaries as compared to other comparable businesses. You should be aware that our representations and warranties contained in the merger agreement were made as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement between the parties and are subject to exceptions, qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to shareholders or under applicable securities laws, and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

The representations and warranties of each of the parties to the merger agreement will expire upon the earlier of the effective time of the merger or the termination of the merger agreement.

Conduct of Our Business Pending the Merger

Under the merger agreement we have agreed that, prior to the effective time of the merger, subject to certain exceptions and unless Parent gives its prior written consent (which consent may not be unreasonably withheld):

•	we and our subsidiaries must conduct our businesses in the ordinary and usual course consistent with past practices; and

•	we and our subsidiaries must use our commercially reasonable efforts to preserve our present business organizations intact and our current relationships with regulators, customers, suppliers, landlords, licensors, licensees, employees and business associates.

We have also agreed that, subject to certain exceptions, without the prior consent of Parent, during the same time period we and our subsidiaries will not:

•	amend our certificate of incorporation or bylaws, or the organizational documents of our subsidiaries;

•	merge or consolidate the Company or any of our subsidiaries with any other entity;

•	acquire assets outside of the ordinary course of business with a value or purchase price in excess of $500,000 in any transaction or series of transactions;

•	issue, sell, dispose of, grant, transfer or encumber (or authorize any of the foregoing) any shares of our or our subsidiaries’ capital stock or any securities convertible into or exchangeable for, or options, warrants or other rights of any kind to acquire, any shares of such capital stock or such securities;

•	make any loans, advances or capital contributions to or investments (except with respect to Topps and its subsidiaries) in excess of $500,000 in the aggregate;

•	declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, property or otherwise) in respect of, any shares of our capital stock, except for: (i) dividends by any of our direct or indirect wholly-owned subsidiaries to us or any of our other wholly-owned subsidiaries; and (ii) our regular quarterly dividend on our common stock, not to exceed $0.04 per share, to be issued in our fourth fiscal quarter which ended March 3, 2007;

•	reclassify, split, combine, subdivide, redeem or otherwise acquire any of our capital stock or securities convertible into or exchangeable for any shares of our capital stock (except for securities tendered by current or former Topps employees or directors in the exercise of outstanding options);

•	incur any indebtedness for borrowed money or guaranty the indebtedness of another (other than our subsidiaries) or sell any debt securities, except for: (i) indebtedness in the ordinary course of business and consistent with past practice; or (ii) borrowed money under the credit facilities listed in our financial statements in such amounts, not to exceed $1,000,000 in the aggregate, as are necessary to comply with existing debt arrangements in the ordinary course of business;

•	make any material changes with respect to accounting policies or procedures, except as required by changes in general accounting principles or law or as required by a government entity;

•	make, alter or revoke any tax accounting method or material tax election, or settle or compromise any tax liability or otherwise pay or consent to any assessment as a result of an audit, file any amended tax returns, enter into any agreement relating to taxes, or waive or extend the statute of limitations in respect of taxes;

•	transfer, sell, lease, exclusively license, surrender, divest, cancel, abandon or dispose of or encumber any assets, product lines or businesses of ours or our subsidiaries, other than in the ordinary course of business consistent with past practice;

•	except as required by the terms of our current employee benefit plans, by any collective bargaining agreement or employment or separation agreement disclosed to Parent, or by applicable law: (i) grant or provide any severance or termination payments or benefits to any of our or our subsidiaries’ officers, employee, independent contractor or consultant of the Company; (ii) increase (or commit to increase) the compensation, perquisites or benefits payable to any of our or our subsidiaries’ directors, officers, employees, independent contractors or consultants; (iii) enter into any new, or amend the terms of any existing, employment agreement or employee benefit plan with any member of our or our subsidiaries’ management; (iv) grant any equity or equity-based awards that may be settled in shares of our capital stock or any other equity securities of the Company or its subsidiaries or the value of which is linked to the price or value of the capital stock of the Company or any of our subsidiaries; (v) accelerate the vesting or payment of compensation payable or benefits provided to any current or former director, officer, employee, independent contractor or consultant; (vi) change the terms of any outstanding option to acquire our capital stock; or (vii) terminate or materially amend any existing, or adopt any new, employee benefit plan;

•	enter into, amend or extend any collective bargaining agreement or other labor agreement;

•	enter into, amend or modify any agreement with an executive officer of director of the Company or its subsidiaries who owns 5% or more of our capital stock;

•	make any capital expenditures in excess of $100,000 individually or $300,000 in the aggregate over those previously disclosed to Parent;

•	establish a ‘‘poison pill’’ or similar stockholder rights plan or enter into any agreement which would obligate us or any of our subsidiaries to sell or otherwise issue any of our or its capital stock; or

•	agree, authorize or commit to do any of the actions described above.

Stockholders Meeting

The merger agreement requires us, as promptly as reasonably practicable, to duly call, give notice of, convene and hold a meeting of our stockholders to consider and vote upon the approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) and requires our Board to take all reasonable lawful action to solicit from our stockholders proxies in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) and to obtain stockholder approval of such approval and adoption, except if our Board changes its recommendation as permitted by the merger agreement. See ‘‘THE MERGER AGREEMENT—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses.’’

Restrictions on the Solicitations of Other Offers

Under the merger agreement, until 11:59 p.m., New York time, on April 14, 2007, we and our representatives had a go-shop right that permitted us and them to:

•	initiate, solicit and encourage acquisition proposals (including by way of providing nonpublic information pursuant to an acceptable confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with Tornante and Madison Dearborn), provided that we promptly provide to Parent any nonpublic information that we provide to any person that was not previously provided or made available to Parent; and

•	enter into and maintain discussions or negotiations with respect to potential acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

From and after 11:59 p.m., New York time, on April 14, 2007 (other than in response to an acquisition proposal which we received prior to 11:59 p.m., New York time, on April 14, 2007 if such acquisition proposal meets the requirements in the first, third and fourth bullets of the second paragraph below, and only for so long as such proposal continues to meet those requirements) until the effective time of the merger (or, if earlier, the termination of the merger agreement), we have agreed not to, and must cause our subsidiaries and representatives not to, subject to certain exceptions discussed below:

•	initiate, or solicit or knowingly facilitate or encourage (including by providing information) the making, submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations; or

•	approve, endorse or recommend, or publicly propose to approve or recommend, any acquisition proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations thereunder or propose or agree to do any of the foregoing.

In addition, as of 11:59 p.m., New York time, on April 14, 2007 (or, with respect to an acquisition proposal received on or after April 12 but before 11:59 p.m., New York time, on the date that is two business days after such proposal is received), we have agreed to cease and to cause our subsidiaries and representatives to terminate any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any persons previously conducted by us, our subsidiaries or our representatives with respect to an acquisition proposal and to request to be returned or destroyed all nonpublic information provided by or on behalf of us or our subsidiaries to any persons, unless the acquisition proposal offered by any such person meets the requirements in the first, third and fourth bullets of the following paragraph (and only for so long as such proposal continues to meet those requirements).

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to provide information (including nonpublic information) to, and participate in discussions or negotiations with, any third party making an acquisition proposal to the extent that:

•	we receive a written acquisition proposal from such party which our Board (or any authorized committee thereof) believes in good faith to be bona fide;

•	such acquisition proposal did not result from a breach of the provisions of the merger agreement relating to the solicitation (or non-solicitation) of acquisition proposals;

•	our Board determines in good faith, after consultation with its financial advisors and outside counsel, that the acquisition proposal constitutes or may reasonably be expected to result in a superior proposal within the meaning of the merger agreement; and

•	our Board (or any authorized committee thereof) determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by our Board to our stockholders under applicable law.

In such cases, we may not, and may not allow our subsidiaries or representatives to, disclose any nonpublic information to such third party without first entering into a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with Tornante and Madison Dearborn. Also, we must provide to Parent any information concerning us or our subsidiaries provided to such third party which was not previously provided or made available to Parent.

Within 24 hours following April 14, 2007 or, with respect to an acquisition proposal received on or after April 12 but before 11:59 p.m. on April 14, New York time, which the Board determines to have satisfied the first, third and fourth bullets above within two business days after such proposal is received within 24 hours following the date of such determination, we were obligated to notify Parent, in writing, of the identity of any third party who has submitted an acquisition proposal, and the material terms and conditions of such acquisition proposal. In addition, from and after 11:59 p.m., New York time, on April 14, 2007, we are obligated to promptly (but not more than one business day) notify Parent in the event we, our subsidiaries or our representatives receive: (i) an acquisition proposal or a written indication of intent that would reasonably be expected to result in an acquisition proposal (including the materials terms of such acquisition proposal); (ii) a request for nonpublic information about us or our subsidiaries that is not in the ordinary course of business and unrelated to an acquisition proposal or; (iii) an inquiry or request for discussions or negotiations regarding an acquisition proposal. From and after 11:59 p.m., New York time, on April 14, 2007, we must keep Parent informed on a current basis (but no later than one business day after any significant changes, developments, discussions or negotiations) of the status of any acquisition proposal, indication, inquiry or request, including the material terms and conditions thereof or any material modifications thereto, and any material developments, discussions and negotiations concerning the same. We also must provide copies of any material written inquiries and correspondence received from such third party. Without limiting the foregoing, from and after 11:59 p.m., New York time, on April 14, 2007, we must promptly (within one business day) notify Parent if we determine to provide nonpublic information to or engage in discussions or negotiations concerning an acquisition proposal with any third party.

An ‘‘acquisition proposal’’ means any inquiry, offer or proposal from any third party or group of third parties which relates to any direct or indirect (i) acquisition of more than 25% of the assets of Topps and its subsidiaries taken as a whole, (ii) acquisition of beneficial ownership of more than 25% of our outstanding equity securities, (iii) tender offer or exchange offer that, if consummated, would result in any third party owning more than 25% of any class of our equity securities or (iv) any merger, consolidation or other business combination, recapitalization or similar transaction, including any single-step or multi-step transaction or series of transactions, other than the merger contemplated by the merger agreement.

A ‘‘superior proposal’’ means any bona fide acquisition proposal in writing that our Board in its good faith judgment determines (after consultation with its financial advisors and outside counsel) is (i) on terms that are more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement or any modifications made thereto, and (ii) is reasonably likely to be consummated (if accepted). For purposes of the definition of ‘‘superior proposal’’ the reference to ‘‘25%’’ in the definition of ‘‘acquisition proposal’’ will be deemed to be a reference to ‘‘60%.’’

Change in Company Recommendation

The merger agreement requires us to as promptly as reasonably practicable call and hold a meeting of our stockholders for the purpose of obtaining the approval of the merger. In this regard, our Board has resolved, by a vote of seven to three, to recommend that our stockholders approve the merger. However, our Board (or any authorized committee thereof), so long as it complies with the applicable provisions of the merger agreement, may, at any time prior to the adoption of the merger agreement by our stockholders, withhold, withdraw, qualify, modify or propose any of the foregoing, in a manner adverse to Parent or Merger Sub its recommendation that our stockholders approve and adopt the merger agreement, approve or recommend a superior proposal and/or terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal if our Board determines in good faith (in compliance with the merger agreement), after consultation with outside counsel and its financial advisor, that the failure to take such action would be inconsistent with the fiduciary duties owed by our Board to our stockholders under applicable law. To the extent our Board proposes to take the foregoing actions, it may only do so if:

•	the superior proposal did not result from any breach of the provisions of the merger agreement relating to the solicitation (or non-solicitation) of acquisition proposals, as described in this section and as described in further detail in ‘‘—Restrictions on the Solicitation of Other Offers’’;

•	prior to terminating the merger agreement to enter into a definitive agreement with respect to a superior proposal, we give written notice to Parent at least four business days in advance of taking such actions;

•	we give Parent the opportunity to submit a written proposal to our Board and we negotiate in good faith with Parent to prevent the need for such change in recommendation, our Board’s approval or recommendation of a superior proposal or our termination of the merger agreement; and

•	we pay to Parent the termination fee and expense reimbursement to which it is entitled under the merger agreement.

In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless the merger agreement has been or is concurrently terminated in accordance with its terms and we have in advance of or concurrently with such termination paid to Parent the applicable termination fee. See ‘‘THE MERGER AGREEMENT—Termination,’’ ‘‘—Termination Fees’’ and ‘‘—Reimbursement of Expenses.’’

In addition to these restrictions on our actions under the merger agreement, the voting agreements entered into by certain of our directors in connection with the merger agreement (as required by Parent as a condition to its execution of the merger agreement) require those directors, acting in their capacity as stockholder of the Company, to comply with such restrictions on our actions in the merger agreement as if they were applicable to such stockholder directors.

Employee Benefits

For a period of one year following the effective time of the merger, Parent agrees that the Topps employees who remain employees of Topps (as the surviving corporation) or any of its subsidiaries will be provided with:

•	base salary and bonus opportunities which are no less favorable in the aggregate than the aggregate base salary and bonus opportunities provided to them immediately prior to the merger;

•	pension and welfare benefits and perquisites (other than equity-based benefits) that are no less favorable in the aggregate than those provided to them prior to the merger; and

•	severance benefits that are no less favorable than those set forth in the Company’s severance plans, agreements or policies that were in effect on the effective date of the merger agreement and disclosed to Parent.

In addition, Parent will cause any Topps employee benefits plan in which employees are entitled to participate to take into account for purposes of eligibility and vesting (but not benefit accrual) service by the employee with Topps prior to the effective time of the merger.

Director and Officer Indemnification and Insurance

From and after the effective time of the merger, Parent will, and will cause the surviving corporation to, indemnify and hold harmless to the fullest extent permitted by law and our certificate of incorporation and bylaws each present and former director and officer of Topps or its subsidiaries, which we refer to collectively as the indemnified parties, against costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to the indemnified parties’ service as a director or officer of Topps or our subsidiaries or services performed by such indemnified parties at the request of Topps or our subsidiaries, at or prior to the effective time of the merger. Parent will, and will cause Topps (as the surviving corporation) to, advance to each of the indemnified parties, to the fullest extent authorized or permitted by applicable law, any expenses incurred in connection therewith, except that all advancement of expenses pursuant to the foregoing will be subject to an undertaking to repay such advances if it is ultimately determined that such person is not entitled to such indemnification.

Topps (as the surviving corporation) will maintain the ‘‘Side A’’ coverage part of the Company’s currently existing directors’ and officers’ liability insurance and the Company’s existing fiduciary liability insurance policies (or substantially similar policies), in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as our current insurance carrier, with terms, conditions, retentions and limits of liability that are at least as favorable as our existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Topps or its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger.

Financing

Parent is required to use its reasonable best efforts to take, or cause Merger Sub to take, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and, as soon as practicable, obtain the proceeds of their respective debt and equity financing in connection with the merger, including using reasonable best efforts to:

•	maintain in effect the equity financing commitments of Tornante and the MDP Funds to Parent and the debt financing commitments of lending institutions to Merger Sub;

•	satisfy on a timely basis all conditions applicable to Parent and Merger Sub (to the extent within their control) as set forth in the financing commitments; and

•	enter into definitive agreements with respect to the necessary financing on terms acceptable to Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement.

If any portion of the necessary financing becomes unavailable on the terms and conditions contemplated in the financing commitments, Parent is required to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub in an amount sufficient to consummate the transactions contemplated by the merger agreement. In addition, Parent must keep us reasonably apprised of material developments related to the financings, and must provide a copy of each financing document to us promptly after such document becomes available.

We have agreed to, and to cause our subsidiaries to, and to also use our commercially reasonable efforts to cause our officers, employees and advisors and those of our subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary, proper or advisable in connection with obtaining the necessary financing, including:

•	participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents necessary, proper or advisable in connection with the necessary financing;

•	furnishing Parent and Merger Sub with financial and other pertinent information regarding Topps and our subsidiaries as may be reasonably required by potential lenders;

•	taking all actions reasonably necessary to permit the lenders to evaluate our current assets, cash management and accounting systems, policies and procedures; and

•	taking all corporate actions reasonably necessary to permit the consummation of any debt financing permitted under the merger agreement and to permit the proceeds thereof, together with our cash, to be made available to Topps to consummate the merger.

Consents, Approvals and Resignations

We and Parent have agreed to cooperate with each other and use our respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things reasonably necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including:

•	preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental authority in order to consummate the merger or any of the other transactions contemplated by the merger agreement, including any notifications, approval applications or the like required to be filed under the HSR Act and other merger control laws and requesting early termination of the waiting period with respect to the merger under the HSR Act;

•	keeping each other reasonably apprised of the content and status of material communications to and from any governmental authority in connection with the merger;

•	promptly using commercially reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay or prohibit the merger or the consummation of the transactions contemplated by the merger agreement; and

•	promptly using commercially reasonable best efforts to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove any injunction, decision, order, judgment, determination or decree that is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any proceeding, review or inquiry of any kind that would delay or prohibit consummation of the merger or the other transactions contemplated by the merger agreement.

We have also agreed to cooperate with Parent and use our reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on our part under applicable laws and rules and policies of Nasdaq and any other exchanges on which our common stock is listed to enable the delisting and deregistration of our common stock as promptly as practicable after the merger is effective.

We have also agreed to cause to be delivered to Parent resignations of all of our directors to be effective upon the consummation of the merger.

Parent has agreed to proffer (and agree) to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets of business or other segments of Topps (as the surviving corporation) or Parent (and the entry into agreements with relevant antitrust authorities), if such action is necessary to avoid, prevent or eliminate the commencement of proceedings by any such antitrust authority or the issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the merger.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver in writing of the following mutual conditions:

•	the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, by the holders of a majority of the outstanding shares of our common stock in accordance with the DGCL;

•	the expiration of any waiting period (or any extension) applicable to the consummation of the merger under the HSR Act (which waiting period was terminated on April 2, 2007); and

•	the absence of any temporary restraining order, injunction or other judgment or order issued by any court or agency, or any other legal restraint, preventing the consummation of the merger or the transactions contemplated by the voting agreements.

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver in writing of the following additional conditions:

•	our representations and warranties must be true and correct (without giving effect to any materiality or ‘‘Company material adverse effect’’ qualifiers) as of the effective date of the merger agreement and the date of the merger, except for representations and warranties that speak as of a specific date, which must be true and correct as of such specific date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Company material adverse effect. In addition, our representations and warranties concerning our capital structure, corporate authority and brokers’ fees must be true and correct in all respects (other than inaccuracies that are de minimis in the aggregate), in each case, as of the effective time of the merger as though they were made at that time;

•	we must have performed, in all material respects, all obligations required to be performed by us pursuant to the merger agreement on or prior to the effective time of the merger;

•	we must have delivered to Parent a certificate, signed by a senior executive officer of Topps, to the effect that the conditions set forth in the two bullet points above have been satisfied;

•	on the day of the merger, there cannot exist an event, change or occurrence that, individually or in the aggregate, had or would reasonably be expected to have a Company material adverse effect;

•	holders of more than 15% of the outstanding shares of our common stock must not have demanded their appraisal rights in connection with the merger under Section 262 of the DGCL;

•	third party consents to the merger and the other transactions contemplated by the merger agreement pursuant to certain of the Company’s contracts must have been obtained without any changes to such contracts that are material and adverse or, in some cases, adverse in any respect to Topps; and

•	certain foreign regulatory approvals must have been obtained.

Our obligation to complete the merger is subject to the satisfaction or waiver in writing of the following additional conditions:

•	Parent’s and Merger Sub’s representations and warranties must be true and correct (without giving effect to any materiality qualifiers) as of the date of the merger agreement and the date of the merger, except for representations and warranties that speak as of a specific date, which must be true and correct as of such specific date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent Parent and Merger Sub from consummating the merger and performing their respective obligations under the merger agreement;

•	Parent and Merger Sub must have performed, in all material respects, all obligations required to be performed by them pursuant to the merger agreement on or prior to the effective time of the merger; and

•	we must have received a certificate, signed by a senior executive officer of Parent, to the effect that the conditions set forth in the two bullet points above have been satisfied.

Termination

We and Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have approved and adopted it. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

•	if the merger is not consummated by the outside date (December 5, 2007, which is the date that is nine months after the effective date of the merger agreement), provided that the party attempting to terminate is not then in breach;

•	if any court or other governmental entity or agency with jurisdiction issues a final order preventing the merger that cannot be appealed;

•	if our stockholders fail to approve and adopt the merger agreement at the special meeting or at any adjournment or postponement of the special meeting;

•	if a party to the merger agreement has breached or failed to perform any of its representations, warranties or covenants, which breach (subject to certain cure rights) would reasonably be expected to result in the failure of the conditions to the merger to be satisfied (provided that the party seeking termination is not then in material breach of any of its representations, warranties or covenants under the merger agreement);

•	if (i) our Board (a) withdraws, modifies or amends its recommendation to our stockholders to approve and adopt the merger agreement in a manner that is adverse to Parent, (b) approves or recommends any acquisition proposal or superior proposal within the meaning of the merger agreement, or (c) consents in advance to the acquisition by any third party or ‘‘group’’ (within the meaning of Section 13(d) of the Exchange Act) of beneficial ownership of more than 25% of the outstanding shares of our common stock, (ii) the Company enters into any letter of intent or similar agreement or undertaking relating to any acquisition proposal or superior proposal within the meaning of the merger agreement, (iii) the Company approves or recommends that our stockholders tender their shares of Topps common stock in any tender or exchange offer or the Company fails to send to our stockholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer, (iv) the Company publicly announces its intention to take any of the actions described in the foregoing clauses (i)(a), (i)(b), (ii) or (iii), or (v) the Company breaches its obligation under the merger agreement to hold a meeting of Topps stockholders to vote upon the merger agreement and the transactions contemplated thereby, unless such breach results from delays caused by the SEC;

•	if, at any time prior to the requisite approval and adoption of the merger agreement by our stockholders, our Board determines to terminate the merger agreement in order to allow the Company to enter into a superior proposal within the meaning of the merger agreement;

•	if all conditions to the merger are satisfied and Parent and Merger Sub fail to effect the merger within three business days after the end of a 15-day marketing period intended to allow Parent and Merger Sub sufficient time to obtain the financing necessary to consummate the merger; or

•	if prior to the outside date Topps takes actions that make the third-party consent condition described above incapable of being satisfied.

Termination Fees

The merger agreement provides for a bifurcated termination such that: (i) if we had terminated the merger agreement during the go-shop period, which ended on April 14, 2007, in order to enter into a superior proposal within the meaning of the merger agreement, we would have been required to pay to Parent a termination fee of $8 million (or approximately 2.0% of the total merger consideration payable by Parent); and (ii) if the merger agreement is terminated for any other reason in respect of which Parent would be entitled to a termination fee, the amount of the termination fee payable by us to Parent will be $12 million (or approximately 3.1% of the total merger consideration payable by Parent).

The $12 million termination fee will be payable by us to Parent if the merger agreement is terminated:

•	under any of the circumstances described in the first, third and fourth bullet points above in ‘‘—Termination’’ and, within 12 months after such termination, we enter into or consummates a definitive agreement with respect to an acquisition proposal within the meaning of the merger agreement that was publicly announced or disclosed and not withdrawn prior to the special meeting; or

•	under any of the circumstances described in the fifth and sixth bullet points above in ‘‘—Termination,’’ subject to our right to pay the lesser termination fee of $8 million in the event that we terminate the merger agreement during the go-shop period in order to enter into a superior proposal.

The merger agreement also provides for the payment by Parent to us of a termination fee in the amount of $12 million (which is equal to the higher termination fee that may be payable by us as described above) if the merger agreement is terminated because:

•	Parent has breached or failed to perform any of its representations, warranties or covenants, which breach (subject to certain cure rights) would reasonably be expected to result in the failure of the conditions to the merger to be satisfied (provided we are not in breach of any of our representations, warranties or covenants under the merger agreement); or

•	after all conditions to the merger are satisfied, Parent and Merger Sub fail to effect the merger within three business days after the end of the 15-day marketing period.

Parent’s obligation to pay a termination fee to us is guaranteed by Tornante and the MDP Funds.

Reimbursement of Expenses

Under the merger agreement, subject to certain conditions, Parent is entitled to the reimbursement from us of its reasonable and documented out-of-pocket expenses (up to a cap) incurred in connection with negotiating, executing, delivering and performing the merger agreement. However, if the merger agreement is terminated because, prior to the outside date, we took actions that made the third-party consent condition described above incapable of being satisfied, subject to a cap, we would be required to reimburse Parent for 50% of its expenses incurred in connection with the transaction.

Until May 4, 2007 (60 days following the effective date of the merger agreement), Parent’s expense reimbursement cap is $3.5 million. Thereafter, the cap increases to $4.5 million. Any expense reimbursement payable to Parent would be in addition to any termination fee to which Parent is entitled to receive from us.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements by and among the parties, including provisions relating to Parent’s access to certain information and officers of Topps and to the filing of this proxy statement.

Amendment and Waiver

Subject to applicable law, at any time prior to merger, the merger agreement may be amended or modified only by a written agreement duly executed and delivered by Parent and Topps, provided that, after approval of the merger agreement by our stockholders pursuant to the DGCL, no amendment may be made to the merger agreement which would have the effect of reducing the amount or changing the type of consideration into which you common stock is converted into the right to receive upon consummation of the merger. In addition, the conditions to each of a party’s obligation to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable law.

THE VOTING AGREEMENTS

This summary of the material terms of the voting agreements and such summaries elsewhere in this proxy statement are qualified in their entirety by reference to the voting agreements, a form of which is included as Annex D to this proxy statement and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. We encourage you to read the form of voting agreement carefully and in its entirety.

Voting Agreement Parties

In connection with the merger agreement, and as required by Parent as a condition to its execution of the merger agreement, on March 5, 2007, each of Allan A. Feder, Stephen D. Greenberg, Ann Kirschner, David M. Mauer, Jack H. Nusbaum, Arthur T. Shorin and Richard Tarlow, all of whom are directors of Topps, entered into a separate voting agreement with Parent.

Voting

Under each voting agreement, each of the voting agreement parties, in their respective capacity as stockholders of Topps, agreed that, at any meeting of our stockholders (however called) and at any adjournment or postponement thereof, and in connection with any written consent of our stockholders, they would vote their shares of Topps common stock (whether or not such shares were acquired before the date of the voting agreements or are acquired thereafter), or cause such shares to be voted, in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) and any actions required in furtherance thereof and against any alternative transaction and against any other action or agreement that would result in a breach in any material respect of any covenant of the Company under the merger agreement.

Proxies

Pursuant to the voting agreements, the voting agreement parties granted to Parent proxies to vote the 2,501,040 outstanding shares of Topps common stock that they held as of March 5, 2007.

Restrictions on Transfer and Grants of Proxies

Under the voting agreements, each voting agreement party agreed that, for the duration of the term of their respective voting agreement, he or she will not (with certain limited exceptions) sell, transfer, pledge or dispose of, or enter into another voting agreement or grant a proxy (other than the proxies in favor of Parent) with respect to, any shares of Topps common stock that he or she beneficially owns without the prior written consent of Parent.

No Solicitation

Except as permitted under the merger agreement, each voting agreement party agreed not to, and to cause its representatives not to, directly or indirectly, solicit, initiate or knowingly encourage any proposal or inquiry that constitutes or that may reasonably be expected to lead to any alternative transaction to the one contemplated by the merger agreement, participate or engage in any discussions or negotiations with or disclose or provide any nonpublic information in furtherance of such proposals or inquiries, engage in discussions with respect to any acquisition proposal, approve, endorse, recommend or vote for any alternative transaction, or enter into any agreement or agreement in principle with any third party with respect to an alternative transaction. These restrictions apply to the voting agreement parties solely when acting in their respective capacity as stockholders of the Company and not when acting or purporting to act as representatives or officers or directors of Topps. None of these restrictions is intended to prohibit, limit or restrict any voting agreement party from exercising his or her fiduciary duties to Topps or our stockholders under applicable law by voting or taking any other action whatsoever in his or her capacity as a director or officer of Topps. See ‘‘SUMMARY—The Merger—Go-Shop Rights,’’ and ‘‘THE MERGER AGREEMENT—Restrictions on the Solicitation of Other Offers,’’ and ‘‘—Change in Company Recommendation.’’

Termination

Each voting agreement terminates upon the earlier of (i) the effective time of the merger, (ii) the written notice of termination from Parent, and (iii) the date of any termination of the merger agreement.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND DATA

Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol ‘‘TOPP.’’ The average closing price of our common stock for the two-week period that preceded our 2006 annual meeting of stockholders held on July 28, 2006 was $8.02 per share. After we settled the second proxy contest by Pembridge in July 2006 and the objecting directors were elected to our Board, based on at least one analyst report, speculation had emerged in the analyst community that the Company might have been the subject of a transaction over the following months. The price of our common stock began to increase over time. Many of our directors believed that this increase may have reflected a transaction premium that was built into the price of our common stock.

On December 22, 2006, the date on which Tornante and Madison Dearborn first sent us a signed letter of intent, our common stock closed at $8.74 per share. On January 29, 2007, the date on which we entered into a letter of intent in which Tornante and Madison Dearborn offered to acquire Topps for $9.75 per share, our common stock closed at $9.86 per share. On March 5, 2007, the effective date of the merger agreement, and the last trading day before we announced the signing of the merger agreement, our common stock closed at $8.91 per share (meaning that the $9.75 per share offered by Tornante and Madison Dearborn represents a premium of approximately 9.4% over such closing price). On [                    ], 2007, which was the last trading day before the printing of this proxy statement, our common stock closed at $[        ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

Under the merger agreement, we are permitted to pay a dividend on our common stock of up to $0.04 per share for our fourth fiscal quarter ended March 3, 2007. However, the merger agreement prohibits us from declaring, setting aside or paying any other dividends on our common stock without the prior consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Our Common Stock by Our Board and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2007 by: (i) each of our directors; (ii) each of our named executive officers; and (iii) all of our directors and named executive officers as a group.

	Shares Beneficially Owned
Name & Address(1)	Amount and Nature of Ownership(2)	Percent of Class (%)
Arthur T. Shorin(3)(4)	2,900,489	7.4
Arnaud Ajdler(5)	2,301	*
Timothy E. Brog(6)	437,567	1.1
Ira Friedman(7)	63,399	*
Allan A. Feder(8)	78,301	*
Warren Friss(9)	99,383	*
Catherine K. Jessup(10)	171,333	*
John J. Jones(11)	2,301	*
Stephen D. Greenberg(12)	137,750	*
Ann Kirschner(13)	76,750	*
David M. Mauer(14)	143,750	*
Jack H. Nusbaum(15)	158,750	*
Sherry L. Schultz(16)	15,000	*
Scott A. Silverstein(3)(17)	503,546	1.3
Richard Tarlow(18)	76,750	*
All directors and executive officers as a group (15 persons)(19)	4,867,370	12.0

*	The Percent of Class is less than one percent (1%).
(1)	The address of all persons listed is c/o The Topps Company, Inc., One Whitehall Street, New York, New York 10004.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after any given date, which, for the purposes of the foregoing table is April 16, 2007. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Company common stock beneficially owned.
(3)	Does not include 50,000, 1,378 and 30,702 shares of common stock owned by immediate family members of each of Messrs. Shorin, Feder and Silverstein, respectively. Messrs. Shorin, Feder and Silverstein disclaim beneficial ownership of such shares.
(4)	Includes 582,500 shares of common stock issuable upon exercise of options.
(5)	Based upon a joint Schedule 13D filed with the SEC on March 14, 2007 by Crescendo Partners II L.P., Series Y, Crescendo Investments II, LLC, Crescendo Advisors LLC, Eric Rosenfeld and Mr. Ajdler.
(6)	Based up on a joint Schedule 13D filed with the SEC on September 12, 2006 by Crescendo Partners II L.P., Series Y, Crescendo Investments II, LLC, Crescendo Advisors LLC, Eric Rosenfeld, Pembridge Value Opportunity Fund LP, Pembridge Capital Management LLC,

Messrs. Arnaud, Brog and Jones and the Topps Full Value Committee and includes 405,000 shares of common stock held by Pembridge Value Opportunity Fund LP.
(7)	Includes 61,999 shares of common stock issuable upon exercise of options.
(8)	Includes 68,000 shares of common stock issuable upon exercise of options.
(9)	Includes 96,083 shares of common stock issuable upon exercise of options.
(10)	Includes 171,333 shares of common stock issuable upon exercise of options.
(11)	Based up on a joint Schedule 13D filed with the Commission on September 12, 2006 by Crescendo Partners II L.P., Series Y, Crescendo Investments II, LLC, Crescendo Advisors LLC, Eric Rosenfeld, Pembridge Value Opportunity Fund LP, Pembridge Capital Management LLC, Messrs. Arnaud, Brog and Jones and the Topps Full Value Committee.
(12)	Includes 85,000 shares of common stock issuable upon exercise of options.
(13)	Includes 68,000 shares of common stock issuable upon exercise of options.
(14)	Includes 115,000 shares of common stock issuable upon exercise of options.
(15)	Includes 85,000 shares of common stock issuable upon exercise of options.
(16)	Includes 15,000 shares of common stock issuable upon exercise of options.
(17)	Includes 464,000 shares of common stock issuable upon exercise of options.
(18)	Includes 68,000 shares of common stock issuable upon exercise of options.
(19)	Does not include 50,000, 1,378 and 20, 702 shares of common stock owned by immediate family members of each of Messrs. Shorin, Feder and Silverstein, respectively (see note (3) above), but does include shares of common stock issuable upon the exercise of options. See notes (4), (7) – (10) and (12) – (18) above.

Beneficial Ownership of Our Common Stock by Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2007 by each person or entity known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

		Shares Beneficially Owned
Name	Address	Amount and Nature of Ownership(2)	Percent of Class (%)
Arthur T. Shorin(1)	The Topps Company, Inc. One Whitehall Street New York, New York 10001	2,900,489	7.4
Private Capital Management, Inc.(3)	8889 Pelican Bay Blvd. Naples, Florida 34108	3,027,421	7.8
Crescendo Partners II L.P., Series Y(4)	10 East 53rd Street 35th Floor New York, New York 10022	2,547,700	6.6
Dimensional Fund Advisors LP(5)	1299 Ocean Avenue Santa Monica, California 90401	2,514,497	6.5
GAMCO Asset Management Inc. (6)	One Corporate Center Rye, New York 10580	2,374,861	5.9
Royce and Associates, LLC(7)	1414 Avenue of the Americas New York, New York 10019	2,286,570	5.9
All listed 5% or greater beneficial owners		15,651,538	40.1

(1)	See Notes (3) and (4) to table under heading titled ‘‘Beneficial Ownership of Our Common Stock by Our Board and Management.’’
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after any given date, which, for the purposes of the foregoing table is April 16, 2007. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our common stock beneficially owned.
(3)	Based upon a Schedule 13G filed with the SEC on February 14, 2007 by Private Capital Management, Inc.
(4)	Based upon a joint Schedule 13D filed with the SEC on March 14, 2007 by Crescendo Partners II L.P., Series Y, Crescendo Investments II, LLC, Crescendo Advisors LLC, Eric Rosenfeld and Mr. Ajdler.
(5)	Based upon a Schedule 13G filed with the SEC on February 9, 2007 by Dimensional Fund Advisors LP.
(6)	Based upon a joint Schedule 13D/A filed with the SEC on January 2, 2006 by GGCP, Inc., Mario J. Gabelli, Gabelli Securities, Inc., Gamco Investors, Inc., Gabelli Funds, LLC, and GAMCO Asset Management Inc.
(7)	Based upon a Schedule 13G filed with the SEC on January 25, 2007 by Royce and Associates, LLC.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and no public participation in any of our future stockholders meetings. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholders meetings and we will hold an annual meeting of stockholders in 2007.

As disclosed in our definitive proxy statement filed with the SEC on June 23, 2006 (which we refer to as our last proxy statement), notice of any proposal of a stockholder of the Company intended to be included in our proxy statement and form of proxy relating to our 2007 annual meeting of stockholders (i.e., our next annual meeting) must have been received in writing by the Company’s General Counsel at our offices located at One Whitehall Street, New York, New York 10004 no later than February 23, 2007. However, in the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after July 28, 2007, in order to be timely, such notice of a stockholder proposal must be received no later than a reasonable time before we begin to print and mail our proxy materials for such meeting.

Also as disclosed in our last proxy statement, for any other proposal that a stockholder wishes to have considered at the 2007 annual meeting of our stockholders, and for any nomination of a person for election to our Board at the 2007 annual meeting of our stockholders, the Company must have received written notice of such proposal or nomination during the period beginning April 29, 2007 and ending May 29, 2007. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after July 28, 2007, in order to be timely, such notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals and nominations must comply with Delaware law, our bylaws and the rules and regulations of the SEC.

OTHER MATTERS

Our Board knows of no other matters that are likely to be brought before the special meeting, but if other matters do properly come before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy (or their substitutes) to vote on these matters according to their best judgment unless the authority to do so is withheld in such proxy.

WHERE YOU CAN FIND MORE INFORMATION

Topps is subject to the informational requirements of the Exchange Act. Topps files reports, proxy statements and other information with the SEC. The filings are available to the public at the SEC’s website www.sec.gov. Copies of these filings are also available on our website, www.topps.com. Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol ‘‘TOPP’’ and you may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

If you have any questions about this proxy statement, your proxy or the proposals contained in this proxy statement, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact: MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, toll free at (800) 322-2885 or call collect at (212) 929-5500.

We have authorized no one to give you any information or to make any representation about the proposed merger or Topps that differs from or adds to the information contained in this document or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

THE TOPPS COMPANY, INC.,

TORNANTE-MDP JOE HOLDING LLC

and

TORNANTE-MDP JOE ACQUISITION CORP.

A-A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of the Effective Date (this ‘‘Agreement’’), by and among The Topps Company, Inc., a Delaware corporation (the ‘‘Company’’), Tornante-MDP Joe Holding LLC, a Delaware limited liability company (‘‘Parent’’), and Tornante-MDP Joe Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Parent (‘‘Merger Sub’’). The Company and Merger Sub are sometimes hereinafter collectively referred to as the ‘‘Constituent Corporations’’. The ‘‘Effective Date’’ means the date last set forth on the signature pages hereto, and references herein to the ‘‘date hereof,’’ ‘‘date of this Agreement’’ or terms of similar import shall mean the Effective Date.

R E C I T A L S:

WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Merger Sub;

WHEREAS, in furtherance of the foregoing and in accordance with the Delaware General Corporation Law (the ‘‘DGCL’’), the respective boards of directors or comparable governing bodies of each of Parent, Merger Sub and the Company have approved, adopted and declared advisable and in the best interests of the equityholders of Parent, Merger Sub and the Company, respectively, this Agreement, the merger of Merger Sub with and into the Company with the Company as the Surviving Corporation (the ‘‘Merger’’) and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Madison Dearborn Capital Partners V-A, L.P. (‘‘MDCP-VA’’), Madison Dearborn Capital Partners V-C, L.P. (‘‘MDCP-VC’’), and Madison Dearborn Capital Partners V Executive-A, L.P. (together with MDCP-VA and MDCP-VC, the ‘‘MDCP Guarantors’’), on one hand, and The Tornante Company LLC, on the other hand (severally and not jointly with the MDCP Guarantors, the ‘‘Guarantors’’) have executed and delivered to the Company two guarantees, each in the form attached hereto as Exhibit A (each, a ‘‘Guaranty’’), pursuant to which each Guarantor is guarantying a portion of the obligation of Parent to pay the Parent Termination Fee;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Arthur T. Shorin and other directors constituting a majority of the board of directors of the Company, as holders of Shares is entering into a voting agreement with Parent in the form attached hereto as Exhibit B (the ‘‘Voting Agreements’’), pursuant to which, among other things, such holders will agree to vote all of their Shares in the Company in favor of adopting and approving this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger as provided in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the ‘‘Surviving Corporation’’) and shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with Section 259 of the DGCL.

1.2    Closing.    Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the ‘‘Closing’’) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York at 9:00 a.m. (New York time) on the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ written notice to the Company and (b) the final day of the Marketing Period, in each case subject to the satisfaction or waiver on such date of all of the conditions set forth in Article VII. The date of the Closing is referred to as the ‘‘Closing Date.’’ For purposes of this Agreement, the term ‘‘Business Day’’ shall mean any day ending at 5:00 p.m. (New York time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York. For purposes of this Agreement, the term ‘‘Marketing Period’’ shall mean the first period of 15 days after the date hereof throughout which (A) Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 6.14(b) and (B) the conditions set forth in Section 7.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 day period; provided, that if the financial statements included in the Required Information that is available to Parent on the first day of any such 15 day period would not be sufficiently current on any day during such 15 day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 15 day period or (ii) the Company’s independent accounting firm to issue a customary comfort letter to Parent (in accordance with its normal practices and procedures) on the last day of the 15 day period, then a new 15 day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit the actions described in clauses (i) and (ii) above on the last day of such 15 day period.

1.3    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the ‘‘Certificate of Merger’’) executed and acknowledged in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the ‘‘Effective Time’’).

ARTICLE II

CERTIFICATE OF INCORPORATION AND
BYLAWS OF THE SURVIVING CORPORATION

2.1    The Certificate of Incorporation.    The certificate of incorporation of the Company, as amended and in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the ‘‘Charter’’), until duly amended as provided therein or by applicable Law.

2.2    The Bylaws.    The bylaws of the Company, as amended and in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the ‘‘Bylaws’’), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION

3.1    Directors.    The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be elected or otherwise validly appointed as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2    Officers.    The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

4.1    Effect on Capital Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)    Merger Consideration.    Each share of the common stock, par value $0.01 per share, of the Company (each, a ‘‘Share’’) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned or held in treasury by the Company or any direct or indirect wholly owned subsidiary of the Company (each, an ‘‘Excluded Share’’)) shall be converted into the right to receive $9.75 per Share in cash, less any required withholding Taxes as described in Section 4.2(f) and without interest (the ‘‘Per Share Merger Consideration’’). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a ‘‘Certificate’’) (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b)    Cancellation of Excluded Shares.    Each Excluded Share referred to in Section 4.1(a) (other than Dissenting Shares, which are addressed in clause (d) below), by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c)    Merger Sub.    At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder thereof who has validly demanded payment of the fair value for such Shares as determined in accordance with Section 262 of the DGCL (such Shares, the ‘‘Dissenting Shares’’) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the DGCL. If any such holder of Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, each Share of such holder shall be treated, at the Company’s sole discretion, as a Share that had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 4.1(a). The Company shall give prompt notice to Parent of any written demands (and any written withdrawals thereof) received by the Company for appraisal of Shares pursuant to Section 262 of the DGCL, and Parent shall have the right to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or waive any rights with respect to, any such demands. Any portion of the Per Share Merger Consideration made available to the Paying Agent pursuant to this Section 4.1(d) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

4.2    Exchange of Certificates.

(a)    Paying Agent.    At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior written approval (such approval not to be unreasonably withheld or delayed) (the ‘‘Paying Agent’’), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make all payments under Section 4.1(a) (such cash being hereinafter referred to as the ‘‘Exchange Fund’’). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guarantied by the United States of America, in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments required under Section 4.1(a).

(b)    Exchange Procedures.    Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Dissenting Shares or Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the applicable Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, and such letter of transmittal having been duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (less any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), multiplied by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled and extinguished of no further force or effect. No interest will accrue or be paid on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to the transferee of such Shares if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes or other Taxes have been paid or are not applicable.

(c)    Transfers.    From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and extinguished and exchanged for the Per Share Merger Consideration (payable in cash in immediately available funds) to which the holder thereof is entitled pursuant to this Article IV.

(d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Dissenting Shares or Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of each of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term ‘‘Person’’ shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 4.2(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)    Withholding Rights.    Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or holder of Company Options, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), or any other applicable Tax. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or holder of Company Options in respect of which such deduction and withholding was made by the Paying Agent, Surviving Corporation, Merger Sub or Parent, as the case may be.

4.3    Treatment of Stock Plans.

(a)    Options.    At the Effective Time: (i) each outstanding Company Option under the 1996 Stock Plan and the 2001 Stock Plan shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less any applicable Taxes required to be withheld with respect to such payment; and (ii) each outstanding Company Option under the Director Stock Plan shall become fully vested and be automatically converted into the right to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Per Share Merger

Consideration over the exercise price per Share under such Company Option, less any applicable Taxes required to be withheld with respect to such payment. As used herein, the term ‘‘Company Option’’ shall mean any outstanding option to purchase Shares under any Stock Plan. As of the Effective Time, each Company Option for which the exercise price per Share exceeds the Per Share Merger Consideration, other than Company Options outstanding under the Director Stock Plan (the ‘‘Director Options’’), shall be canceled and have no further effect, with no right to receive any consideration. As of the Effective Time, all other Company Options (other than the Director Options) shall no longer be outstanding and shall automatically cease to exist and shall become only the right to receive the option consideration described in this Section 4.3(a), and, without limiting the foregoing, the board of directors of the Company or the appropriate committee thereof shall take all action necessary to effect such cancellation.

(b)    Corporate Actions.    At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall (to the extent necessary) adopt resolutions to implement the provisions of Section 4.3(a), it being understood that the intention of the parties is that following the Effective Time no holder of any Company Options or any participant in any Stock Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any phantom stock or stock appreciation right) of the Company, any Subsidiary of either the Company or Parent, or the Surviving Corporation. Prior to the Closing, the Company shall deliver to the holders of the Company Options appropriate notices setting forth such holders’ rights pursuant to this Agreement.

4.4    Adjustments to Prevent Dilution.    In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), division or subdivision of Shares, stock dividend or distribution, consolidation of Shares, reclassification, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Stock Plans, such termination to be effective at or before the Effective Time (it being understood that the Company shall not be obligated hereby or otherwise to terminate or cancel any outstanding Director Options).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of the Company.    Except as set forth in the disclosure schedule delivered to Parent by the Company in connection with the execution and delivery of this Agreement (the ‘‘Company Disclosure Schedule’’) (it being understood that any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule if (i) it is readily apparent from such disclosure that it applies to such other section or (ii) such disclosure is cross-referenced in such other section), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)    Organization, Good Standing and Qualification.    Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 5.1(a) of the Company Disclosure Schedule lists each Subsidiary and every other Person in which the Company or any Subsidiary has any ownership interest, together with their respective jurisdictions of incorporation or organization. As used in this Agreement, the term (i) ‘‘Subsidiary’’ means, with respect to any Person, any other Person of which an amount of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such other Person is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) ‘‘Significant Subsidiary’’ shall have the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’) and (iii) ‘‘Company Material Adverse Effect’’ means an event, change, effect, development, condition or occurrence (each a ‘‘Change’’) that, individually or in the aggregate with any other Change, is or is reasonably expected to be materially adverse to (x) the ability of the Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or (y) the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided that no Change, to the extent resulting from any of the following events, changes, effects, developments, conditions or occurrences, shall constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, except, in the cases of clauses (A), (B) and (D) below, to the extent that any such event, change, effect, development, condition or occurrence has a disproportionately adverse effect on the Company or any of its Subsidiaries as compared to other comparable businesses:

(A)    changes in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations including, without limitation, any such changes that are the result of non-domestic acts of war or terrorism (but not including any changes that are the result of domestic acts of war or terrorism);

(B)    general changes or developments in any industry in which the Company and its Subsidiaries operate;

(C)    any Change caused by or resulting from the announcement of the transactions contemplated by this Agreement (other than with respect to the matters set forth in Section 5.1(a)(C) of the Company Disclosure Schedule);

(D)    changes in any Law or GAAP or interpretation thereof after the date hereof;

(E)    any failure by the Company to meet any estimates of revenues or earnings for any period; or

(F)    a decline in the price or trading volume of the Company’s common stock on the NASDAQ Global Select Market (‘‘NASDAQ’’);

it being understood that any Change giving rise to or contributing to such failure by the Company to meet estimates as described in the preceding clause (E), or such decline in the trading price of the Company’s common stock as described in the preceding clause (F), as the case may be, may be the cause of a Company Material Adverse Effect.

(b)    Capital Structure.    The authorized capital stock of the Company consists of 100,000,000 Shares, of which 38,717,765 Shares were outstanding as of the close of business on March 2, 2007, and 10,000,000 shares of preferred stock, 500,000 of which are designated as ‘‘Series A Junior Participating Preferred Stock’’ and none of which are outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Since March 2, 2007, the Company has not issued, sold, or disposed of any shares of the Company’s capital stock or equity securities, other than upon the exercise of outstanding options under the Stock Plans. As of February 28, 2007, other than 2,970,525 Shares reserved for issuance under the Company’s 1996 Stock Option Plan, as amended and restated as of June 30, 2005 (as so amended and as further amended from time to time, the ‘‘1996 Stock Plan’’), 2001 Stock Incentive Plan, as amended and restated as of June 27, 2002 (as so amended and as further amended from time to time, the ‘‘2001 Stock Plan’’), and 1994 Non-Employee Director Stock Option Plan (the ‘‘Director Stock Plan’’ and, together with the 1996 Stock Plan and the 2001 Stock Plan, the ‘‘Stock Plans’’), the Company has no Shares reserved for issuance.

Since February 28, 2007, the Company has not granted any options to acquire shares of capital stock of the Company under any of the Stock Plans. Section 5.1(b) of the Company Disclosure Schedule contains a correct and complete list of options, restricted stock, performance stock units, restricted stock units and any other equity or equity-based awards (including cash-settled awards), if any, outstanding under the Stock Plans, including the holder, date of grant, term, number of Shares, the Stock Plan under which such award was granted and, where applicable, the exercise price. The outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest or other encumbrance (each, a ‘‘Lien’’). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or preferred shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary other than director qualifying shares are owned by the Company (or a wholly owned Subsidiary of the Company).

(c)    Corporate Authority; Approval and Fairness.

(i)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement subject only, in the case of the consummation of the Merger, to approval of the ‘‘agreement of merger’’ (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter (the ‘‘Requisite Company Vote’’). This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (collectively, the ‘‘Bankruptcy and Equity Exception’’).

(ii)    The board of directors of the Company has: (A) determined that the Merger and the Voting Agreements are fair to and in the best interests of the Company and its stockholders, has adopted and declared advisable this Agreement, the Voting Agreements and the Merger and the other transactions contemplated hereby and has resolved to recommend approval of this Agreement and the ‘‘agreement of merger’’ (as such term is used in Section 251 of the DGCL) contained in this Agreement to the holders of Shares (the ‘‘Company Recommendation’’); (B) authorized and approved the execution, delivery and performance of this Agreement, the Voting Agreements and the transactions contemplated hereby, (C) directed that this Agreement be submitted to the holders of Shares for their approval of the ‘‘agreement of merger’’ contained in this Agreement at a stockholders’ meeting duly called and held for such purpose; (D) taken all actions necessary to provide that restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the Merger; (E) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any Takeover Statute; and (F) received a written opinion of its financial advisor to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders (it being agreed and understood that such opinion is solely for the benefit of the Company’s board of directors and may not be relied upon by Parent, Merger Sub or any of their respective, directors, officers, employees, Affiliates, advisor or representatives). As used herein, the term ‘‘Affiliate’’ means, with respect to any Person, (A) each Person that, directly or indirectly, owns or controls such Person, and (B) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, provided that, for the purpose of this definition, ‘‘control’’ of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

(d)    Governmental Filings; No Violations; Certain Contracts.

(i)    Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ‘‘HSR Act’’) and any other applicable merger control laws, (C) under the Exchange Act, and (D) under the rules of NASDAQ (the ‘‘Company Approvals’’), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a ‘‘Governmental Entity’’), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii)    The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, directly or indirectly (with or without the giving of notice or lapse of time, or both) constitute or result in (A) a breach or violation of, or a default under, or conflict with, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Significant Subsidiaries pursuant to any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a ‘‘Contract’’) binding upon the Company or any of its Subsidiaries or, (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination (or right thereof), default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e)    Company Reports; Financial Statements.

(i)    The Company has filed with or furnished to (as applicable) the Securities and Exchange Commission (the ‘‘SEC’’) on a timely basis all forms, statements, certifications, reports and documents required to be filed with or furnished to the SEC by the Company under the Exchange Act or the Securities Act of 1933, as amended (the ‘‘Securities Act’’)

since January 1, 2004 (the ‘‘Applicable Date’’) (such forms, statements, certifications, reports and documents, including all exhibits, appendices and attachments included or incorporated therein, filed or furnished since the Applicable Date through the date hereof, including any amendments thereto, the ‘‘Company Reports’’). None of the Company’s Subsidiaries is required to file any documents with the SEC. Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the ‘‘Sarbanes-Oxley Act’’), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(iii)    Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), and in each case have been prepared in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’) applied on a consistent basis, except as may be noted otherwise therein. All of the Company’s Subsidiaries are consolidated for accounting purposes.

(iv)    The Company and its Subsidiaries have implemented and maintained a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures (i) are designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and (ii) have been evaluated for effectiveness in accordance with the Sarbanes-Oxley Act and the results of such evaluations have been disclosed in the Company Reports to the extent required by the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company and identified in Section 5.1(e)(iv) of the Company Disclosure Schedule any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be likely to adversely affect the Company’s ability to record, process, summarize and report financial information. The Company has changed its internal controls to correct such deficiencies and material weaknesses, and other than such corrections, since the date of such evaluation, there have been no significant changes in internal controls or in other factors that could significantly affect the Company’s internal controls. The Company has no Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f)    Absence of Certain Changes.    Since February 25, 2006, the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course of such businesses consistent with past practice and there has not been:

(i)    Changes that individually or in the aggregate constitute or would reasonably be expected to have a Company Material Adverse Effect;

(ii)    other than any cash dividend on Shares disclosed in the Company Reports filed with the SEC on or before the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company);

(iii)    any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(iv)    other than any stock repurchases or buybacks, or pursuant to any stock repurchase or buyback program, disclosed in the Company Reports filed with the SEC on or before the date hereof and identified in the Company Disclosure Schedule, any reclassification, combination, split, subdivision, redemption, repurchase or other acquisition of any shares of capital stock or other securities of or other ownership interests in the Company or of any of its Subsidiaries or any amendment of any material terms of any outstanding equity security of the Company or any of its Subsidiaries;

(v)    except as disclosed in the Company Reports filed with the SEC as of the date hereof, required pursuant to the Benefit Plans or the Stock Plans in effect on the date of this Agreement and disclosed on Section 5.1(f)(v) of the Company Disclosure Schedule, required pursuant to any employment, separation or collective bargaining agreement disclosed on Section 5.1(f)(v) of the Company Disclosure Schedule, or as otherwise required by applicable Law, any (A) grant or provision for severance or termination payments or benefits to any director or officer of the Company or employee, independent contractor or consultant of the Company or any of its Subsidiaries, except for grants or provisions for such payments or benefits with respect to employees who are not also executive officers in the ordinary course of business consistent with past practice, (B) increase (or commitment to increase) in the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except for increases with respect to employees who are not also executive officers in the ordinary course of business consistent with past practice, (C) grant of equity or equity-based awards that may be settled in Shares or any other equity securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares or other equity securities of the Company or any of its Subsidiaries, (D) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (E) change in the terms of any outstanding Company Option, or (F) establishment or adoption of any new arrangement that would be a Benefit Plan or would terminate or materially amend any existing Benefit Plan (other than changes necessary to comply with applicable Law or the Company’s obligations under this Agreement);

(vi)    any material Tax election made, altered or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability made by the Company or any of its Subsidiaries;

(vii)    any action which, if it had been taken after the date hereof, would have required Parent’s consent under Section 6.1; or

(viii)    any agreement (other than this Agreement) or commitment to take any of the actions specified in this Section 5.1(f).

(g)    Litigation and Liabilities.

(i)    All of the actions, suits, claims, hearings, arbitrations or proceedings pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity (excluding office actions issued by the U.S. Patent and Trademark Office or similar offices pertaining to Owned Intellectual Property that is not material to the conduct of the business of the Company and its Subsidiaries) are set forth in Section 5.1(g)(i) of the Company Disclosure Schedule. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Knowledge of the Company, threatened against or directly involving the Company or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any arbitrator or Governmental Entity. To the Company’s Knowledge, no officer, director or other key employee of the Company or any of its Subsidiaries is (i) subject to any order, writ, injunction, judgment or decree that prohibits such officer, director or key employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or (ii) a defendant in any material civil, criminal or administrative action, suit, claim, hearing, arbitration, investigation or other proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.

(ii)    Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of November 25, 2006 included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since November 25, 2006 and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (C) incurred in connection with the Merger or the transactions contemplated by this Agreement.

The term ‘‘Knowledge’’ when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Schedule, and does not include information of which they or any of them may be deemed to have constructive knowledge.

(h)    Employee Benefits.

(i)    All employee benefit plans covering current or former officers, directors, employees of the Company or its Subsidiaries (collectively, the ‘‘Employees’’) or current or former independent contractors or consultants of the Company or its Subsidiaries, or under which there is a financial obligation of the Company or any of its Subsidiaries, including, but not limited to, ‘‘employee benefit plans’’ within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (‘‘ERISA’’), whether or not subject to ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, other stock or stock based, incentive and bonus, employment, retention, consulting, change in control, salary continuation or disability, pension, insurance, vacation, health, dental, welfare, profit-sharing, retirement, termination or severance plan, or other benefit program, policy, practice, arrangement or agreement (the ‘‘Benefits Plans’’) that are material to the Company and its Subsidiaries, taken as whole, other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as ‘‘Non-U.S. Benefit Plans’’), are listed in Section 5.1(h)(i) of the Company Disclosure Schedule. True and complete copies of all Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Schedule have been made available to Parent.

(ii)    The Company has furnished or made available to Parent copies of the two most recent annual reports (Form 5500 series) for each Benefit Plan covered by ERISA, the most recent summary plan description for each Benefit Plan covered by ERISA; if the Benefit Plan is funded through a trust, insurance or any funding vehicle, the trust, insurance contract or other funding agreement; any agreement providing for the provision of administrative or investment management services with respect to the Benefit Plan.

(iii)    Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(A)    (i) all Benefit Plans, other than ‘‘multiemployer plans’’ within the meaning of Section 3(37) of ERISA (each, a ‘‘Multiemployer Plan’’) and Non U.S. Benefit Plans, (collectively, ‘‘U.S. Benefit Plans’’), have been established, maintained and operated in compliance with their terms, ERISA and the Code and all other applicable Laws and each Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred since the date of such letter that has or is, to the Knowledge of the Company, likely to adversely affect such qualification, (ii) the consolidated financial statements of the Company and its Subsidiaries fully reflect all expenses accrued under GAAP with respect to each Benefit Plan, and all contributions required with respect to each Benefit Plan have been made on a timely basis, and (iii) no ‘‘prohibited transaction,’’ within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan and, to the Knowledge of the Company (except with respect to the Company), no fiduciary (within the meaning of Section 3(21) of ERISA) of any Benefit Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company or any Subsidiary to any liability;

(B)    neither the Company nor any of its Subsidiaries has engaged in a transaction that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax, fine, lien (against the Company, any of its Subsidiaries, or the assets of Benefit Plan or related trusts), penalty or other liability imposed by either Section 4975 of the Code or Section 502(i) of ERISA or any other similar provision of non-U.S. Law, and neither the Company nor any ERISA Affiliate has ever incurred any penalty or tax with respect to any Benefit Plan under Chapter 43 of the Code;

(C)    there are no actions, suits or claims pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits) relating to any Benefit Plan, and there are no audits, inquiries, or proceedings pending or, to the Knowledge of the Company, threatened by any governmental authority with respect to any Benefit Plan;

(D)    neither the Company nor any of its Subsidiaries has or is expected to incur any liability under Title IV of ERISA with respect to any ‘‘single-employer plan’’, within the meaning of Section 4001(a)(15) of ERISA, any Multiemployer Plan or any ‘‘multiple employer plan’’, within the meaning of Section 4063/4064 of ERISA or section 413(c) of the Code, or any ‘‘multiemployer welfare arrangement’’ within the meaning of Section 3(40)(A) of ERISA, in each case currently or formerly maintained or contributed to by any of them or any other entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an ‘‘ERISA Affiliate’’);

(E)    the Company and its Subsidiaries do not have any unsatisfied withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA;

(F)    with respect to each Benefit Plan that is a ‘‘single employer plan’’ within the meaning of Section 4001(15) of ERISA, (i) no liability to the Pension Benefit Guaranty Corporation (the ‘‘PBGC’’) has been incurred (other than for premiums not yet due);

(ii) no notice of intent to terminate any such Benefit Plan has been filed with the PBGC or distributed to participants and no amendment terminating any such Benefit Plan has been adopted; (iii) no proceedings to terminate any such Benefit Plan have been instituted by the PBGC and no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (iv) no ‘‘accumulated funding deficiency’’ or ‘‘liquidity shortfall’’ within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, has been incurred; (v) no ‘‘reportable event’’ within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; (vi) no Lien has arisen under ERISA or the Code, or is likely to arise, on the assets of the Company or any ERISA Affiliate; (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last six years; (viii) the value of the assets and liabilities thereof as stated in the Company’s most recent Financial Statements is accurate and correct and nothing has occurred since the date of such most recent Financial Statements that would adversely effect such valuation; (ix) none of the Company or any of its ERISA Affiliates are required to provide security to a Benefit Plan under Section 401(a)(29) of the Code, and (x) no event has occurred that places participants on actual or constructive notice of such a Benefit Plan’s voluntary, involuntary, or distress termination;

(G)    each Benefit Plan that is a ‘‘welfare plan’’ within the meaning of Section 3(2) of ERISA may be terminated at any time unilaterally by the Company or its Subsidiaries without any material liability to them, and all claims incurred by the Company or any of its Subsidiaries or ERISA Affiliates are (i) insured pursuant to a Contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an ‘‘HMO’’) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the consolidated financial statements for the Company and its Subsidiaries; and

(H)    all Non-U.S. Benefit Plans have been established, maintained and operated in compliance with their terms and all applicable Laws and each Non-U.S. Benefit Plan intended to qualify for favorable tax treatment outside the United States is so qualified.

(iv)    All Non-U.S. Benefit Plans are listed in Section 5.1(h)(iv) of the Company Disclosure Schedule. The Company has made available true and complete copies of all material Non-U.S. Benefit Plans. With respect to each Non-U.S. Benefit Plan that is an ‘‘employee pension benefit plan’’ within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, the liabilities of such Non-U.S. Benefit Plan do not exceed the assets of such Non-U.S. Benefit Plan by a material amount.

(v)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any Employee, independent contractor or consultant (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, independent contractor or consultant (whether or not such payment would constitute a ‘‘parachute payment’’ or ‘‘excess parachute payment’’ within the meaning of Section 280G of the Code), (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(vi)    Section 5.1(h)(vi) of the Company Disclosure Schedule sets forth a list of all (A) employment agreements, arrangements and other such contracts with current or former officers, directors, employees and agents, in each case providing for annual payments by the

Company, the Surviving Corporation or any of the Company’s Subsidiaries from and after the Closing of more than $200,000, and (B) all severance, change in control or similar arrangements with any current or former directors, officers, employees, or agents that will result in any obligation (absolute or contingent) of the Company, the Surviving Corporation or any of the Company’s Subsidiaries to make any payment to any current or former directors, officers, employees, or agents following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both, and true, correct and complete copies of all such agreements, arrangements and contracts referred to in the preceding clauses (A) and (B) have been delivered or made available to Parent.

(i)    Compliance with Laws; Licenses.    The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule or regulation of any Governmental Entity (collectively, ‘‘Laws’’) or of any arbitrator, except for violations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, agents or employees (on behalf of the Company or any of its Subsidiaries) has made any payments, including without limitation, using funds for contributions or expenses related to political activity and making payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, in violation of applicable Law, including the Foreign Corrupt Practices Act of 1977. The Company and its Subsidiaries have each obtained and are in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (‘‘Licenses’’) necessary to conduct their respective businesses as presently conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j)    Takeover Statutes; Absence of Rights Plan.    No ‘‘fair price,’’ ‘‘moratorium,’’ ‘‘control share acquisition’’ or other similar anti-takeover Law (each, a ‘‘Takeover Statute’’) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Merger or the other transactions contemplated by this Agreement. The adoption of this Agreement and the Merger by the Company’s board of directors represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on ‘‘business combinations’’ (as used in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or Parent or Merger Sub or any of their Affiliates. Neither the Company nor any of its Subsidiaries is party to any rights agreement, stockholder rights plan (or similar plan commonly referred to as a ‘‘poison pill’’) or Contract (in each case other than the Stock Plans existing on the date hereof and Company Options issued thereunder) under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue, register, redeem, repurchase, vote, transfer or dispose of any shares of its capital stock or any other securities.

(k)    Environmental Matters.

(i)    With respect to the real property owned by the Company that is located in Scranton, Pennsylvania (‘‘Scranton’’), as of the Applicable Date: (A) the Company and each of its Subsidiaries has complied in all material respects with all Environmental Laws and has not received written notice of any pending or threatened Environmental Action relating to the Company or any of its Subsidiaries relating to Scranton; (B) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity indicating that Scranton, or any real property adjacent thereto, has been or may be placed on any federal, state, or local list as a result of the presence of Hazardous Materials or violations of Environmental Law; (C) no Hazardous Materials have spilled, discharged, released, emitted, injected or leaked from, in, on, or migrated to or from Scranton in material violation of applicable Environmental Law; and (D) the Company has made available to Parent copies of all reports, audits, studies or analyses of any kind whatsoever of the Company or any of its Subsidiaries that are in the Company’s possession, custody or control relating to Hazardous Materials at or on Scranton or any Environmental Action directly involving Scranton.

(ii)    With respect to all real property other than Scranton that is owned, leased or controlled by the Company or any Subsidiary, except in each case for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have complied at all times since the Applicable Date with all applicable Environmental Laws; and (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of their respective businesses as presently conducted. Neither the Company nor any Subsidiary has (i) received any written claim, request for information, notice of violation or citation concerning any material violation or potential or alleged material violation of any applicable Environmental Law or concerning any potential, actual or alleged material responsibility or liability of the Company or any of its Subsidiaries arising under or pursuant to any Environmental Law or (ii) created or assumed any material liabilities, guarantees or obligations under any Environmental Law, consent decree or contract with any third party, including any Governmental Entity, related to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries. There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning material noncompliance by, or actual or potential material liability of, the Company or any Subsidiary with any Environmental Law. The Company has made available to Parent copies of all reports, audits, studies or analyses of any kind whatsoever of the Company or any of its Subsidiaries that are in the Company’s possession, custody or control relating to Hazardous Materials at or on such real property or any Environmental Action directly involving such real property.

As used herein, (A) the term ‘‘Environmental Law’’ means, as currently in effect, any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (1) concerning the protection of the environment, (including, without limitation, air, water, soil and natural resources) or (2) the use, storage, handling, release or disposal of Hazardous Substances, (B) the term ‘‘Hazardous Substance’’ means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including, without limitation, petroleum and any derivative or by-products thereof and (C) the term ‘‘Environmental Action’’ means any action, suit, claim, hearing, arbitration or proceeding (whether judicial or administrative) by or before any Governmental Entity involving violations of Environmental Laws or releases, discharges, leaks of Hazardous Materials in, on, or migrating to or from the any real property owned, leased or controlled by the Company.

(l)    Taxes.

(i)    The Company and each of its Subsidiaries: (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such Tax Returns were, at the time they were filed, true, correct and complete in all material respects, (B) have timely paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), (C) have established adequate reserves in accordance with GAAP for all Taxes not yet due and payable, in respect of taxable periods (or portions thereof) ending on or prior to the Closing Date, (D) have timely withheld and paid over to the appropriate Governmental Entity all amounts that the Company or any of its

Subsidiaries is obligated to withhold from amounts paid or owing to any employee, independent contractor, creditor, stockholder, affiliate or third party except where the failure to so withhold and pay such amounts would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and are in compliance in all material respects with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith, and (E) have not requested or been granted any waivers or extensions of any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) or any similar group defined under a similar provision of state, local or foreign Law, other than a group of which the Company is the common parent, for any taxable period for which the statute of limitations has not expired. Neither the Company nor any of its Subsidiaries (A) is a party to any agreement or arrangement relating to the indemnification, apportionment, sharing, separation, assignment or allocation of any material Tax or material Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or any closing agreement with any Tax Authority or (B) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Tax Law), by contract, agreement or otherwise. No power of attorney with respect to any material Taxes of the Company or any of its Subsidiaries will be in force on the Closing Date.

(iii)    To the Knowledge of the Company, as of the date hereof, there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of any material amount of Taxes or material Tax matters of the Company or any of its Subsidiaries. The Company has made available to Parent (A) true and correct copies of the income and other material Tax Returns filed by the Company and its Subsidiaries for the 2003, 2004, 2005 and 2006 fiscal years and (B) a list of all audits, examinations, investigations or other proceedings relating to such Tax Returns.

(iv)    Neither the Company nor any of its Subsidiaries has been a ‘‘controlled corporation’’ or a ‘‘distributing corporation’’ in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (A) occurring during the two-year period ending on the date hereof, or (B) that otherwise constitutes part of a ‘‘plan’’ or ‘‘series of related transactions’’ (within the meaning of Section 355(e) of the Code) that includes the Merger.

(v)    Neither the Company nor its Subsidiaries have engaged in any ‘‘reportable transaction’’ (as such term is defined in Treasury Regulations section 1.6011-4(b)(1)) or any similar provision of state, local or foreign Tax Law.

As used in this Agreement, (A) the term ‘‘Tax’’ (including, with correlative meaning, ‘‘Taxes’’) includes all federal, state, local and foreign income, profits, franchise, gross receipts, gains, capital gains, customs duty, capital stock, escheat, severances, stamp, payroll, sales, employment, social security, unemployment, disability, use, real property, personal property, withholding, excise, production, recording, value added, transfer, occupancy, alternative or add-on minimum, estimated and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions , whether disputed or not, any liability for an amount of such Taxes as a successor, transferee or indemnitor, and any liability pursuant to Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Law, imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term ‘‘Tax Return’’ includes all returns and reports (including forms, elections, declarations, disclosures, claims for refunds, schedules, attachments, estimates and information returns or statements) filed or required to be supplied to a Tax authority relating to Taxes (including any amendments thereof), and (C) ‘‘Treasury Regulations’’ means those final, temporary and proposed regulations promulgated by the United States Department of the Treasury or any agency thereunder and any successor regulations.

(m)    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor are there any employees of the Company or any of its Subsidiaries represented by a labor union, representative body, works council, or other labor organization, and there are, to the Knowledge of the Company, no activities or proceedings of any labor union, representative body, works council, or other organization to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such union or representative body. Since the Applicable Date, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice and there is no pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, boycott, dispute, walk-out, work stoppage, slow-down, lockout or any other similar event involving the Company or any of its Subsidiaries. Set forth in Section 5.1(m) of the Company Disclosure Schedule is a listing of all of the arbitration decisions since the Applicable Date affecting the employees subject to the collective bargaining agreement detailed in Section 5.1(m) of the Company Disclosure Schedule. The Company has complied in all material respects with all applicable laws with respect to employment and employment practices, terms and conditions of employment, wages and hours and occupational health and safety. Neither the Company nor any of its Subsidiaries has any liability under the WARN Act or any other similar Law requiring advance notification for the termination of employees. There have been no ‘‘mass layoff(s)’’ or ‘‘plant closing(s)’’ as defined by the WARN Act or any other similar Law requiring advance notification for the termination of employees during the prior twenty-four (24) months. All employees working for the Company or any of its Subsidiaries are listed in Section 5.1(m) of the Disclosure Schedule, which includes for each employee his or her (1) name, (2) job title, (3) salary, (4) location and (5) union status. Neither the Company nor any of its Subsidiaries has assigned any employment contract or other employment agreement to which the Company and/or any of its Subsidiaries is a party.

(n)    Intellectual Property.

(i)    Set forth on Section 5.1(n)(i) of the Company Disclosure Schedule is a true and complete list of all domestic and foreign (A) issued patents and pending patent applications, (B) trademark and service mark registrations and applications for registration thereof, (C) copyright registrations and applications for registration thereof, and (D) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries. With respect to each item of Intellectual Property required to be identified in Section 5.1(n)(i) of the Company Disclosure Schedule, (x) the Company or a Subsidiary of the Company is the sole record owner of such item, free and clear of any Lien, and (y) such item is subsisting and has not been adjudged invalid or unenforceable and, to the Knowledge of the Company, such item is valid and enforceable.

(ii)    Set forth on Section 5.1(n)(ii) of the Company Disclosure Schedule is a true and complete list of all Company IP Agreements.

(iii)    The Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property actually used in and material to, or necessary for the operation of, their businesses as presently conducted. Except as would not reasonably be expected to have a Company Material Adverse Effect, all of such rights shall survive unchanged by the consummation of the transactions contemplated by this Agreement. No written claim has been asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries (A) seeking to deny or restrict the use by the Company or any Subsidiary of the Company of any of the Intellectual Property owned by the Company or any of its Subsidiaries (the ‘‘Owned Intellectual Property’’), (B) alleging that the Intellectual Property licensed to the Company or any of its Subsidiaries (the ‘‘Licensed Intellectual Property’’) is

being licensed or sublicensed in conflict with the terms of any license or other agreement, or (C) challenging the ownership, validity, registerability or enforceability, of any Owned Intellectual Property or Licensed Intellectual Property.

(iv)    To the Knowledge of the Company, (A) no Person is infringing or misappropriating in any material respect any Owned Intellectual Property, and (B) the operation of the business of the Company and its Subsidiaries as currently conducted and the use by the Company and its Subsidiaries of the Owned Intellectual Property and the Licensed Intellectual Property in connection therewith does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person.

For purposes of this Agreement ‘‘Company IP Agreements’’ means all material agreements pertaining to Owned Intellectual Property or Licensed Intellectual Property, excluding any agreement with respect to commercially-available, off-the-shelf software.

For purposes of this Agreement, the term ‘‘Intellectual Property’’ means all: (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, and similar indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith, including all renewals of same; (ii) all inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, patents, and applications therefor, including provisionals, reissues, revisions, divisions, continuations, continuations-in-part and renewal applications; (iii) trade secrets and confidential business information; (iv) copyrightable works (including databases and other compilations of information), and copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all rights of privacy and publicity.

(o)    Insurance.    Section 5.1 (o) of the Company Disclosure Schedule sets forth a correct and complete list of the insurance policies (the ‘‘Insurance Policies’’) held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. There is no claim by the Company or any Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid, would reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that, in the reasonable judgment of the Company and such Subsidiaries, are adequate (in type, scope, amounts, deductible, exclusions and other terms) for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate, and all premiums due with respect to all such insurance policies have been paid, except for such premiums the failure of which to pay would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of (i) cancellation or termination, (ii) refusal or denial of any coverage, reservation of rights or rejection of any claim under, or (iii) adjustment in the amount of the premiums payable with respect to any existing insurance policy set forth in Section 5.1(o) of the Company Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not reasonably be expected to have a Company Material Adverse Effect.

(p)    Brokers and Finders.    Neither the Company nor any of its Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement for which Parent or any of its Affiliates (including the Surviving Corporation from and after the Effective Time) would be liable. The Company has made available to Parent a true and complete copy of its engagement letter (including all amendments thereto) with Lehman Brothers, which engagement letter (as so amended) sets forth the fees of Lehman Brothers payable by the Company and its Affiliates in connection with the transactions contemplated by this Agreement, all of which fees shall be borne by the Company.

(q)    Material Contracts.    The Company has made available to Parent true, correct and complete copies of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments (collectively, including the Company IP Agreements, Lease Agreements and Insurance Policies, the ‘‘Material Contracts’’) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Significant Subsidiaries or any of their respective properties or assets is bound that: (i) contain covenants that, prior to or following the consummation of the Merger, limit or would reasonably be expected to limit the ability of the Surviving Corporation or any of the Company’s Subsidiaries to compete or operate in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current businesses; (ii) provide for a joint venture, partnership or similar arrangement that is material to the business of the Company and the Subsidiaries, taken as a whole; (iii) provided for indebtedness for borrowed money or similar obligations to or from third parties in an amount in excess of $500,000, (iv) provide for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $500,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including, without limitation, acquisitions and dispositions of inventory); (v) is a ‘‘material contract’’ (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement and has not been filed and made available to Parent in true, complete and correct form; or (vi) involves annual expenditures by or liabilities of the Company or any of its Subsidiaries in excess of $500,000 and which are not cancelable (without material penalty, cost or other liability to the Company or any of its Subsidiaries) within 90 days. Each Material Contract is in full force and effect and, subject to the Bankruptcy and Equity Exception, is valid and binding on the Company and any of its Subsidiaries that is a party thereto, and may not be terminated by its terms by any party thereto (other than the Company or any of its Subsidiaries) as a result of the consummation of the transactions contemplated hereby. The Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, except where the failure to perform such obligations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of (i) the existence of any event or condition which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its Subsidiaries under any such Material Contract, except for any such breach or default that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) termination or cancellation under such Material Contract.

(r)    Properties.    Section 5.1(r) of the Company Disclosure Schedule lists all real property owned by the Company or any of its Subsidiaries and all real property lease agreements (the ‘‘Lease Agreements’’) by which the Company or any of its Subsidiaries are bound (or are guarantors under). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries: (i) has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (A) statutory liens securing payments not yet due, (B) such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or (C) Liens related to indebtedness reflected on the consolidated financial statements of the Company included in the Company Reports; and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

(s)    Affiliate Transactions.    No executive officer or director of the Company or any of its Subsidiaries or any person beneficially owning 5% or more of the outstanding Shares (or any of the immediate family members of any of the foregoing) is a party to any material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve months.

(t)    Suppliers and Distributors.    Set forth in Section 5.1(t) of the Company Disclosure Schedule is a list of the ten largest suppliers and ten largest distributors of the Company based on the dollar value of products purchased by the Company or by such distributor, as applicable, for the fiscal year ended March 3, 2007. Since such date, there has not been, nor, to the Knowledge of the Company, is it anticipated that, as a result of the Merger or the other transactions contemplated by this Agreement, there will be any material change in relations with any of the major suppliers or distributors of the Company and its Subsidiaries.

(u)    Vote Required.    The affirmative vote of the holders of a majority of the Shares outstanding on the record date for the Stockholders Meeting and entitled to vote thereat is the only vote of the holders of any class or series of the Company’s capital stock necessary for the adoption of this Agreement by the Company or for the Company to consummate the Merger and the other transactions contemplated hereby.

5.2    Representations and Warranties of Parent and Merger Sub.    Except as set forth in the disclosure schedule delivered to the Company by Parent simultaneously with the execution and delivery of this Agreement, each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:

(a)    Organization, Good Standing and Qualification.    Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b)    Corporate Authority.    Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption by Parent will occur upon its execution and delivery of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)    Governmental Filings; No Violations; Etc.

(i)    Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act and any other applicable merger control laws (the ‘‘Parent Approvals’’), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection 3with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, or conflict with, the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any material contracts or agreements binding upon Parent or Merger Sub or (C) assuming compliance with the matters referenced in Section 5.2(c)(i), a violation of any Law to which Parent or Merger Sub is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination (or right thereof), default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d)    Litigation.    As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings or proceedings pending or, to the actual knowledge of Parent (without inquiry), threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e)    Financing.    Parent has delivered to the Company (i) true and complete copies of executed written commitments, except for that certain fee letter, dated the date of this Agreement, from the lenders to the borrower thereunder (collectively, the ‘‘Debt Financing Commitments’’), pursuant to which the lenders party thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the ‘‘Debt Financing’’) and (ii) true and complete copies of executed written commitments (collectively, the ‘‘Equity Financing Commitments’’ and together with the Debt Financing Commitments, the ‘‘Financing Commitments’’), pursuant to which the parties thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub equity financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the ‘‘Equity Financing’’ and together with the Debt Financing, the ‘‘Financing’’). As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded, in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or before the date of this Agreement in connection therewith or pursuant thereto, and the Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or Merger Sub under any of the Debt Financing Commitments. Neither Parent nor Merger Sub is aware of any reason why the conditions set forth in the Financing Commitments would not be satisfied on or before the Closing Date or such other earlier date as may be set forth in the Financing Commitments.

Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the cash on hand of Parent and Merger Sub on the Closing Date, will be sufficient to pay the aggregate Per Share Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.

(f)    Brokers.    Neither Parent, Merger Sub nor any of their respective Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement for which the Company (other than the Surviving Corporation from and after the Effective Time) would be liable.

(g)    Guaranty.    Each Guaranty is in full force and effect and is a valid and binding obligation of the respective Guarantor thereunder, enforceable against each Guarantor in accordance with its terms, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the applicable Guaranty. Neither Guaranty has been amended or modified in any respect.

(h)    Ownership of Shares.    As of the date hereof, neither Parent, Merger Sub nor any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares and neither Parent nor Merger Sub holds any rights to acquire any Shares except pursuant to this Agreement.

(i)    Solvency.    Assuming (a) that the Company is solvent immediately prior to the Effective Time, (b) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (c) the accuracy and completeness of the representations and warranties of the Company contained herein including those set forth in Article V, and (d) the Company Reports fairly present the consolidated financial condition of the Company and its Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term ‘‘Solvent’’ when used with respect to any Person, means that, as of any date of determination, (i) the amount of the ‘‘fair saleable value’’ of the assets of such Person will, as of such date, exceed (A) the value of all ‘‘liabilities of such Person, including contingent and other liabilities,’’ as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, ‘‘not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged’’ and ‘‘able to pay its liabilities, including contingent and other liabilities, as they mature’’ means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(j)    No Competing Businesses.    Parent is not, nor does it have any Affiliates that are, engaged in any business or businesses that compete in any material way with the respective businesses of the Company or its Subsidiaries.

(k)    Subsidiaries.    Parent has no Subsidiaries other than Merger Sub.

ARTICLE VI

COVENANTS

6.1    Interim Operations.    The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and to the extent consistent therewith, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, landlords, licensors, licensees, employees and business associates. Notwithstanding the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as otherwise contemplated by this Agreement, (ii) as Parent may approve in writing (such approval not to be unreasonably withheld), (iii) as is required by applicable Law or by any Governmental Entity or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(a)    adopt or propose any change in its certificate of incorporation (including by way of any certificates of designation) or bylaws or other applicable governing instruments;

(b)    merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company;

(c)    acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement, all of which are identified on Section 5.1(q) of the Company Disclosure Schedule;

(d)    issue, sell, dispose of, grant, transfer or subject to any Lien, or authorize the issuance, sale, disposition, grant or transfer of or Lien on, any shares of capital stock of the Company or any of its Subsidiaries, including, without limitation shares of Series A Junior Participating Preferred Stock (in each case, other than (i) the issuance or grant of Shares upon the exercise of Company Options that are outstanding as of the date hereof, or (ii) the issuance of capital stock or other equity interests by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e)    make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $500,000 in the aggregate;

(f)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) one quarterly dividend to be issued by the Company in its fourth fiscal quarter ended March 3, 2007, not to exceed $0.04 per Share in the aggregate, and (ii) dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(g)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any such capital stock or other securities tendered by current or former employees or directors in connection with the exercise of currently outstanding Company Options);

(h)    incur any indebtedness for borrowed money or guaranty such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its

Subsidiaries, except in each case for indebtedness, in the ordinary course of business and consistent with past practice, for borrowed money under credit facilities, lines of credit and other debt or borrowing arrangements reflected in the Financial Statements; provided, however that neither the Company nor its Subsidiaries shall draw down on any amounts under its existing credit facilities except to the extent necessary to comply with letters of credit, under credit facilities, lines of credit and other debt or borrowing arrangements reflected in the Company’s most recent financial statements included in the Company Reports issued from time to time in the ordinary course of business in an amount not to exceed $1,000,000 in the aggregate outstanding at any given time;

(i)    make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or Law or by a Governmental Entity;

(j)    make, alter or revoke any Tax accounting method or material Tax election, or settle or compromise any Tax liability or otherwise pay or consent to any assessment as the result of an audit, file any amended Tax Return, enter into any closing agreement relating to Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(k)    transfer, sell, lease, exclusively license, surrender, divest, cancel, abandon or otherwise dispose of, or subject to any Lien, any assets, product lines or businesses of the Company or its Subsidiaries, other than inventory, supplies and other assets in the ordinary course of business consistent with past practice;

(l)    except as expressly contemplated by this Agreement, required pursuant to the Benefit Plans in effect on the date of this Agreement disclosed in Section 5.1(h)(i) of the Company Disclosure Schedule, pursuant to any employment or separation agreement disclosed in Section 5.1(h)(vi) of the Company Disclosure Schedule or any collective bargaining agreement disclosed in Section 5.1(m) of the Company Disclosure Schedule, or as otherwise required by applicable Law, including to comply with Section 409A of the Code, (i) grant or provide any severance or termination payments or benefits to any officers, employee, independent contractor or consultant of the Company or any of its Subsidiaries, (ii) increase (or commit to increase) the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except for increases with respect to non-executive employees in the ordinary course of business consistent with past practice, (iii) enter into any new, or amend the terms of any existing, employment agreement or Benefit Plan with any member of management of the Company or any of its Subsidiaries, (iv) grant any equity or equity-based awards that may be settled in Shares or any other equity securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares or other equity securities of the Company or any of its Subsidiaries, (vi) accelerate the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (vii) change the terms of any outstanding Company Option, or (viii) terminate or materially amend any existing, or adopt any new, Benefit Plan (other than changes that may be necessary to comply with applicable Law, in each case that do not materially increase the costs of any such Benefit Plans); provided, however, that the manner of any change, amendment or acceleration to comply with Section 409A of the Code must be approved by Parent, which approval shall not be unreasonably withheld or delayed);

(m)    enter into, amend or extend any collective bargaining agreement or other labor agreement;

(n)    enter into, amend or modify any agreement of the type described in Section 5.1(s);

(o)    make any capital expenditures in excess of $100,000 individually or $300,000 in the aggregate over and above those capital expenditures identified in the capital expenditure plan set forth in Section 6.1(o) of the Company Disclosure Schedule;

(p)    enter into any rights agreement, establish any stockholder rights plan (or similar plan commonly referred to as a ‘‘poison pill’’) or enter into any Contract (in each case other than the

Stock Plans existing on the date hereof and Company Options issued thereunder) under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue, register, redeem, repurchase, vote, transfer or dispose of any shares of its capital stock or any other securities; or

(q)    except as provided in Section 6.2 and Section 6.3, agree, authorize or commit to do any of the foregoing.

Nothing contained in this Agreement (including, without limitation, this Section 6.1) is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Subject to the immediately preceding paragraph, in connection with the continued operation of the Company and the Subsidiaries, the Company will reasonably confer in good faith on a regular basis with one or more representatives of Parent, designated by Parent to the Company in writing, regarding operational matters, and the general status of ongoing operations of the Company and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect or that, individually or in the aggregate, has materially delayed or impaired, or would reasonably be expected to materially delay or impair, consummation of the transactions contemplated by this Agreement, or that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in the failure by the Company to comply with or satisfy in any material respect any condition set forth in Section 7.1 or 7.2; provided, however, that no such notification shall affect the covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such notice or consultations.

6.2    Acquisition Proposals.

(a)    Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the Effective Date and continuing until 11:59 p.m. (New York time) on the 40th day thereafter (the ‘‘Solicitation Period End-Date’’), the Company and its directors (to the extent acting in their capacity as such), officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, ‘‘Representatives’’) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements, provided that the Company shall promptly provide to Parent any non-public information relating to the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to or made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

As used herein, the term:    (A) ‘‘Acquisition Proposal’’ means any inquiry, offer or proposal made by a Person or group at any time relating to any direct or indirect acquisition of (i) more than 25% of the assets of the Company and its Subsidiaries, taken as a whole, (ii) beneficial ownership of more than 25% of the outstanding equity securities of the Company, (iii) a tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 25% of any class of outstanding equity securities of the Company, or (iv) any merger, consolidation or other business combination, recapitalization or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger; and (B) ‘‘Acceptable Confidentiality Agreement’’ shall mean a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements.

(b)    Subject to Section 6.2(c) and except with respect to any Person who made an Acquisition Proposal received by the Company prior to the Solicitation Period End-Date with respect to which the requirements of Sections 6.2(c)(i), 6.2(c)(iii) and 6.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination, from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly: (i) initiate, or solicit or knowingly facilitate or encourage (including by way of providing information) the making, submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations or (ii) approve, endorse or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Except with respect to any Acquisition Proposal received on or prior to the Solicitation Period End-Date with respect to which the requirements of Section 6.2(c)(i), 6.2(c)(iii) and 6.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any Person so submitting such Acquisition Proposal, an ‘‘Excluded Party’’), as determined, with respect to any Excluded Party, by the board of directors of the Company no later than the later of (A) the Solicitation Period End-Date and (B) only if such Acquisition Proposal is received less than two Business Days prior to the Solicitation Period End-Date, the second Business Day following the date on which the Company received such Excluded Party’s Acquisition Proposal (it being understood that following the Solicitation Period End-Date until such time as the board of directors of the Company determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would not be permitted to take with respect to non-Excluded Parties pursuant to Section 6.2(c)), the Company shall immediately cease, and shall cause its Subsidiaries and Representatives to terminate, any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal, and shall request to be returned or destroyed all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person. Notwithstanding anything contained in Section 6.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated or fails in the reasonable determination of the board of directors of the Company to satisfy the requirements of Sections 6.2(c)(i), 6.2(c)(ii), 6.2(c)(iii) and 6.2(c)(iv).

(c)    Notwithstanding anything to the contrary contained in Section 6.2(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Company Vote (i) the Company has received a written Acquisition Proposal from a third party that the board of directors of the Company believes in good faith to be bona fide, (ii) such Acquisition Proposal did not occur as a result of a breach of this Section 6.2, (iii) the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a

Superior Proposal and (iv) after consultation with its outside counsel, the board of directors of the Company determines in good faith that the failure to take such actions or any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person at least one Business Day prior to furnishing any such information to, or entering into discussions with, such Person, (y) will not, and will not allow its Subsidiaries or Representatives to disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement and (z) contemporaneously with making available any such information with such Person provide to Parent any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to or made available to Parent. Notwithstanding anything to the contrary contained in Section 6.2(b) or this Section 6.2(c), prior to obtaining the Requisite Company Vote, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party for so long as they are an Excluded Party.

As used herein, the term ‘‘Superior Proposal’’ means any bona fide Acquisition Proposal (with all percentages included in the definition of ‘‘Acquisition Proposal’’ increased to 60% for purposes of this definition) made in writing that (A) is on terms that the board of directors of the Company has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) are more favorable to the Company’s stockholders from a financial point of view than this Agreement, after giving effect to any modifications (if any) proposed to be made to this Agreement or any other offer by Parent after Parent’s receipt of notice under Section 6.2(e), and (B) which the board of directors of the Company has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) is reasonably likely to be consummated (if accepted). The foregoing determinations shall be made after consultation with the Company’s financial advisor and outside counsel after taking into account all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal.

(d)    Within 24 hours following the Solicitation Period End-Date (or, with respect to any Excluded Party who is determined to be an Excluded Party following the Solicitation Period End-Date in accordance with Section 6.2(b)(B), within 24 hours of such determination), the Company shall notify Parent in writing of the identity of each Excluded Party and of the material terms and conditions of the Acquisition Proposal received from such Excluded Party. From and after the Solicitation Period End-Date, in the event that the Company or any of its Subsidiaries or Representatives receives any of the following, the Company shall promptly (but not more than one Business Day after such receipt) notify Parent thereof: (i) any Acquisition Proposal or written indication by any Person that would reasonably be expected to result in an Acquisition Proposal (and provide the material terms and conditions thereof); (ii) any request (other than from an Excluded Party, it being understood that the Company shall continue to comply with its obligations under Section 6.2(a)(i) with respect to such Excluded Party) for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal; or (iii) any inquiry or request for (other than from or by an Excluded Party) discussions or negotiations regarding any Acquisition Proposal. Without limitation of Section 6.2(b), following the Solicitation Period End-Date, the Company shall keep Parent informed on a current basis (and in any event no later than one Business Day after the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries and correspondence, in all cases whether in connection with an Excluded Party or third party pursuant to Section 6.2(c)(B). Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Parent if it determines to provide non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(c) other than with an Excluded Party, in each case after the Solicitation Period End-Date. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries, to enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if its board of directors determines in good faith, after consultation with outside counsel, that the Company’s failure to do so would be inconsistent with the fiduciary duties of the board of directors to the stockholders of the Company under applicable Law.

(e)    Notwithstanding anything in Section 6.2(b)(ii) to the contrary, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, including pursuant to clause (ii) below, the board of directors of the Company may at any time prior to obtaining the Requisite Company Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x), (y) and (z) would be inconsistent with the fiduciary duties of the board of directors to the stockholders of the Company under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a ‘‘Change of Company Recommendation’’), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the board of directors of the Company may not withdraw, modify or amend the Company Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x), approve or recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) (it being agreed that any such purported termination shall be null and void and of no effect) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 6.2, (B) with respect to clause (z) above, the Company pays the applicable Company Termination Fee pursuant to Section 8.2(c), and (C):

(i)    the Company shall have provided prior written notice to Parent, of its intention to take any action contemplated in Section 6.2(e) with respect to a Superior Proposal at least four Business Days in advance of taking such action (the ‘‘Notice Period’’), which notice shall set forth the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of each definitive agreement with respect to such Superior Proposal (each, an ‘‘Alternative Acquisition Agreement’’); and

(ii)    prior to effecting such Change of Company Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall provide Parent the opportunity to submit an amended written proposal or to make a new written proposal to the board of directors of the Company during the Notice Period and shall itself and shall cause its Representatives to, during the Notice Period, negotiate in good faith with Parent (to the extent Parent so requests in writing) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a

Superior Proposal. In the event of any subsequent material revisions to such Superior Proposal, the Company shall deliver a new written notice to Parent and comply with the requirements of this Section 6.2(e), and the Notice Period shall recommence.

(f)    Nothing contained in this Agreement (including, without limitation, this Section 6.2) shall prohibit the board of directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, or (ii) disclosing the fact that the board of directors of the Company has received an Acquisition Proposal and the terms of such proposal, if the board of directors of the Company determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or NASDAQ or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed; provided, however, that any such disclosures (other than ‘‘stop, look and listen’’ letters or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Company Recommendation (including for purposes of Section 8.1(g)) unless the board of directors of the Company expressly publicly reaffirms its Company Recommendation not more than five Business Days after a written request by Parent to do so (provided that, if such written notice is delivered to the Company less than five Business Days prior to the Stockholders Meeting, the board of directors of the Company shall so reaffirm its Company Recommendation at least one Business Day prior to the Stockholders Meeting).

6.3    No Change in Company Recommendation or Alternative Acquisition Agreement.    Other than in accordance with Section 6.2, and except as otherwise provided in this Section 6.3, the board of directors of the Company shall not:

(a)    withhold, withdraw, qualify, modify or amend (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

(b)    approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Requisite Company Vote, the Company shall have the right to withhold, withdraw, qualify, modify or amend the Company Recommendation in a manner adverse to Parent and Merger Sub, if the board of directors of the Company has determined in good faith, after consultation with its outside counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided that, (i) the Company shall have provided prior written notice to Parent of its board of directors’ intention to take any such action at least four Business Days in advance thereof, (ii) the Company shall provide Parent the opportunity to submit an amended written proposal or to make a new written proposal to the board of directors of the Company and shall negotiate in good faith with Parent (to the extent Parent so requests in writing) to make such adjustments to the terms and conditions of this Agreement as could reasonably be expected to prevent such change in Company Recommendation during such four Business Day period, and (iii) the board of directors of the Company shall have determined in good faith, after considering any such amended or new written proposal and after consultation with its outside counsel and financial advisor, that the failure to so withhold, withdraw, qualify, modify or amend the Company Recommendation would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

6.4    Proxy Statement.

(a)    The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (but in any event no later than 40 days following the date hereof), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement and any schedules and exhibits thereto, the ‘‘Proxy Statement’’). The Company will provide Parent a reasonable opportunity to review and consult with the Company regarding the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC, and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC.

(b)    The Company shall cause the Proxy Statement, and the letter to stockholders, the notice of meeting and the form of proxy provided to stockholders of the Company therewith, in connection with the Merger, at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and to comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; provided, however, that the obligations of the Company contained in this Section 6.4(b) shall not apply to any information supplied by Parent or Merger Sub or any of their respective representatives to the Company for purposes of inclusion in or incorporation by reference in the Proxy Statement.

(c)    Parent shall cause any information supplied by it or Merger Sub or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement, at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

6.5    Stockholders Meeting.    The Company acting through its board of directors shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of holders of Shares (the ‘‘Stockholders Meeting’’) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of the ‘‘agreement of merger’’ (as such term is used in Section 251 of the DGCL) contained in this Agreement. Except in the event of a Change of Company Recommendation specifically permitted by Section 6.2(e), (a) the Proxy Statement shall include the Company Recommendation and (b) the board of directors of the Company shall take all reasonable lawful action to solicit the Company Requisite Vote.

6.6    Filings; Other Actions; Notification.

(a)    Proxy Statement.    The Company shall as soon as reasonably practicable notify Parent of the receipt of all comments (written or oral) of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all material correspondence between the Company and/or any of its Representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective

Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(b)    Cooperation.    Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (the ‘‘Governmental Authorizations’’). In connection with and without limiting the foregoing, the Company and Parent shall each file or jointly file, if applicable, or cause to be filed, promptly after the date of this Agreement, any notifications, approval applications or the like required to be filed under the HSR Act and all other merger control laws with respect to the transactions contemplated hereby and Parent and the Company shall each pay one-half of the filing and similar fees payable in connection therewith. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and information provided to unions, works councils or other representative bodies or labor organizations). To the extent practicable, none of the parties will file any documents or have any communication with any Governmental Entity without prior consultation with the other parties. Each party shall keep the others reasonably apprised of the content and status of any material communications with, and material communications from any Governmental Entity with respect to the Merger. To the extent practicable, and permitted by a Governmental Entity, each party hereto shall permit representatives of the other party to participate in meeting (whether by telephone or in person) with such Governmental Entity. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)    Status.    Subject to applicable Laws, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including (to the extent not prohibited by applicable Law) promptly furnishing the other with copies of any material correspondence received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

(d)    Merger Clearance.    Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.6, Parent and the Company agree to take or cause to be taken the following actions:

(i)    the prompt use of their respective commercially reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer (and agreement) by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate or, such assets, categories of assets or business or other segments of the Company and/or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (‘‘Government Antitrust Entity’’) giving effect thereto), if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any administrative, judicial or other proceeding in any forum by any Government Antitrust Entity or (B) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity; and

(ii)    the prompt use of their respective commercially reasonable best efforts, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on the schedule contemplated by this Agreement.

(e)    FIRPTA Affidavit.    Prior to the Closing on the Closing Date, the Company shall cause to be delivered to Parent an executed affidavit, in accordance with Treasury Regulations section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and setting forth the Company’s name, address and taxpayer identification number.

6.7    Access and Reports.    Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers and other senior employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided further that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality (it being understood that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure) or (b) to disclose any information of the Company or any of its Subsidiaries that is subject to attorney-client privilege. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. All requests for information made pursuant to this Section 6.7 shall be directed to the individual or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreements.

6.8    NASDAQ De-listing.    Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.9    Publicity.    The initial press release regarding the Merger shall be a joint press release agreed upon by Parent and the Company and thereafter the Company, Parent and Merger Sub each shall use reasonable efforts under the circumstances to cooperate with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.10    Employee Benefits.

(a)    Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the Employees of the Company and its Subsidiaries as of the Effective Time who remain Employees of the Surviving Corporation or any of its Subsidiaries (the ‘‘Current Employees’’) will be provided with (i) base salary and bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities) which are no less favorable in the aggregate than the aggregate base salary and bonus opportunities provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension and welfare benefits and perquisites (excluding equity and equity-based benefits) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those set forth in the Company’s Executive Severance Plan or any employment or severance agreement between the Company and any such Current Employee or any severance policy of the Company or its Subsidiaries (as applicable) with respect to the Current Employees in effect on the date hereof listed on Section 5.1(m) of the Company Disclosure Schedule and made available to Parent.

(b)    Parent will cause any employee benefit plans of Parent or the Surviving Corporation which the Current Employees are entitled to participate in from and after the Effective Time to take into account for purposes of eligibility and vesting (but not benefit accrual) thereunder service by the Current Employees with the Company or any of its Subsidiaries prior to the Effective Time as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries prior to the Effective Time (except to the extent it would result in a duplication of benefits).

(c)    This Section 6.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.10, expressed or implied, is intended to confer upon any other Person (including but not limited to any Employee or beneficiary of such Employee under any Benefit Plan) any rights or remedies of any nature whatsoever under or by reason of this Section 6.10, and no Person shall be deemed a third party beneficiary to this Section 6.10. Nothing in this Section 6.10 is intended to amend any Benefit Plan, or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

(d)    Parent hereby acknowledges that a ‘‘change in control’’ or ‘‘change of control’’ within the meaning of each Benefit Plan listed on Section 6.10 of the Company Disclosure Schedule will occur upon the Effective Time.

6.11    Expenses.    Parent shall, or shall cause either Merger Sub or the Surviving Corporation to, pay the fees of the Paying Agent in connection with the transactions contemplated in Article IV. Whether or not the Merger is consummated, except as expressly contemplated by this Agreement (including, without limitation, Article VIII), all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.12    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable

Law and the applicable certificate of incorporation or bylaws (or similar governing documents) of the Company and its Subsidiaries (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the applicable certificate of incorporation or bylaws (or similar governing documents) of the Company and its Subsidiaries, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to such indemnification), each present and former director (or Person in a similar position) and officer of the Company and its Subsidiaries (collectively, the ‘‘Indemnified Parties’’) against costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, ‘‘Costs’’) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.

(b)    Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation to obtain and maintain an extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, ‘‘D&O Insurance’’) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such ‘‘tail’’ insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof; provided that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)    If the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(d)    The provisions of this Section 6.12 shall survive the Closing, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and its successors and representatives.

(e)    The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.13    Takeover Statutes.    If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.14    Financing.

(a)    Parent shall use its reasonable best efforts to take, or cause Merger Sub to take, all actions and to do, or cause Merger Sub to do, all things reasonably necessary, proper or advisable to arrange, and consummate as soon as practicable after the date hereof, the Financing on the terms and conditions described in the Financing Commitments (provided that, subject to the provisions of this Section 6.14(a), Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitments as of the date hereof, or otherwise amend the Financing Commitments so long as such replacement or amendment would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Financing Commitments, subject to the foregoing replacement and amendment rights, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth in the Financing Commitments that are within their control (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitments and by assisting in the syndication or marketing of the Debt Financing contemplated by the Debt Financing Commitments) and (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms acceptable to the Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. Subject to the terms and conditions contained herein, at the Closing Parent shall draw down on the Debt Financing if the conditions to the Debt Financing Commitments are then satisfied. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent) in an amount sufficient to consummate the transactions contemplated by this Agreement. Parent shall keep the Company reasonably apprised of material developments related to the Financing, and shall provide a copy of each document related to the Financing to the Company promptly after such document becomes available.

(b)    Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary, proper or advisable in connection with the Financing, including (i) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents necessary, proper or advisable in connection with the Financing, (iii) furnishing Parent and Merger Sub with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably required under the Debt Commitments (all such information in this clause (iii), the ‘‘Required Information’’), (iv) taking all actions reasonably necessary to permit the lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, and (v) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred by the Company or its Subsidiaries in connection with the performance of the provisions of this Section 6.14(b).

6.15    Director Resignations.    The Company shall cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.

6.16    Rule 16b-3.    Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchanges Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

ARTICLE VII

CONDITIONS

7.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver in writing at or prior to the Effective Time of each of the following conditions:

(a)    Stockholder Approval.    This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)    Regulatory Consents.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c)    Injunction.    No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, ‘‘Restraints’’) shall be in effect preventing, restraining or rendering illegal the consummation of the Merger or the transactions contemplated by the Voting Agreements.

7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver in writing by Parent at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties.    The representations and warranties of the Company contained in Section 5.1 shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) as of such specific date, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. In addition, the representations and warranties of the Company set forth in Sections 5.1(b), 5.1(c) and 5.1(p) shall be true and correct in all respects (other than inaccuracies that are de minimis in the aggregate), in each case, as of the Closing as though made at and as of the Closing.

(b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Compliance Certificate.    Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)    Absence of Material Adverse Change.    On the Closing Date, there shall not exist an event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)    Dissenter Rights.    The aggregate number of Shares at the Effective Time, the holders of which have demanded appraisal of their shares from the Company in accordance with the provisions of Section 262 of the Delaware Corporate Law, shall not equal 15% or more of the Common Stock outstanding as of the record date for the Stockholder Meeting.

(f)    Consents.    (i) The Company shall have obtained written consent to the consummation of the transactions contemplated by this Agreement and waivers of all rights to terminate and impose other conditions, in each case in connection with the consummation of the transactions contemplated by this Agreement, with respect to the following agreements: (A) the agreement set forth in Section 7.2(f)(i)(A) of the Company Disclosure Schedule, which consent shall be without any change in any term of the underlying agreement; (B) the agreement set forth in Section 7.2(f)(i)(B) of the Company Disclosure Schedule, which consent shall be without any material change to the underlying agreement; (C) any agreement that the Company executes and delivers following the date hereof and that satisfies the conditions set forth in the following clause (ii)(X) of this Section 7.2(f), which consent shall be without any material change to the respective underlying agreement; and (D) any agreement that the Company executes and delivers following the date hereof and that satisfies the condition set forth in the following clause (ii)(Y) of this Section 7.2(f), which consent shall be without any material change to the respective underlying agreement; (ii) Parent shall be reasonably satisfied that: (X) the Person listed in Section 7.2(f)(ii)(X) of the Company Disclosure Schedule is willing to execute and deliver a definitive agreement with the Company that does not differ in any material respect from the terms set forth in the respective agreement with such Person identified in Section 7.2(f)(ii)(X) of the Company Disclosure Schedule, except for the changes expressly identified in such Section 7.2(f)(ii)(X) of the Company Disclosure Schedule; and (Y) each of the Persons listed in Section 7.2(f)(ii)(Y) of the Company Disclosure Schedule are willing to execute and deliver definitive agreements with the Company that do not differ in any material respect from the terms set forth in the respective agreements with such Persons identified in Section 7.2(f)(ii)(X) of the Company Disclosure Schedule; and (iii) the Company shall have obtained all Governmental Authorizations set forth in Section 7.2(f)(iii) of the Company Disclosure Schedule and such Governmental Authorizations shall remain in full force and effect. For purposes of this clause (f), ‘‘material’’ changes or differences to an agreement shall be deemed to be any adverse change to any of the material terms of such agreement, including, without limitation, the number of product releases (except where de minimus to such agreement in Parent’s reasonable judgment), territory (except where de minimus to such agreement in Parent’s reasonable judgment), royalty rates, guaranteed minimum payments, distribution channels (except where de minimus to such agreement in Parent’s reasonable judgment), license scope (except where de minimus to such agreement in Parent’s reasonable judgment), and minimum advertising/marketing requirements. With respect to changes to non-material terms of an agreement, whether such changes are deemed to be ‘‘material’’ shall be measured with respect to that agreement alone, and not with respect to the Company or any business unit taken as a whole.

7.3    Conditions to Obligation of the Company.     he obligation of the Company to effect the Merger is also subject to the satisfaction or waiver in writing by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in Section 5.2 shall be true and correct (without giving effect to any materiality qualifiers) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct (without giving effect to any materiality qualifiers) as of such specific date, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent Parent or Merger Sub from consummating the Merger and performing its respective obligations under this Agreement.

(b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Compliance Certificate.    The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Company Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub) by:

(a)    mutual written consent of the Company and Parent;

(b)    either the Company or Parent upon any Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becoming final and non-appealable; provided, however, that no party hereto shall have such right to terminate pursuant to this Section 8.1(b) unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such Restraint or to have such Restraint vacated or made inapplicable to the Merger;

(c)    Parent or the Company if the Merger shall have not been consummated by the date that is 9 months after the Effective Date (the ‘‘Outside Date’’), whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a), provided that neither Parent nor the Company may exercise such right to terminate this Agreement if such party is in material breach of the provisions hereof at such time;

(d)    either the Company or Parent, if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been convened and a vote to approve this Agreement shall have been taken thereat and the adoption of this Agreement by the Requisite Company Vote shall not have been obtained (and shall not have been obtained at any adjournments or postponements thereof);

(e)    the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 7.3 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to Parent from the Company, or which by its nature or timing cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;

(f)    Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 7.2 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the Company from Parent, or which by its nature or timing cannot be cured within such time period; provided that

Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;

(g)    Parent, if (i) a Change of Company Recommendation shall have occurred; (ii) the board of directors of the Company withholds, withdraws, qualifies, modifies or amends the Company Recommendation in a manner adverse to Parent or Merger Sub in accordance with, and subject to the terms and conditions of, Section 6.3 or fails to reaffirm the Company Recommendation in accordance with Section 6.2(f); (iii) the board of directors of the Company or any committee thereof shall approve, adopt or recommend any Superior Proposal or Acquisition Proposal; (iv) the Company shall have executed any letter of intent, memorandum of understanding or similar Contract relating to any Superior Proposal or Acquisition Proposal; (v) the Company approves or recommends that the Company Stockholders tender their Shares in any tender or exchange offer or the Company fails to send the Company Stockholders, within ten Business Days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer; (vi) the Company publicly announces its intention to take any of the actions in the foregoing clauses (i), (ii), (iii), (iv) or (v); (vi) with the prior consent of the board of directors of the Company, any Person or ‘‘group’’ (within the meaning of Section 13(d) of the Exchange Act) acquires beneficial ownership of more than 25% of the outstanding Company Shares; or (vii) the Company breaches its obligation to hold a Stockholders Meeting set forth in Section 6.5 other than solely as a result of actions taken or omitted by the SEC;

(h)    the Company, at any time prior to receipt of the Requisite Company Vote, in accordance with, and subject to the terms and conditions of, Section 6.2(e);

(i)    the Company, if all of the conditions set forth in Sections 7.1 and 7.2 shall have been satisfied or waived and Parent or Merger Sub shall have failed for any reason to consummate the Closing no later than 3 Business Days after the final day of the Marketing Period as provided in Section 1.2; or

(j)    Parent, if prior to the Outside Date, the Company engages in actions that make the conditions set forth in Sections 7.2(f)(i) or 7.2(f)(ii) incapable of being satisfied (as of the date of such actions).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to each other party in accordance with Section 9.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 8.1, this Agreement shall, to the fullest extent permitted by applicable Law, become void and of no force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from (i) the willful failure of any party hereto to fulfill a condition to the performance of the material obligations of the other parties hereto or (ii) the willful failure of any party hereto to perform a material covenant applicable to it, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; provided, further, that:

(a)    if (i) either Parent or the Company terminates this Agreement pursuant to Section 8.1(c), 8.1(d) or 8.1(f) and (ii) within 12 months after the date of such termination, the Company enters into or consummates a definitive agreement with respect to an Acquisition Proposal that is publicly disclosed or announced and not withdrawn prior to the Stockholders Meeting, within one Business Day after entering into such definitive agreement, the Company shall pay the applicable Company Termination Fee to, or as directed by, Parent by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing, provided that, with respect to termination pursuant to Section 8.1(c), the Merger shall not have failed to have been consummated by the Outside Date as a result of any action taken by Parent, or Parent’s failure to take any action;

(b)    if Parent terminates this Agreement pursuant to Section 8.1(g), within two Business Days after the date of such termination, the Company shall pay the applicable Company Termination Fee to, or as directed by, Parent by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing;

(c)    if the Company terminates this Agreement pursuant to Section 8.1(h), at or prior to the time of such termination, the Company shall pay the applicable Company Termination Fee to, or as directed by, Parent by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing;

(d)    if the Company terminates this Agreement pursuant to Section 8.1(e) or 8.1(i), within two Business Days after the date of such termination, Parent shall pay 12,000,000 (the ‘‘Parent Termination Fee’’) in cash to, or as directed by, the Company by wire transfer of immediately available funds to one or more account(s) specified by the Company in writing, and, for the avoidance of doubt, the Parent Termination Fee shall be the exclusive remedy of the Company for breach of this Agreement by Parent;

(e)    if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), 8.1(d), 8.1(f), 8.1(g) or 8.1(h), as the case may be, the Company shall pay to, or as directed by, Parent by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing, within three Business Days after the date of termination, all reasonable and documented out-of-pocket costs and expenses (including, the reasonable and documented fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers), not to exceed $3,500,000 (which, such number shall be increased to $4,500,000 if this Agreement is not terminated pursuant to Section 8.1 prior to the date that is 60 days after the Effective Date) in the aggregate and incurred by Parent in connection with the entering into of this Agreement and the performance of its obligations hereunder (collectively, the ‘‘Parent Expenses’’). If this Agreement is terminated by Parent pursuant to Section 8.1(j), the Company shall pay to, or as directed by, Parent by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing Parent, within three Business Days after the date of termination, an amount equal to 50% of the Parent Expenses (the ‘‘Consent Termination Expenses’’). The payment of expenses set forth in this Section 8.1(e) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement; and

(f)    each of the Company and Parent acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee, Parent Expenses or the Consent Termination Expenses when due, Company shall reimburse Parent for all reasonable and document costs and expenses actually incurred or accrued by or on behalf of Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.2(f).

For purposes of Section 8.1 and this Section 8.2, the term ‘‘Acquisition Proposal’’ shall have the meaning assigned to such term in Section 6.2(a), except that the phrase ‘‘at least 25%’’ set forth in clauses (ii) and (iii) of the definition of ‘‘Acquisition Proposal’’ shall be deemed to state ‘‘more than 50%’’.

For purposes of this Agreement, the term ‘‘Company Termination Fee’’ means: (i) (A) in the event that this Agreement shall have been terminated by Parent pursuant to Section 8.1(g)(i) or by the Company pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement and (B) such termination shall have occurred on or before the Solicitation Period End-Date, an amount in cash equal to $8,000,000; and (ii) in the event that this Agreement shall have been terminated pursuant to Section 8.1(c), Section 8.1(d), Section 8.1(f), Section 8.1(g) or Section 8.1(h) (in the case of any termination pursuant to Section 8.1(g)(i) or Section 8.1(h), other than as described in the immediately preceding clause (i)), an amount in cash equal to $12,000,000.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1    Survival.    This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Employee Benefits), 6.11 (Expenses) and 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger for so long as they are operative. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses) and Section 8.2 (Effect of Termination) shall survive any termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. No remedy available to any party hereunder shall be affected by any investigation conducted by such party with respect to, or any knowledge acquired (or capable of being acquired) at any time by such party, whether before or after the execution and delivery of this Agreement with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation set forth herein.

9.2    Modification or Amendment.    Subject to applicable Law, at any time prior to the Effective Time, this Agreement may be amended or modified only by a written agreement duly executed and delivered by Parent and the Company; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company pursuant to the DGCL, no amendment may be made hereto which would have the effect of reducing the amount or changing the type of consideration into which the Shares are converted into the right to receive upon consummation of the Merger.

9.3    Waiver of Conditions.    The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4    Counterparts.    This Agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; REMEDIES; SPECIFIC PERFORMANCE.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York located in the Borough of Manhattan, and the Federal courts of the United States of America located in the State of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY

HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by any party in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.1, Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in any court described in Section 9.5, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that none of the Company or its Subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company’s and its Subsidiaries’ sole and exclusive remedy with respect to any such breach shall be the remedy set forth in each Guaranty.

9.6    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

If to Parent or Merger Sub:

Tornante-MDP Joe Holding LLC
c/o The Tornante Company
233 South Beverly Drive, 2nd Floor
Beverly Hills, CA 90212
Facsimile: (310) 228-6801

and

Tornante-MDP Joe Holding LLC
c/o Madison Dearborn Partners, L.L.C.
Three First National Plaza
Suite 3800
70 West Madison Street
Chicago, IL 60602
Facsimile: (312) 895-1000

With a copy (which will not constitute notice) to:

Munger, Tolles & Olson LLP
355 South Grand Ave. #3400
Los Angeles, CA 90071
Attention: Robert B. Knauss
Facsimile No.: 213-683-5137

and

Paul, Hastings, Janofsky & Walker LLP
191 N. Wacker Drive, Twenty Ninth Floor
Chicago, IL 60606
Attention: William S. Kirsch
Facsimile No.: 312-499-7026

If to the Company:

The Topps Company, Inc.
One Whitehall Street
New York, New York, 10004
Attention: General Counsel
Facsimile: (212) 376-0030

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:  Steven J. Gartner and
                  William H. Gump
Facsimile:  (212) 728-8111

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail (return receipt requested); upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7    Entire Agreement.    This Agreement (including any schedules and exhibits hereto), the Company Disclosure Schedule, that certain letter agreement, dated July 17, 2006 (as amended from time to time, the ‘‘MDP Letter’’), between the Company and Madison Dearborn Partners, LLC and that certain letter agreement, dated July 24, 2006 (as amended from time to time and, together with the MDP Letter, the ‘‘Confidentiality Agreements’’), between the Company and The Tornante Company LLC constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties (written and oral), among the parties hereto with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8    No Third Party Beneficiaries.    Except as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) only, each party hereto hereby agrees that its respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.12 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9    Obligations of Parent and of the Company.    Whenever this Agreement requires a Subsidiary of Parent (including, without limitation, the Surviving Corporation from and after the Effective Time) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

9.10    Definitions.    Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12    No Personal Liability.    Notwithstanding anything appearing to the contrary in this Agreement, no direct or indirect partner, member or shareholder of the Company, Parent, or (other than Parent) Merger Sub (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or shareholder) shall be liable in his, her or its capacity as such for the performance of such party’s obligations under this Agreement.

9.13    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words ‘‘include,’’ ‘‘includes’’ or ‘‘including’’ are used in this Agreement, they shall be deemed to be followed by the words ‘‘without limitation.’’

(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.14    Assignment.    This Agreement shall not be assignable by any party (by operation of law or otherwise) without the prior written consent of the other parties hereto; provided that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided further that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede or adversely affect the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Section 9.14 Agreement shall be void ab initio.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

THE TOPPS COMPANY, INC., A Delaware corporation
March 5, 2007	By:	/s/ Scott Silverstein
‘‘Effective Date’’		Name: Scott Silverstein Title: President
TORNANTE-MDP JOE HOLDING LLC A Delaware limited liability company
	By:	The Tornante Company LLC. A Delaware limited liability company Its Operating Member
	By:	/s/ Michael D. Eisner
Name: Michael D. Eisner Title: Sole Member
TORNANTE-MDP JOE ACQUISITION CORP. A Delaware corporation
	By:	/s/ James Perry
Name: James Perry Title: Secretary

ANNEX A

DEFINED TERMS

Terms	Section
1996 Stock Plan	5.1(b)
2001 Stock Plan	5.1(b)
Acceptable Confidentiality Agreement	6.2(a)
Acquisition Proposal	6.3
Affiliate	5.1(c)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(i)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefits Plans	5.1(h)(i)
Business Day	1.2
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Change	5.1(a)
Change of Company Recommendation	6.3
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Disclosure Schedule	5.1
Company IP Agreements	5.1(n)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Termination Fee	8.2
Confidentiality Agreements	9.7
Consent Termination Expenses	8.2(e)
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.12(a)
Current Employees	6.10(a)
D&O Insurance	6.12(b)
Debt Financing	5.2(e)
Debt Financing Commitments	5.2(e)
DGCL	Recitals
Director Options	4.3(a)
Director Stock Plan	5.1(b)
Dissenting Shares	4.1(d)
Effective Date	Preamble
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(k)
Equity Financing	5.2(e)

1

Terms	Section
Equity Financing Commitments	5.2(e)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)(D)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Party	6.2(b)
Excluded Shares	4.1(a)
Financing	5.2(e)
Financing Commitments	5.2(e)
GAAP	5.1(e)(iii)
Governmental Authorization	6.6(b)
Governmental Entity	5.1(d)(i)
Guarantee	Recitals
Guarantors	Recitals
Hazardous Substance	5.1(k)
HSR Act	5.1(d)(i)
Indemnified Parties	6.12(a)
Intellectual Property	5.1(n)
Knowledge	5.1(g)
Laws	5.1(i)
Licensed Intellectual Property	5.1(n)(iii)
Licenses	5.1(i)
Lien	5.1(b)
Material Contracts	5.1(q)
Merger	Recitals
Merger Sub	Preamble
MDP Letter	9.7
MDCP-VA	Recitals
MDCP-VC	Recitals
MDCP Guarantors	Recitals
Multiemployer Plan	5.1(h)(iii)(A)
NASDAQ	5.1(a)
Non-U.S. Benefits Plan	5.1(h)(i)
Notice Period	6.2(e)(i)
Outside Date	8.1(c)
Owned Intellectual Property	5.1(n)(iii)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Schedule	5.2
Parent Termination Fee	8.2(d)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)(F)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.4(a)
Representatives	6.2(a)
Required Information	6.14(b)
Requisite Company Vote	5.1(c)(i)
Restraints	7.1(c)

2

Terms	Section
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Significant Subsidiary	5.1(a)
Solicitation Period End-Date	6.2(a)
Solvent	5.2(i)
Stockholders Meeting	6.5
Stock Plans	5.1(b)
Subsidiary	5.1(a)
Superior Proposal	6.3
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax	5.1(l)
Taxes	5.1(l)
Tax Return	5.1(l)
Treasury Regulations	5.1(l)
U.S. Benefits Plans	5.1(h)(iii)(A)

3

Annex B

[Letterhead of Lehman Brothers]

March 5, 2007

Board of Directors
The Topps Company, Inc.
One Whitehall Street
New York, NY 10004

Members of the Board:

We understand that The Topps Company, Inc. (‘‘Topps’’ or the ‘‘Company’’) intends to enter into a transaction with Tornante-MDP Joe Holding LLC (‘‘Tornante-MDP’’) and Tornante-MDP Joe Acquisition Corp. (‘‘MergerSub’’) pursuant to which Tornante-MDP will acquire 100% of the issued and outstanding shares of Topps for a cash consideration of $9.75 per share (the ‘‘Proposed Transaction’’). The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement dated March 5, 2007 among Topps, Tornante-MDP and MergerSub (the ‘‘Agreement’’).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) such publicly available information concerning the Company that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal years ended on the Saturday closest to the end of February 1998 to 2006 and Quarterly Reports on Form 10-Q for the quarters ended May, August and November 2005 and February, May, August and November 2006, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company and adjusted financial projections prepared by management of the Company, (4) a trading history of the Company’s common stock over recent months, (5) a comparison of the current market valuation of the Company against selected operating metrics with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (7) a comparison of the historical financial results and present financial condition of the Company with the financial projections prepared by the Management. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections and adjusted financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, in 2005 you asked us to conduct an auction process for the Company’s confectionery business which process you terminated on September 12, 2005 but you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business since then. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the proposed transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received, customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
/s/ Lehman Brothers
LEHMAN BROTHERS

B-2

Annex C

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word ‘‘stockholder’’ means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words ‘‘stock’’ and ‘‘share’’ mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words ‘‘depository receipt’’ mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

VOTING AGREEMENT

This VOTING AGREEMENT (this ‘‘Agreement’’), dated as of the Effective Date, by and among Tornante-MDP Joe Holding LLC, a Delaware limited liability company (‘‘Parent’’), and the stockholder (‘‘Stockholder’’) of The Topps Company, Inc., a Delaware corporation (the ‘‘Company’’), identified on the signature page hereto. All references to the ‘‘Effective Date’’ shall mean the Effective Date as defined in the Merger Agreement, and similarly, all references to the ‘‘date hereof’’ shall mean the Effective Date.

R E C I T A L S:

WHEREAS, the Company, Parent and Tornante-MDP Joe Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (‘‘Merger Sub’’), are entering into an Agreement and Plan of Merger (as amended from time to time, the ‘‘Merger Agreement’’), dated as of the Effective Date (as defined in the Merger Agreement), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the ‘‘Merger’’);

WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of, that number of shares of common stock (the ‘‘Company Shares’’) of the Company set forth beside Stockholder’s name on Schedule A hereto; and

WHEREAS, concurrently with the effectiveness of the Merger Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that Stockholder enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

‘‘Affiliate’’ means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to Stockholder, ‘‘Affiliate’’ shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company. For the avoidance of doubt, no officer or director of the Company shall be deemed an Affiliate of another officer or director of the Company by virtue of his or her status as an officer or director of the Company.

‘‘Alternative Transaction’’ means (i) any transaction of the type described in the definition of Acquisition Proposal contained in the Merger Agreement other than the transactions contemplated by the Merger Agreement and (ii) any other action, agreement or transaction that would reasonably be expected to hinder, delay, impede, interfere, postpone, discourage, adversely affect or frustrate the consummation of the transaction contemplated by the Merger Agreement.

‘‘Beneficially Owned’’ or ‘‘Beneficial Ownership’’ with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase ‘‘within 60 days’’ in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a Person shall include securities Beneficially Owned by (i) all controlled Affiliates of such Person, and (ii) all other Persons with whom such Person would constitute a ‘‘group’’ within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

‘‘Beneficial Owner’’ with respect to any securities means a Person that has Beneficial Ownership of such securities.

‘‘Person’’ means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

‘‘Subject Shares’’ means, with respect to Stockholder, without duplication, (i) the Company Shares owned by Stockholder on the date hereof as described on Schedule A, and (ii) any additional Company Shares acquired by Stockholder or over which the Stockholder acquires Beneficial Ownership from and after the date hereof, whether pursuant to existing stock option agreements or otherwise.

‘‘Transfer’’ means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, ‘‘Transfer’’ shall have a correlative meaning.

ARTICLE II

COVENANTS OF SHAREHOLDER

Section 2.1    Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the ‘‘Proxy’’), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law (the ‘‘DGCL’’), with respect to the Subject Shares referred to therein.

Section 2.2    Agreement to Vote.

(a)    At any meeting of the stockholders of the Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of, or any other action by, the stockholders of the Company given or solicited prior to the Expiration Date, Stockholder shall vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, and any actions required in furtherance thereof and (ii) against any Alternative Transaction and against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that is intended.

(b)    Stockholder shall not enter into any agreement with any Person (other than Parent) prior to the Expiration Date (with respect to periods prior to or after the Expiration Date) directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, the Subject Shares in respect of the matters described in Section 2.2 hereof.

Section 2.3    Revocation of Proxies; Cooperation.    Stockholder agrees as follows:

(a)    Stockholder hereby represents and warrants that any proxies heretofore given in respect of the Subject Shares with respect to the matters described in Section 2.2(a) hereof are not irrevocable, and Stockholder hereby revokes any and all prior proxies with respect to such Subject Shares as they relate to such matters. Prior to the Expiration Date, Stockholder shall not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.2(a) hereof (other than to Parent), deposit any of the Subject Shares or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares relating to any matter described in Section 2.2(a).

(b)    Stockholder will (i) use all reasonable efforts to cooperate with the Company, Parent and Merger Sub in connection with the transactions contemplated by the Merger Agreement, (ii) promptly take such actions as are necessary to consummate such transactions, and (iii) provide any information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing sought for such transactions.

Section 2.4    No Solicitation.    Stockholder agrees that:

(a)    Stockholder shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any proposal that constitutes, or could reasonably be expected to lead to, an Alternative Transaction, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to Stockholder, the Company, the Company’s Subsidiaries, Parent or Merger Sub or this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby to, or afford access to any of the properties, books or records of Stockholder, the Company or the Company’s Subsidiaries to, any Person with respect to any Alternative Transaction, (iii) approve, endorse, recommend or vote for (or consent to) any Alternative Transaction or (iv) enter into any agreement or agreement in principle with any Person with respect to an Alternative Transaction.

(b)    Notwithstanding anything to the contrary contained in this Agreement, (i) the provisions of this Agreement apply solely to Stockholder when acting in his or its capacity as a stockholder of the Company and not when acting or purporting to act as a representative or an officer or director of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub under the Merger Agreement, including, without limitation, Section 6.2 thereof); and (ii) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties to the Company and/or its stockholders by voting or taking any other action whatsoever in Stockholder’s capacity as a director or officer of the Company.

Section 2.5    No Transfer of Subject Shares; Publicity.    Stockholder agrees that:

(a)    Stockholder (i) shall not subject any of the Subject Shares to, or suffer to exist on any of the Subject Shares, any Lien, (ii) shall not Transfer or agree or offer to Transfer any of the Subject Shares or, with respect to any matter described in Section 2.2(a), grant any proxy or power-of-attorney with respect to any of the Subject Shares and (iii) shall take all action reasonably necessary to prevent creditors in respect of any pledge of the Subject Shares from exercising their rights under such pledge.

(b)    Unless required by applicable law, neither Stockholder nor any of its Affiliates or Representatives shall make any press release or public announcement with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent in each instance.

2.6    No Appraisal.    Stockholder agrees not to make a demand for appraisal in respect of the Subject Shares pursuant to Section 262 of the DGCL, and hereby irrevocably and unconditionally waives any rights of appraisal or any dissenters’ rights pursuant to Section 262 of the DGCL and any similar rights, in each case to the extent relating to the Merger or any related transaction, that Stockholder may have by virtue of the Subject Shares.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
OF SHAREHOLDER

Stockholder represents, warrants and covenants to Parent and Merger Sub that:

Section 3.1    Ownership.    Stockholder is the sole Beneficial Owner and the record and legal owner of the Subject Shares identified on Schedule A and such shares constitute all of the capital stock of the Company Beneficially Owned by Stockholder. Stockholder has good and valid title to all of such shares, free and clear of all Liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Subject Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Shares. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares.

Section 3.2    Authority and Non-Contravention.

(a)    The Stockholder is an individual, and not a corporation, limited liability company, partnership, trust or other such entity.

(b)    Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Stockholder has all necessary power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement, and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)    Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution, delivery or performance of this Agreement or obtain any permit or approval from any Governmental Entity for any of the transactions contemplated hereby, except to the extent required by Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder.

(d)    Neither the execution and delivery of this Agreement by Stockholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) conflict with, result in any violation of, require any consent under or constitute a default by Stockholder under any mortgage, bond, indenture, agreement, instrument or obligation to which Stockholder is a party or by which it or any of Stockholder’s assets (including the Subject Shares) are bound, or violate any permit of any Governmental Entity, or any Law or order to which such Stockholder, or any of its assets (including the Subject Shares), may be subject, or (ii) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Stockholder (including the Subject Shares).

Section 3.3    Total Shares.    Except as set forth on Schedule A, Stockholder is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Company Shares or any securities convertible into or exchangeable or exercisable for Company Shares.

Section 3.4.    Reliance.    Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

Parent represents, warrants and covenants to Stockholder that, assuming due authorization, execution and delivery of this Agreement by Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent.

ARTICLE V

GENERAL PROVISIONS

Section 5.1    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain and belong to Stockholder, and neither Parent nor any of its Affiliates shall have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.

Section 5.2    Notices.    All notices, consents, waivers and other communications under this Agreement shall be in writing (including facsimile or similar writing) and shall be given:

(a)    If to Parent, to:

Tornante-MDP Joe Holding LLC
c/o The Tornante Company
233 South Beverly Drive, 2nd Floor
Beverly Hills, CA 90212

and

Tornante-MDP Joe Holding LLC
c/o Madison Dearborn Partners, L.L.C.
Three First National Plaza
Suite 3800
70 West Madison Street
Chicago, IL 60602

With a copy (which will not constitute notice) to:

Munger, Tolles & Olson LLP
355 South Grand Ave. #3400
Los Angeles, CA 90071
Attention: Robert B. Knauss
Facsimile No.:    213-683-5137

and

Paul, Hastings, Janofsky & Walker LLP
191 N. Wacker Drive, Twenty Ninth Floor
Chicago, IL 60606
Attention:    William S. Kirsch
Facsimile No.:    312-499-7026

(b)    If to a Stockholder, to Stockholder’s address set forth on Schedule A.

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

Section 5.3    Further Actions.    Upon the request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

Section 5.4    Entire Agreement and Modification.    This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter and constitute (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement shall not be amended, supplemented or otherwise modified except by a written document executed by the party against whose interest the modification will operate. The parties shall not enter into any other agreement inconsistent with the terms and conditions of this Agreement and the Proxy, or that addresses any of the subject matters addressed in this Agreement and the Proxy.

Section 5.5    Drafting and Representation.    The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 5.6    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 5.7    No Third-Party Rights.    Stockholder may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent. Parent and Merger Sub may not assign any of their rights or delegate any of their obligations under this Agreement with respect to Stockholder without the prior written consent of Stockholder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of Stockholder and the successors and permitted assigns of Parent. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 5.8    Enforcement of Agreement.    Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated by monetary damages. Accordingly, Stockholder agrees that, (a) it will waive, in any action for specific performance, the defense of adequacy of a remedy at Law, and (b) in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, Parent will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 5.9    Waiver.    The rights and remedies of the parties to this agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement, the Proxy or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement, the Proxy or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Proxy or the documents referred to in this Agreement.

Section 5.10    Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by, construed under and interpreted in accordance with the Laws of the State of Delaware, without giving effect to principles of conflicts or choice of law.

Section 5.11    Consent to Jurisdiction.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Proxy or the transactions contemplated hereby or thereby shall be brought exclusively in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 5.2 shall be deemed effective service of process. Each of the Parties Hereto Hereby Irrevocably Waives, to the Fullest Extent Permitted by Law, All Rights to Trial by Jury in any Action, Proceeding or Counterclaim (Whether Based on Contract, Tort or Otherwise) Arising out of or Relating to this Agreement or any of the Transactions Contemplated Hereby.

Section 5.12    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Section 5.13    Termination.    This Agreement shall terminate upon the earliest of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with Section 8.1 thereof, or (c) written notice by Parent to Stockholder of the termination of this Agreement (the date of the earliest of the events described in clauses (a), (b) and (c), the ‘‘Expiration Date’’).

Section 5.14    Expenses.    Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Nothing in this Agreement shall be deemed to limit the obligations of the Company pursuant to Section 8.2(e) of the Merger Agreement.

Section 5.15    Headings; Construction.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) ‘‘it’’ or ‘‘its’’ or words denoting any gender include all genders and (c) the word ‘‘including’’ shall mean ‘‘including without limitation,’’ whether or not expressed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

PARENT:
TORNANTE-MDP JOE HOLDING LLC,
By:
Name: Title:
STOCKHOLDER:

Name:

SCHEDULE A

NAME AND ADDRESS OF STOCKHOLDER	COMPANY SHARES BENEFICIALLY OWNED

EXHIBIT A

IRREVOCABLE PROXY

From and after the date hereof and until the Expiration Date (as defined below), the undersigned stockholder (‘‘Stockholder’’) of The Topps Company, Inc., a Delaware corporation (the ‘‘Company’’), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints Tornante-MDP Joe Holding LLC, a Delaware limited liability company (‘‘Parent’’), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding shares of common stock of the Company owned of record by Stockholder as of the date of this Proxy, which shares are specified on the final page of this Proxy, and (ii) any and all other shares of common stock of the Company which Stockholder may own of record after the date hereof. (The shares of the common stock of the Company referred to in clauses ‘‘(i)’’ and ‘‘(ii)’’ of the immediately preceding sentence are collectively referred to as the ‘‘Shares’’.) Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares relating to the voting rights expressly provided herein are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares relating to such voting rights at any time prior to the Expiration Date.

This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), is coupled with an interest and is granted pursuant to that certain Voting Agreement (as amended from time to time, the ‘‘Voting Agreement’’) of even date herewith, by and among Parent and Stockholder, and is granted in consideration of Parent and Tornante-MDP Joe Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, entering into the Merger Agreement (as defined in the Voting Agreement). As used herein, the term ‘‘Expiration Date’’ shall have the meaning set forth in the Voting Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, and any actions required in furtherance thereof and (ii) against any Alternative Transaction and against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

This Proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of Stockholder (including any transferee of any of the Shares).

If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Proxy. Each provision of this Proxy is separable from every other provision of this Proxy, and each part of each provision of this Proxy is separable from every other part of such provision.

Dated:

(Signature of Stockholder)

(Print Name of Stockholder)
Number of Shares owned of record as of the date of this Proxy:

Annex E-1

March 6, 2007

BY EMAIL AND FACSIMILE

Board of Directors of The Topps Company, Inc.
c/o Ms. Holly K. Youngwood
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Dear Fellow Members of the Board:

I am writing to you to express my thoughts regarding the Agreement and Plan of Merger, dated March 5, 2007 (the ‘‘Merger Agreement’’) that The Topps Company, Inc. (the ‘‘Company’’) entered into with certain entities controlled by Michael D. Eisner and Madison Dearborn Partners (the ‘‘Buyers’’). I voted against the Merger Agreement when it was submitted to a vote of the Company’s Board of Directors because I believe that the proposed buyout is not in the best interests of the Company’s shareholders and does not maximize shareholder value.

The merger consideration, in my belief, represents a discount to the fair value of the Company and is inadequate. Furthermore, I believe that the process that led to the signing of the Merger Agreement was flawed in that the Board of Directors did not shop the Company and thus failed to maximize the competitive dynamics of a sale transaction that would have garnered the highest price available. Instead of selling the Company for a premium of approximately 3%1, the Board could have taken steps similar to those that are likely to be taken by the private equity buyers of the Company. As I have suggested on numerous occasions, the Company could return excess cash to shareholders, leverage its balance sheet, strengthen management, cut costs more aggressively and continue to grow the business for the benefit of the public shareholders.

As directors, we have fiduciary obligations to the Company and its shareholders to ensure that the Company takes all appropriate steps to maximize shareholder value. In accordance with my fiduciary duties as a director of the Company, it is incumbent upon me to take any actions that I believe are necessary to prevent the consummation of a transaction that does not provide full and fair value to the Company’s shareholders.

Since the Board of Directors has decided to pursue this transaction over the significant concerns which I have continually and repeatedly voiced to the Board, I intend to actively solicit votes and campaign against the proposed transaction. I will do this together with Crescendo Partners II, L.P., Series Y, a large shareholder of the Company of which I am a Managing Director.

Very Truly Yours,
/s/ Arnaud Ajdler
Director

[1]	Based on the average closing prices of the last 20 trading days

Annex E-2

March 14, 2007

BY EMAIL AND FACSIMILE

Board of Directors of The Topps Company, Inc.
c/o Ms. Holly K. Youngwood
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Dear Fellow Members of the Board:

Yesterday morning, the Board of Directors of The Topps Company, Inc. (‘‘Topps’’ or the ‘‘Company’’) set a new low in corporate governance. As described in Topps’ Form 8-K, the actions approved yesterday by a seven-to-three vote of the Topps board are an insult to corporate democracy and the Company’s shareholders. One day, a Harvard Business School case study describing the actions of this Board will be taught in business schools as a clear illustration of poor corporate governance.

•	Ad Hoc Committee: The Board appointed Allan Feder and Stephen Greenberg with the power to monitor day-to-day developments during the ‘‘go-shop’’ period and made clear that the Ad Hoc Committee, of which Tim Brog and I are members (with Messrs. Feder and Greenberg), no longer has such authority because in the Board’s view, Mr. Brog and I could not adequately represent the best interests of the Company’s shareholders. I strongly disagree. My views should be clear to the Board. I will not support a transaction which fails to maximize value for Topps’ shareholders. In my opinion, the announced merger agreement does not maximize value. Common sense would tell you that Tim Brog and I would be true proponents of maximizing value during the ‘‘go-shop’’ period as opposed to two directors who support the ill-advised transaction between the Company and a buyout group led by Michael Eisner and Madison Dearborn Partners, LLC. Please note that my primary opposition to the proposed transaction stemmed from what I believe to be an inadequate offer price. In light of the Board’s actions yesterday, it should be clear that the Board’s process is just as egregious and inadequate as the offer price.

•	Creation of an Executive Committee: Yesterday morning the Board created an Executive Committee consisting of Messrs. Feder, Greenberg, Mauer, Nussbaum and Shorin. The support that Tim Brog, John Jones and I received at last year’s annual meeting provided a strong signal that the shareholders of the Company were ready to have representatives in the boardroom who are committed to focusing on the shareholders’ best interests. The creation of the Executive Committee is a blatant step to delegate virtually all actions of the Board to these five members, in repudiation and total disregard of the wishes of the majority of Topps’ shareholders at a time when they most need full representation of their best interests in the boardroom. Common sense would tell you that good corporate governance allows for and even encourages good-faith disagreement among Board members, not the establishment of an Executive Committee to silence opposing views.

•	False and Misleading Statement: I have asked the Board to correct what I believe is a misleading statement given to the press by a Company spokeswoman. The Wall Street Journal, on March 7, 2007, wrote: ‘‘’Over the past two years, we have been working with Lehman Brothers to examine all opportunities to deliver value, and no other superior proposals emerged in that time frame,’ said a spokeswoman to the company.’’ That statement gives the false impression that Topps was shopped or that alternative proposals were solicited before entering into a merger agreement at $9.75.

•	Ramrodding of Board actions: Yesterday, a telephonic Board meeting was held. None of the three directors who voted against the merger agreement were provided with an agenda. When a motion to have Topps issue corrective disclosure was duly made and seconded at yesterday’s Board meeting, it was ruled out of order by Mr. Shorin, the Chairman of the Board, because he said it was not on the agenda. This motion was no different than any other matter discussed at yesterday’s Board meeting other than the fact that a majority of the Board did not like the duly raised motion. Is this what this majority of the Board believes to be good corporate governance?

•	Mischaracterization of my comments: You quote my March 6, 2007 letter and characterize my opposition to the deal as stemming solely from the fact that the process that led to the Merger Agreement was flawed because the Board did not shop the Company. You conveniently forget to mention that my opposition to the deal first and foremost stems from the fact that the price is inadequate. At a 3% premium based on the average closing prices of the last 20 trading days, this buyout is not in the best interests of the Company’s shareholders and does not maximize shareholder value. If a sufficiently attractive offer does not surface for Topps and shareholders decide to vote down the merger agreement, I intend, along with Crescendo Partners, to nominate a slate of directors to replace the current Board. Despite what the Board alleges my intention to be in the Form 8-K, this would not be for the purpose of taking control of the Company, but in order to maximize value for all shareholders. In fact, Crescendo Partners has been in situations like this before. In 2005, Crescendo Partners solicited proxies to have shareholders vote against a merger agreement between Computer Horizons Corp. (a public company in which Crescendo Partners had a substantial investment) and another public company, which valued Computer Horizons’ common stock at approximately $3.00 per share. Crescendo Partners believed the transaction undervalued Computer Horizons’ shares and that the transaction was not in the best interests of Computer Horizons’ shareholders. After successfully campaigning to block the ill-advised merger, Crescendo Partners then ran a successful proxy contest to elect an alternate slate of directors committed to maximizing shareholder value. Computer Horizons has since sold its major business units in three transactions and declared a liquidating distribution of $4 per share to its shareholders in the first of what is expected to be a series of liquidating distributions aggregating approximately $4.75 per share. Our intentions with respect to Topps are no different and we will not allow them to be mischaracterized.

I strongly urge the Company to reconstitute the Ad Hoc Committee, to disband the Executive Committee and to make corrective disclosure. Topps continues to ignore the will of its shareholders and continues to be run as a private club. This must stop.

Yours truly,

/s/ Arnaud Ajdler

2